Exhibit 10.55

TERMINATION

AND TRANSITION AGREEMENT BY AND AMONG
AMGEN INC.

AND

AMGEN MANUFACTURING LIMITED AND
GLAXO GROUP LIMITED

1

TERMINATION AND TRANSITION AGREEMENT

This Termination and Transition Agreement (this “Agreement”) is entered into on this 1st day of April 2014 by and between (1) Amgen Inc., a Delaware corporation with its principal place of business at 1 Amgen Center Drive, Thousand Oaks, CA 91320, USA (“Amgen Inc”), (2) Amgen Manufacturing Limited, a corporation incorporated under the laws of the Islands of Bermuda with its principal place of business at Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda (“Amgen”), and (3) Glaxo Group Limited, registered in England as company number 305979, doing business as “GlaxoSmithKline” and having its principal office at 980 Great West Road, Brentford, Middlesex, TW8 9GS, United Kingdom (“GSK”). Each of Amgen Inc, Amgen and GSK is sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Amgen Inc is a biotechnology company that researches, develops, manufactures and commercializes novel therapeutics to treat grievous illness;

WHEREAS, Amgen Inc has developed the proprietary product Ivory for the treatment of certain diseases and conditions;

WHEREAS, on 26 July 2009, Amgen Inc and GSK entered into (i) a collaboration agreement with respect to the commercialization of Ivory in the Collaboration Territory (as defined therein), as amended (collectively, the “Collaboration Agreement”) which is attached as Annex A hereto, and (ii) a separate expansion agreement whereby GSK agreed to commercialize Ivory as specified therein in the Expansion Territory (as defined therein) (the “Expansion Agreement”);

WHEREAS, Amgen Inc and GSK now desire to mutually terminate the Collaboration Agreement (but not the Expansion Agreement) and to transfer to Amgen and/or its Affiliates the activities assigned to GSK and related rights granted to GSK under the Collaboration Agreement in all countries of the Collaboration Territory except Australia, and to amend the Collaboration Agreement with respect to Australia in accordance with the terms set out herein; and

WHEREAS, Amgen requires, and GSK is willing to provide, certain services, assistance and support to Amgen and/or its Affiliates until completion of the transfer of all the activities assigned to GSK on the terms set out herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, and intending to be legally bound, the Parties agree as follows:

1.	DEFINITIONS

1.1.
The following terms used in this Agreement shall have the meanings set forth below, and any other capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Collaboration Agreement.

1.1.1.	“2014 Brand Plan” means the Brand Plan for Ivory established by the Joint Brand Team under the Collaboration Agreement for the year 2014.

2

1.1.2.	“Agreement” has the meaning set out in the preamble to this Agreement.

1.1.3.	“Amgen” has the meaning set out in the preamble to this Agreement.

1.1.4.	“Amgen Inc” has the meaning set out in the preamble to this Agreement.

1.1.5.	“Amgen Indemnitees” means Amgen Inc, its Affiliates, and their respective directors, officers, employees, agents and representatives.

1.1.6.	“Amgen Reps” has the meaning set out in Section 5.2.2.

1.1.7.	“Anticipated Transition Date” has the meaning set out in Section 3.2.

1.1.8.	“Australia Agreement” has the meaning set out in Section 4.5.

1.1.9.
“Business Day” means a day on which banking institutions in London, England and Zurich, Switzerland are open for business, excluding any Saturday or Sunday and the nine (9) consecutive calendar days beginning on December 24th and continuing through January 1st.

1.1.10.	“Collaboration Agreement” has the meaning set out in the Recitals to this Agreement.

1.1.11.	“Collaboration Territory” has the meaning set out in the Recitals to this Agreement.

1.1.12.
“Commercially Reasonable Efforts” means, with respect to activities of a Party under this Agreement and the Transition Plan, the efforts and resources typically used by that Party in the conduct of such activities with respect to products of comparable market potential, taking into account all relevant factors, and, in any event, the exercise of no less than reasonable care, diligence and skill. For purposes of clarity, Commercially Reasonable Efforts will be determined on a country-by-country basis within the Transition Territory and shall take into consideration the anticipated Transition Date for each such country. Notwithstanding the foregoing, Commercially Reasonable Efforts will be deemed satisfied where the specific efforts outlined in the Transition Plan, if any, have been met.

1.1.13.	“CSOs” has the meaning set out in Section 5.2.2.

1.1.14.	“Effective Date” means 1 April 2014.

1.1.15.
“Employment Liabilities” means all wages, salaries, bonuses, commissions, employers’ national insurance contributions and other Taxes and other periodic outgoings (including pensions contributions) (or equivalent payment obligations) attributable to the employment of any employees, and all compensation, awards, losses, costs, claims, fines, penalties, damages, expenses (including legal and other professional expenses) or liabilities, including in respect of Taxes, relating to employment/termination of employment.

1.1.16.	“Expansion Agreement” has the meaning set out in the Recitals to this Agreement.

1.1.17.	“GSK” has the meaning set out in the preamble to this Agreement.

1.1.18.	“GSK Reps” has the meaning set out in Section 5.2.2.

1.1.19.	“GSK Staff” has the meaning set out in Section 10.2.1.

3

1.1.20.	“Letter of Intent” means the letter of intent regarding the terms of the Australia Agreement, attached hereto as Schedule 4.5.

1.1.21.	“Material Activities” means the activities which are indicated to constitute Material Activities in the column entitled “Category” of the Transition Plan.

1.1.22.
“Material Change” means any changed market or economic condition, circumstance, or effect (i) that has had, or would reasonably be expected to have, individually or in the aggregate, a material effect on Ivory in any country or countries of the Transition Territory, (ii) that is capable of remedy through reasonable changes to the Transition Plan (subject always to GSK’s limit on Detailing as provided in the Country Plans implementing the 2014 Brand Plan for the applicable country) and such remedy cannot reasonably be effected without GSK’s participation, and (iii) that, without such remedy, would prevent GSK from performing or transferring Material Activities to Amgen or would prevent Amgen from assuming responsibility for Material Activities. Notwithstanding the foregoing, a “Material Change” shall not include any changed market or economic condition, circumstance or effect, individually or in the aggregate, (A) relating to the economy in general in the specific country or countries of the Transition Territory or in any jurisdiction in which Amgen or any of its Affiliates has operations or conducts business related to Ivory, or (B) affecting the pharmaceutical industry in general, including changes in Applicable Laws. Force Majeure events shall be handled in accordance with Section 15.4.

1.1.23.	“Milestone A” has the meaning set out in Section 3.6.

1.1.24.	“Milestone B” has the meaning set out in Section 3.6.

1.1.25.	“Notice Date” has the meaning set out in Section 13.1.

1.1.26.	“Other Activities” means the activities which are indicated to constitute Other Activities in the column entitled “Category” of the Transition Plan.

1.1.27.	“Party” has the meaning set out in the preamble to this Agreement.

1.1.28.	“Physicians” shall mean primary care physicians and secondary care physicians.

1.1.29.
“Product Data” means all data, reports, records and materials in the possession or control of GSK or its agents that relate to Ivory, which includes, but is not limited to, all such data which were provided to or generated by GSK and/or its Affiliates or its agents pursuant the Designated GSK Activities as well as any other commercial and non-commercial activities carried on by GSK and/or its Affiliates with respect to Ivory solely in the Collaboration Scope under the Collaboration Agreement or this Agreement, such as scientific and commercial materials, customer data relating to Ivory Detailing or other customer related activities (e.g., Physician personal data), market research information and any on-going patient research carried out by or on behalf of GSK or its Affiliates. For the avoidance of doubt, “Product Data” shall not include any of the foregoing categories of information to the extent it was in GSK’s possession prior to the Effective Date of the Collaboration Agreement (except to the extent used by GSK under the Collaboration Agreement, provided that GSK shall have the right to redact the same to exclude any information that GSK reasonably deems proprietary to it), or was otherwise generated by GSK outside of the Collaboration Agreement or this Agreement. Furthermore, notwithstanding the scope of the definition of “Product Data,” GSK shall be required to transfer only the Product Data set forth in the Transition Plan, subject to, and in accordance with all of the requirements, of Section 4.1.1.

4

1.1.30.	“PV Agreement” means the First Amended and Restated Safety Agreement between Amgen Inc and GSK concerning the Collaboration Territory dated 15 July 2013.

1.1.31.	“Rules” has the meaning set out in Section 15.1.

1.1.32.	“Services Payment” has the meaning set forth in Section 9.2.

1.1.33.	“Term” has the meaning set out in Article 13.1.

1.1.34.	“Termination Payment” has the meaning set out in Section 9.1.1.

1.1.35.	“Transition” has the meaning set out in Section 3.2.

1.1.36.	“Transition Budget” has the meaning set forth in Section 3.4.

1.1.37.	“Transition Date” means the date as determined in accordance with Section 3.6.

1.1.38.	“Transition Manager” has the meaning set out in Section 5.1.2.

1.1.39.	“Transition Plan” means the transition plan set forth on Schedule 3.4(a).

1.1.40.	“Transition Territory” has the meaning set out in Section 2.1.1.

1.2.
References to Articles, Sections and Schedules are to articles, sections and schedules of this Agreement unless otherwise specified. Headings and captions in Articles, Sections and Schedules are inserted for convenience of reference only and are not intended to be part of or affect the meaning or the interpretation of this Agreement.

1.3.
Article 1 of the Collaboration Agreement (Definitions) shall survive termination of the Collaboration Agreement and is incorporated by reference into this Agreement to the extent required in order to give effect to the other surviving provisions of the Collaboration Agreement.

1.4.
With respect to any provision of the Collaboration Agreement that is expressly incorporated by reference into this Agreement, the terms “Agreement”, “Effective Date”, “Term” or “Parties” shall have the meanings set out in this Agreement, unless the context otherwise requires.

2.	TERMINATION OF THE COLLABORATION AGREEMENT

2.1.	Mutual Termination. GSK and Amgen Inc hereby agree that:

2.1.1.
the Collaboration Agreement is unconditionally and irrevocably terminated as of midnight US Eastern time March 31, 2014, with respect to all countries in the Collaboration Territory except for Australia (the “Transition Territory”); and

2.1.2.	the provisions of this Agreement shall apply as from the Effective Date solely with respect to theTransition Territory.

2.2.
Survival. Except (i) with respect to the Transition Territory, to the extent and for the periods expressly set out in Schedule 2.2 or elsewhere in this Agreement, and (ii) with respect to Australia, the provisions of the Collaboration Agreement shall not survive termination of the Collaboration Agreement.

5

2.3.
References to Termination and Collaboration Scope. All references in this Agreement to termination of the Collaboration Agreement shall be deemed to refer to termination of the Collaboration Agreement solely with respect to the Transition Territory and shall not include termination with respect to Australia. References to Collaboration Scope in this Agreement to define the Parties’ obligations hereunder shall mean the Collaboration Scope solely as it applies to the Transition Territory.

2.4.
No Release from Pre-Existing Liability. Termination of the Collaboration Agreement hereunder will not release either GSK or Amgen Inc from any liability (including any payment obligations) that, at the time of the Effective Date, has already accrued to GSK or Amgen Inc., respectively, or which is attributable to activities under the Collaboration Agreement prior to the Effective Date.

3.	GENERAL OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT

3.1.
Mutual Cooperation. The Parties’ intent with regard to their respective rights and obligations under this Agreement is to effect a complete and timely transition that ensures reasonable continuity in the promotion and commercialization of Ivory in the Collaboration Scope in each country of the Transition Territory and the maintenance of key customer and stakeholder relationships during the Transition. The Parties and their respective Affiliates shall reasonably cooperate with each other in connection with the performance of the Transition activities contemplated in this Agreement, including making available on a timely basis to the other Party such personnel, information or records (or copies thereof) as may be reasonably requested with respect thereto (as well as any material updates to any information previously provided), provided that such cooperation shall not unreasonably disrupt the normal operations of the Parties and their respective Affiliates.

3.2.
GSK Obligation. GSK shall provide (and/or cause one or more of its Affiliates to provide) to Amgen or its Affiliates the following services during the Term: GSK will use Commercially Reasonable Efforts to effect a smooth and orderly transition of Material Activities and Other Activities to Amgen or its Affiliates, as set forth in this Agreement and the Transition Plan by the date set forth for each country in Schedule 3.2 (each such date, an “Anticipated Transition Date”) or by December 31, 2014 (the “Transition”). GSK will use Commercially Reasonable Efforts to meet its obligations to execute Designated GSK Activities within the Collaboration Scope solely if, and to the extent, provided in the Transition Plan or otherwise in this Agreement. For the avoidance of doubt, the Country Plans implementing the 2014 Brand Plan provide the maximum level of GSK Designated Activities that GSK will be required to perform under the Transition Plan with respect to the applicable country, and under no circumstances, including amendments to the Transition Plan in accordance with Section 3.4.2, shall GSK be required to conduct Details in any country of the Transition Territory in excess of those set forth in such Country Plans. If GSK and its Affiliates perform some or all of their services hereunder through Third Parties, to the extent permitted under this Agreement, GSK will be responsible for compliance by its Affiliates and such Third Parties with this Agreement and will be responsible for all acts and omissions of such Affiliates and Third Parties as if committed or omitted by GSK.

3.3.
Amgen Obligation. Amgen Inc and Amgen will use Commercially Reasonable Efforts to meet their respective obligations as further outlined in this Agreement and the Transition Plan, in cooperation with GSK, to ensure that the Transition is effected in a smooth and orderly manner and within the timeframe specified therein. Without limiting the foregoing, if GSK is required to complete a task in a specified timeframe in the Transition Plan or this Agreement, and such timing is subject to agreement of, or actions or responses by Amgen or Amgen Inc., then Amgen or Amgen Inc., as applicable, shall use Commercially Reasonable Efforts to agree, act or respond in a manner that does not impact GSK’s ability to carry out its obligations under the Transition Plan and this Agreement in the timelines agreed by Amgen Inc and GSK. Amgen or Amgen Inc and their respective Affiliates shall have the right to perform

6

all such actions themselves or through such Third Parties as they may wish to engage in their sole discretion; provided, that Amgen or Amgen Inc will be responsible for compliance by such Affiliates and Third Parties with this Agreement and will be responsible for all acts and omissions of such Affiliates and Third Parties as if committed or omitted by Amgen or Amgen Inc..

3.4.	Transition Plan.

3.4.1.
As of the Effective Date, the Parties have mutually agreed to the Transition Plan attached hereto as Schedule 3.4(a) that governs the conduct of Material Activities and Other Activities by GSK, Amgen Inc and Amgen across all countries in the Transition Territory. In addition, the Parties have agreed to country-specific budgets applicable to the conduct of the Transition in such country, which are attached hereto as Schedule 3.4(b) (the “Transition Budget”). Notwithstanding the foregoing, the Country Teams may agree to conduct activities in addition to the requirements of the Transition Plan, which additional activities will be communicated to the Transition Managers; provided, that (a) non-performance of any additional activities agreed by a Country Team shall not affect payment of the Termination Payment to GSK, which shall be based solely on completion of the Material Activities that have been defined as of the Effective Date as provided in Section 9.1, and such additional activities shall not be included in the Transition Budget; and (b) the Service Payment payable to GSK under Section 9.2 shall be deemed to cover all items in the Transition Budget, regardless of the actual amounts budgeted or spent.

3.4.2.
None of the Parties may make unilateral changes to the Transition Plan; provided that the Parties may from time to time make such changes to the Transition Plan as they mutually agree in writing as described in this Section 3.4.2. If a Party desires to amend the Transition Plan, then the Transition Manager for such Party shall discuss such change with the Transition Manager from the other Party. If the Transition Managers agree to amend the Transition Plan, then Amgen’s Transition Manager shall promptly notify the Country Teams of the same in writing as approved by GSK’s Transition Manager. The Transition Managers are not required to agree to any amendment to the Transition Plan, and in the event the Transition Managers cannot agree to any particular amendment, the status quo shall apply save as provided below in this Section 3.4.2. Notwithstanding the foregoing, if a Material Change occurs in a country of the Transition Territory prior to the Anticipated Transition Date that was not reasonably foreseeable as of the Effective Date, then either Amgen or GSK may request the other Party to amend the Transition Plan, solely with respect to the country or countries that are affected by such Material Change, in a manner that reasonably addresses the changed circumstances and that seeks to achieve their respective intentions in entering into this Agreement, and the Party to whom such request has been made shall not unreasonably withhold or delay its consent to the requested amendment. For the avoidance of doubt, the decision-making provisions of the Collaboration Agreement do not apply to the amendment of the Transition Plan.

3.4.3.
GSK shall provide a report to Amgen not later than June 15, 2014 setting forth the estimated budget allocated by GSK to conduct the Transition in respect of the third calendar quarter of 2014; for the avoidance of doubt, the column entitled “Q2” in the Transition Budget covers such information for the second calendar quarter of 2014. In addition, not later than July 15, 2014 and October 15, 2014, respectively, GSK shall provide a report to Amgen showing the costs incurred by GSK on a country-by-country basis to conduct the Transition in respect of the second calendar quarter and third calendar quarter of 2014, respectively. Each of the reports described herein shall be delivered to Amgen’s Transition Manager, and shall reflect the information in US Dollars, split between “Direct Operating Expenses and “FTE Expenses”.

7

3.5.	Other. The following provisions shall apply in respect of the Parties’ activities within the Collaboration Scope and the Transition during the Term:

3.5.1.
the provisions of this Agreement, including certain provisions of the Collaboration Agreement that are stated in Schedule 2.2 or elsewhere in this Agreement to survive and are accordingly incorporated by reference herein (including as amended by this Agreement), shall apply to all countries within the Transition Territory;

3.5.2.	to the extent that there is any inconsistency between the Transition Plan and the remaining provisions of this Agreement, the remaining provisions of this Agreement will control; and

3.5.3.	the PV Agreement shall remain in full force and effect during the Term of this Agreement and thereafter in accordance with section 11.7 of the PV Agreement.

3.6.
Determination of Transition Date; Milestones. The date on which completion of all of the Material Activities set out in the Transition Plan with respect to a particular country has occurred, as agreed in writing by the Transition Managers based on the recommendation of the applicable Country Team, shall be deemed the “Transition Date” for such country. The Parties will use Commercially Reasonable Efforts to align the Transition Date for such country with the Anticipated Transition Date for such country. GSK shall notify Amgen in writing when it reasonably believes that it has completed all of the Material Activities set out in the Transition Plan with respect to a country. If, after receipt of such notice the Country Team or Transition Managers cannot agree that the Material Activities have been completed, then Amgen shall provide written notice in sufficient detail to GSK explaining what Material Activity has not been completed. If GSK receives such written notice and GSK disagrees with Amgen’s assertion, then GSK, Amgen or Amgen Inc may refer such disagreement for resolution in accordance with Section 15.1. “Milestone A” shall be deemed to have been achieved upon occurrence of the Transition Date in respect of all the countries set forth on Schedule 9.1.1.2 (as determined by the Transition Managers or in accordance with Section 15.1) and “Milestone B” shall be deemed to have been achieved upon occurrence of the Transition Date in respect of all the countries set forth on Schedule 9.1.1.3 (as determined by the Transition Managers or in accordance with Section 15.1).

4.	SPECIFIC TRANSITION ACTIVITIES

4.1.
Transition Activities. GSK, Amgen and Amgen Inc and/or each of their respective Affiliates shall use Commercially Reasonable Efforts to conduct the Material Activities and Other Activities set forth in the Transition Plan as described in Article 3, and in accordance with the specific provisions of this Article 4.

8

4.1.1.	Transfer of Product Data.

4.1.1.1.
GSK will transfer to Amgen or its designee, at no cost, all Product Data that is specifically described in the Transition Plan with the goal of completing such transfer by the Anticipated Transition Date and in accordance with this Section 4.1.1. Transfers of Product Data will be in electronic format reasonably usable by Amgen, unless otherwise agreed between the Parties, acting reasonably, and will include original hardcopies or duplicate copies thereof if legally required. For Product Data in electronic format, the Parties shall use such system as may be mutually agreed by the Parties for such purpose and such system shall remain active until all Material Activities are completed in all countries of the Transition Territory. Product Data will be exchanged via common industry-standard interchange formats wherever possible, and the final form and format shall be agreed between the Parties prior to each data transfer; provided, that GSK shall be permitted to return Product Data to Amgen in the same format in which it was provided to GSK (solely where such format was not subsequently materially amended by GSK), without further modification or discussion with Amgen.

4.1.1.2.
Notwithstanding the foregoing or anything to the contrary in this Agreement or the Transition Plan, GSK shall be responsible for transfer of Product Data to the extent permitted by Applicable Laws, including data privacy laws applicable in each country of the Transition Territory. Where such Applicable Laws require either consent of an individual or notification to or approval of a local data privacy authority to transfer such Product Data, then GSK shall use the specific efforts as set forth in the Transition Plan to obtain such consent or approval or to make such notification; provided, that Amgen or its Affiliates shall provide reasonable assistance as requested by GSK. GSK shall provide to Amgen within two (2) Business Days of the Effective Date copies of the Transition Territory country-specific data privacy consent forms that GSK sends to Physicians in those countries. Where consent or approval cannot be obtained using the efforts set forth in the Transition Plan, such Product Data shall not be transferred to Amgen, and GSK’s obligation with respect to such Material Activity shall be deemed satisfied.

4.1.1.3.
GSK shall have no obligation to take steps to transfer Product Data that is in the possession of Amgen or Amgen Inc (as promptly confirmed in writing by Amgen or Amgen Inc., as applicable, or as determined as set forth in the Transition Plan), or resides on the existing Sharepoint site or Amgen Media Portal.

4.1.1.4.	Amgen will comply with Applicable Laws, including data privacy laws, with respect to the processing and storing of Product Data received from GSK under this Agreement.

9

4.1.2.
Detailing Activities. In accordance with the Transition Plan and this Agreement, GSK shall continue to Detail Ivory in each country of the Transition Territory within the Collaboration Scope and to conduct the Designated GSK Activities until the Transition in respect of such country is completed in accordance with this Agreement. GSK shall ensure that representatives of GSK and/or its Affiliates and/or any CSO (as defined below) engaged by or on behalf of GSK and/or its Affiliates fulfill and document completion of all Details per representative that is stipulated in the Transition Plan, which number of Details shall not be more than GSK would be obligated to conduct in the same period in the same country under the existing agreed 2014 Brand Plan as implemented by the applicable Country Team, and no new coverage or frequency shall be required.

4.1.3.
Customer Introduction. GSK will use Commercially Reasonable Efforts to facilitate a face-to- face introduction between each Physician to which it Details Ivory and an Amgen Rep; provided that such Physician consents to such introduction in accordance with Section 4.1.1.2, as further described in this Section 4.1.3 and the Transition Plan. After transfer of Product Data described in Line Refs. 1 and 2 of the Transition Plan to Amgen or its Affiliates, the Country Teams shall meet to agree on prioritization of introductions and a schedule for such introductions. If the Country Team cannot agree on prioritization, Amgen shall have the final decision with respect to which Physicians to prioritize. For the avoidance of doubt, if introductions are not possible because consent was not obtained, then GSK’s obligation to facilitate such meeting shall be deemed satisfied. Further, if any Physician provides consent in accordance with Section 4.1.1.2 after the time period for response set out in the Transition Plan, then GSK shall nevertheless use Commercially Reasonable Efforts to facilitate an introduction between the Amgen Rep and such Physician. In addition, GSK shall provide to Amgen the Product Data for which it has consent to transfer regardless of when consent is received, until December 31, 2014. In all cases, the meeting schedule shall take into account the number of introductions that can reasonably occur within the time period remaining before the Anticipated Transition Date for the applicable country, and the number of Details to be performed during that period. Notwithstanding the foregoing, Amgen shall instruct all Amgen Reps that attend a face-to-face introduction that they are not permitted to be in attendance with a GSK Rep for such portion of any Detail call during which the GSK Rep is Detailing products other than Ivory (e.g., the Amgen Rep would step out of the call or meeting during that portion), and all such Amgen Reps shall not be permitted to attend such portion of any Detail call during which the GSK Rep is Detailing products other than Ivory.

4.2.
Applicable Collaboration Agreement Provisions. The provisions of the Collaboration Agreement set out in and amended by Schedule 2.2 that relate to ‘Promotional Materials’ (Section 3.10), ‘Reporting’ (Section 3.11.1), ‘Medical Inquiries and Product Inquiries’ (Section 3.12), ‘Samples’ (Section 3.13), ‘Diligence and Performance Standards’ (Section 4.2), ‘Violation of Laws’ (Section 4.4), ‘Use of Affiliates and Third Party Contractors’ (Section 4.5), ‘Affiliates’ (Section 4.6) and ‘Management of Personnel’ (Section 4.7) shall survive termination of the Collaboration Agreement and are incorporated by reference herein, but with respect to GSK, solely to the extent such provisions apply to the conduct of the Transition Plan in accordance with this Agreement.

4.3.
Default Allocation of Responsibilities. To the extent that the responsibility of the Parties is not otherwise regulated by the terms of the Transition Plan or this Agreement, the provisions of the Collaboration Agreement set out in and amended by Schedule 2.2 that relate to ‘All Sales by Amgen’ (Section 3.7), ‘Training’ (Section 3.8) and ‘Non-Commercial Activities’ (Section 3.14) shall survive termination of the Collaboration Agreement and are incorporated by reference herein, but with respect to GSK, solely to the extent such provisions apply to the conduct of the Transition Plan in accordance with this Agreement.

10

4.4.
Amended and Restated Collaboration Agreement for Australia. The Parties shall enter into an Amended and Restated Collaboration Agreement with respect to the Detailing and commercialization of Ivory in Australia, on or before September 1, 2014 (the “Australia Agreement”), as further described in the Letter of Intent attached hereto as Schedule 4.5.

5.	GOVERNANCE

5.1.	Governance bodies.

5.1.1.
The following bodies as established under the Collaboration Agreement shall remain in operation during the Term to govern the activities of the Parties under this Agreement (provided to the extent that a body is responsible for a specific country, then such body shall cease to operate after the Transition Date relating to that country (-ies) unless otherwise agreed between the Parties): (i) each Country Team, and (ii) the Patent Coordinators.

5.1.2.	In addition, Amgen and GSK shall each appoint a single transition manager (“Transition Manager”), who shall have the responsibilities set out in Section 5.4.

5.1.3.
Subject to the terms of this Agreement and Applicable Laws, the decisions of such teams and committees will be made with the interests of effecting a smooth and orderly Transition, and in accordance with the discretion and business judgment of the members thereof, acting in good faith.

5.2.	Country Teams.

5.2.1.
Each Country Team as established under the Collaboration Agreement will be responsible for: (i) implementing and overseeing the Transition in accordance with this Agreement, the Transition Plan in their relevant country(-ies), the Transition Budget and the Anticipated Transition Date applicable to such country; (ii) coordinating the review of any Promotional Materials and training materials to be used to train GSK representatives that are Detailing Ivory during the Term, subject to the last sentence of this Section 5.2.1; and (iii) promptly notifying the Transition Managers in writing when all of the Material Activities set out in the Transition Plan that is/are expressed to relate to such country(-ies) have, in their view, been completed. Each Country Team will also be the appropriate forum to discuss terms of the Transition Plan that applies(-y) to it. For the avoidance of doubt, the Parties do not expect the generation or development of any new Promotional Materials for use by GSK Reps during the Term of this Agreement, except to communicate changes to Ivory’s label as required by Regulatory Authorities and all such materials will be subject to review by GSK’s commercial and medical functions prior to use by GSK Reps.

5.2.2.
The members of each Country Team shall have the right to invite non-members of the Country Team to attend meetings if needed to fulfill particular objectives of such meeting. Such non- member representatives shall include sales representatives of Amgen and/or its Affiliates and/or any contract sales organizations (or similar entities) (“CSOs”) engaged by or on behalf of Amgen and/or its Affiliates to Detail Ivory in the Collaboration Scope (the “Amgen Reps”) and representatives of GSK and/or its Affiliates and/or any CSO engaged by or on behalf of GSK and/or its Affiliates (the “GSK Reps”) for the purposes of ensuring proper communication regarding handover issues.

11

5.2.3.
The provisions of the Collaboration Agreement set out in and amended by Schedule 2.2 that relate to ‘Meetings’ (Section 2.13.1), ‘Reporting’ (Section 2.13.2) and ‘Decision Making’ (Section 2.13.3) shall survive termination of the Collaboration Agreement and are incorporated by reference herein.

5.2.4.	As at the Effective Date, the membership of the Country Teams shall remain the same as prior to termination of the Collaboration Agreement.

5.3.    Patent Coordinators.

5.3.1.
The provisions of the Collaboration Agreement set out in Schedule 2.2 that relate to Patent Coordinators (Section 2.14) shall survive termination of the Collaboration Agreement and are incorporated by reference herein.

5.3.2.
As of the Effective Date, the Patent Coordinators shall remain the same and shall have the same scope of responsibility as prior to termination of the Collaboration Agreement, as amended as set forth in Schedule 2.2.

5.4.    Transition Managers.

5.4.1.
The Transition Managers will oversee the Parties’ interactions in between meetings of the Country Teams. The responsibilities of the Transition Managers shall consist of the following: (i) overseeing the Transition; (ii) directing and monitoring the implementation of the Transition Plan in accordance with their terms and this Agreement; (iii) encouraging and facilitating the co- operation and communication between the Parties on a day-to-day basis as it relates to this Agreement; (iv) resolving any issues that cannot be solved by the Country Teams; and (v) any other matters set forth to be within their remit under this Agreement. The Transition Managers will be the primary contact point between the Parties with respect to all matters arising during the Transition activities, and shall coordinate the Transition activities undertaken by the Parties, unless otherwise agreed herein. Each Party may replace its Transition Manager at any time upon giving no less ten (10) calendar days prior written notice to the other Party.

5.4.2.	The Transition Managers shall initially be: Beppe Cangelosi (appointed by Amgen) and Dipal Patel (appointed by GSK).

5.4.3.
The Transition Managers shall meet (by teleconference or video conference or otherwise) on a weekly or other reasonable regular basis as agreed upon by Amgen and GSK. Subject to the last sentence of Section 5.4.1, the Transition Managers shall remain in place until completion of the Transition activities or earlier, if agreed by Amgen and GSK. The first meeting will be held no later than fifteen (15) days after the Effective Date.

5.4.4.
The Transition Manager appointed by Amgen shall chair all meetings and shall be responsible for designating a secretary to record in reasonable detail and to circulate draft minutes of meetings to the Transition Managers for comment and review within five (5) calendar days after the relevant meeting. The Transition Managers jointly shall approve the final version of the minutes.

12

5.5.
Any material issues that cannot be resolved by the Transition Managers will be referred for mutual discussion and resolution to one (1) senior management member from each of Amgen and GSK (being a Vice President (or his or her designee) in the case of Amgen and SVP & Head of Europe Commercial Area (or his or her designee) in the case of GSK); provided that if no such resolution can be reached after good faith negotiation, then (subject to amendments due to Material Changes as set forth in Section 3.4.2) the status quo applies with respect to the conduct of activities under the Transition Plan; and provided, further that if the dispute concerns matters that affect Ivory on an above country level such as a safety issue, then in such case the final decision will be made by the Amgen senior management member. For clarity (and without prejudice to Section 3.4.2), the Amgen senior management member shall not have any authority to (i) amend the Transition Plan; (ii) increase the number of GSK FTEs or Details to be conducted by GSK in any country in the Transition Territory; (iii) determine unilaterally whether or not GSK has completed Material Activities or Other Activities as set forth in the Transition Plan; and (iv) require GSK to conduct any activity or use any materials in conflict with Applicable Laws or GSK’s internal policies or procedures. Any disagreements between Amgen and GSK regarding the subject matter set forth in the previous sentence may be resolved in accordance with Section 15.1.

5.6.
Appropriate Authority. Each of Amgen and GSK will ensure that the persons appointed by it to the aforementioned governance bodies have the appropriate level of seniority and decision-making authority to perform their respective appointed responsibilities. Furthermore, notwithstanding anything herein to the contrary, none of the aforementioned governance bodies will have any authority to amend, modify or waive compliance with this Agreement.

5.7.
Other Provisions. The provisions of the Collaboration Agreement set out in Schedule 2.2 that relate to ‘Internal Governance’ (Section 2.17) shall survive termination of the Collaboration Agreement and are incorporated by reference herein.

6.	DISTRACTING PRODUCTS

6.1.
The provisions of the Collaboration Agreement set out in and amended by Schedule 2.2 that relate to ‘Distracting Products’ (Article 8) shall survive termination of the Collaboration Agreement and are incorporated by reference herein.

7.	INTELLECTUAL PROPERTY MATTERS

7.1.
Continuing Cross-Licences; Ownership. The provisions of the Collaboration Agreement set out in and amended by Schedule 2.2 that relate to ‘Training’ (Section 3.8), ‘Information Concerning Ivory’ (Section 3.9), ‘Promotional Materials’ (Section 3.10), ‘Invention Ownership’ (Section ), ‘Copyright Ownership; Certain Confidential Information’ (Section 9.2), ‘Joint Ownership’ (Section 9.3), ‘License Grant by Amgen’ (Section 9.4), ‘License Grant by GSK’ (Section 9.5), ‘Prosecution and Maintenance’ (Section 9.6), ‘Defense and Settlement of Third-Party Claims of Infringement’ (Section 9.7), ‘Enforcement’ (Section 9.8), ‘Patent Term Extensions’ (Section 9.9), ‘Employee Agreements’ (Section 9.10), and ‘Trademarks’ (Section 9.11) shall survive termination of the Collaboration Agreement and are incorporated by reference herein.

7.2.
Assignment of IP Registrations. GSK will promptly, at its own expense (other than with respect to any fee payable to the relevant Governmental Authority in connection with the relevant assignment, which will be borne by Amgen), assign to Amgen all trademark and copyright registrations related to Ivory in the Collaboration Scope (or to labeling, package inserts or outserts, monographs or packaging materials or Promotional Materials for Ivory) that are in GSK’s name, if any. The foregoing is not meant to imply any right of GSK to own any filing or intellectual property except as may be expressly set forth in the Collaboration Agreement or this Agreement or agreed in writing between the Parties.

13

7.3.
Right to Use GSK Housemarks. In addition to Section 7.1 and Schedule 2.2, Amgen and its Affiliates shall have the right to use the GSK Housemarks as they appear on Product labels for such period of time as is required to complete variations and label changes to remove the GSK Housemarks. For the avoidance of doubt, the time periods specified for use by Amgen of GSK Housemarks in Section 9.11.3.2 of the Collaboration Agreement (with respect to Promotional Materials) and Section 14.9.2 of the Collaboration Agreement (with respect to labeling, package inserts or outserts, monographs, packaging materials and Promotional Materials) shall apply, mutatis mutandis, to the depletion by Amgen of inventory of Ivory bearing GSK Housemarks. Amgen and its Affiliates shall use Commercially Reasonable Efforts to complete all such variations and label changes by the Anticipated Transition Date for each country of the Transition Territory and in no event later than December 31, 2014; provided, that, solely with respect to Mexico, the Parties acknowledge and agree that the right of Amgen and its Affiliates to use the GSK Housemarks as they appear on Product labels shall continue after December 31, 2014 for so long as required to allow for removal of GSK Housemarks from the Product label in Mexico in accordance with Applicable Laws.

7.4.
Access to Database. During the Term of this Agreement, GSK shall continue to permit Amgen and its Affiliates to have access to the existing ZINC database solely for the purpose of and as necessary for, retrieval by Amgen and its Affiliates of Product Data or GSK’s transfer of Product Data to Amgen or its Affiliates.

8.	REGULATORY AND SAFETY; CONFIDENTIALITY

8.1.
General. The provisions of the Collaboration Agreement set out in and amended by Schedule 2.2 that relate to ‘Regulatory Matters - Communication and Filings’ (Section 10.1.1), ‘Regulatory Matters - GSK Obligations’ (Section 10.1.3), ‘Regulatory Matters - Labeling and Packaging Materials’ (Section 10.1.4), ‘Regulatory Matters - Regulatory and Safety Information’ (Section 10.1.5), ‘Brand Security and Anti- Counterfeiting’ (Section 10.2), ‘Product Technical Complaints; Recalls; and Returns’ (Section 10.3), ‘Confidentiality; Exceptions’ (Section 11.1), ‘Authorized Disclosure’ (Section 11.2), ‘Confidential Treatment of Terms and Conditions’ (Section 11.3), ‘Publications and Program Information’ (Section 11.6), ‘Attorney-Client Privilege’ (Section 11.7), and ‘Injunctive Relief’ (Section 11.8) shall survive termination of the Collaboration Agreement and are incorporated by reference herein. Following termination of this Agreement, medical inquiries with respect to Ivory will be referred by GSK to Amgen in accordance with instructions provided by Amgen.

8.2.
Transfer of Regulatory Filings. Promptly after the Effective Date, GSK will notify Amgen in writing of any Regulatory Filings in the Transition Territory related to Ivory that are in GSK’s possession in each country that were generated from regulatory activities that were: (a) led jointly by Amgen or its Affiliates and GSK; or (b) led by GSK in Croatia prior to its accession to the European Union. Amgen or its Affiliates shall respond to GSK in writing identifying the Regulatory Filings that Amgen or its Affiliates does not possess in accordance with the specific timelines set forth in the Transition Plan; provided, that if GSK does not receive a response within such timelines, then GSK’s obligation to transfer Regulatory Filings shall be deemed satisfied. If Amgen or its Affiliates identifies Regulatory Filings to be transferred, then GSK shall promptly transfer to Amgen or its Affiliates, at its own expense (other than with respect to any fee payable to the relevant Governmental Authority in connection with the relevant transfer, which will be borne by Amgen or its Affiliates), all such identified Regulatory Filings.

8.3.
Cooperation and Support. During the Term, each Party will provide such cooperation as legally required or otherwise mutually agreed in order to effect the completion of the Material Activities and Other Activities related to Regulatory Filings and Regulatory Approvals, including the transfer of Regulatory Filings from GSK to Amgen and the removal of GSK Housemarks from the Product label.

14

8.4.
Supplemental Regulatory Filings and Approvals. To the extent that Amgen or its Affiliates are required to obtain any Regulatory Filings and Regulatory Approvals to effect the Transition, Amgen or its Affiliates shall use Commercially Reasonable Efforts to obtain these (at its sole expense) as soon as practicable; provided, that GSK shall not be liable for any delays to the completion of Material Activities or Other Activities by GSK hereunder that are caused by an obligation of Amgen or its Affiliates under this Section 8.4.

9.	FINANCIAL TERMS

9.1.	Termination Payment.

9.1.1.	Amgen shall pay to GSK the following non-refundable, non-creditable amounts (together, the “Termination Payment”) in the following installments:

9.1.1.1.	USD 75,000,000 (seventy five million), payable within five (5) Business Days following the Effective Date;

9.1.1.2.
USD 75,000,000 (seventy five million), payable within five (5) Business Days following the date on which it is agreed by the Transition Managers (or as determined in accordance with Section 15.1 if applicable) in accordance with Section 3.6 that Milestone A has been achieved;

9.1.1.3.
USD 75,000,000 (seventy five million), payable within five (5) Business Days following the date on which it is agreed by the Transition Managers (or as determined in accordance with Section 15.1 if applicable) in accordance with Section 3.6 that Milestone B has been achieved; and

9.1.1.4.
USD 50,000,000 (fifty million), payable within five (5) Business Days following the date on which it is agreed by the Transition Managers (or as determined in accordance with Section 15.1 if applicable) in accordance with Section 3.6 that all Material Activities in all countries of the Transition Territory other than those listed in Milestone A and Milestone B have been achieved.

9.1.2.
The provisions of the Collaboration Agreement set out in Schedule 2.2 that relate to ‘Payments’ (Article 7) shall survive termination of the Collaboration Agreement and are incorporated by reference herein.

9.2.
Services Payment. Amgen shall pay to GSK a non-refundable, non-creditable payment of USD 15,000,000 (fifteen million) (the “Services Payment”) within five (5) Business Days following the Effective Date, in full and complete consideration for all of the Transition activities performed by GSK hereunder, as set forth in the Transition Budget.

9.3.
The payments set forth in Sections 9.1 and 9.2 shall be payable by wire transfer of immediately available funds in accordance with wire transfer instructions of GSK provided in writing to Amgen on or prior to the Effective Date. GSK shall send all invoices under this Agreement to Amgen Manufacturing Limited Road 31 km 24.6, Juncos, Puerto Rico 00777-4060, attention to: President and General Manager.

15

9.4.
The Parties hereby acknowledge and agree that, notwithstanding any provision of the Collaboration Agreement, the Termination Payment and the Services Payment are the aggregate amount payable by Amgen to GSK in connection with the mutual termination of the Collaboration Agreement pursuant to this Agreement. Except as expressly set out in this Agreement, neither Amgen nor any of its Affiliates shall be liable to pay any additional fees, milestone payments, tail payments, termination buy-out payments, royalties or other payments of any kind to GSK or any of its Affiliates arising out of or in connection with the termination of the Collaboration Agreement pursuant to this Agreement.

9.5.
All payments to be made under this Article 9 will be made without deduction or withholding for or on account of any present or future taxation unless Amgen is required by law to deduct or withhold such withholding tax. GSK shall be solely responsible for any tax liabilities relating to amounts received under this agreement, with the exception of any required withholding in Puerto Rico arising from the inclusion of Amgen Manufacturing, Limited as a party to this Agreement, which withholding shall be borne by Amgen and Amgen shall increase the relevant payment from Amgen Manufacturing, Limited to GSK by the amount of any such required withholding. GSK and Amgen will cooperate with respect to all documentation required by any tax authority or which may reasonably be requested by Amgen to secure a reduction in the rate of applicable withholding taxes or to permit Amgen to obtain a repayment of or credit for all withholding tax withheld for payments due to GSK.

9.6.
All payments within this Agreement are exclusive of Sales Tax or Value Added Tax. If any Sales Tax or Value Added Tax is properly chargeable in respect of any supply made under this Agreement, then the Sales Tax or Value Added Tax shall be charged in addition to the fees charged under this Agreement.

9.7.	For the avoidance of doubt, the Collaboration Profit (Loss) under the Collaboration Agreement shall not apply as of the Effective Date.

9.8.	Miscellaneous. Each Party shall bear all costs incurred by it or any of its Affiliates in connection with the preparation and negotiation of, and the entry into, this Agreement.

10.	EMPLOYMENT RELATED MATTERS

10.1.
During the period commencing on the Effective Date and ending upon the end of the Transition in each country of the Transition Territory, Amgen and its Affiliates shall not solicit any representative employed by GSK that is Detailing Ivory in compliance with the Transition Plan to leave the employment of GSK and accept employment or work with Amgen or its Affiliates unless such employment or work will commence after the Transition Date in respect of the country where the representative in question is employed. Notwithstanding the foregoing, nothing herein shall restrict or preclude the right of Amgen or its Affiliates to make generalized searches for employees by way of a general solicitation for employment placed in a trade journal, newspaper or website; provided, that if Amgen or its Affiliates determines that it will search for employees to fill general sales representative functions or other roles in support of Ivory during the Term of this Agreement, then Amgen or its Affiliates will use reasonable efforts to first consult with GSK to determine whether GSK has employees that are or have been Detailing Ivory or who have otherwise supported Ivory and who may be eligible and willing to apply for such general sales representative function or other role at Amgen or the applicable Amgen Affiliate. If such eligible GSK employees exist, then Amgen or its Affiliates shall use reasonable efforts to discuss such general sales representative function or other role with each such eligible employee and to consider employing him or her for such position in good faith.

10.2.
GSK will defend, indemnify, and hold harmless Amgen Indemnitees at GSK’s cost and expense, from and against all Losses (including all Employment Liabilities, where applicable) incurred or suffered by the Amgen Indemnitees arising from or in connection with:

16

10.2.1. the transfer or purported transfer of employment to Amgen or any of its Affiliates or any replacement contractor of Amgen or its Affiliates, of any person currently or previously employed or engaged by GSK or its Affiliates or any of their contractors or agents who was involved in the Designated GSK Activities (together, “GSK Staff”), howsoever arising including by operation of Applicable Laws in the Transition Territory; and

10.2.2. the termination by GSK or its Affiliates or any of its or their contractors or agents of the employment of any GSK Staff; and

10.2.3. any failure by GSK or its Affiliates, or any of its or their contractors or agents, to: (i) discharge in full any obligation to inform or consult GSK Staff about the transactions contemplated by this Agreement or its termination, or the termination of the Collaboration Agreement; or (ii) comply with its obligations in respect of GSK Staff in accordance with Applicable Laws, provided that GSK shall not be required to defend, indemnify, and hold harmless Amgen Indemnitees at GSK’s cost and expense from and against Losses that are incurred or suffered directly as a result of acts or omissions of Amgen or its Affiliates.

11.	RELATIONSHIP WITH EXPANSION AGREEMENT

11.1.	Accession to EU. If a country falls outside the scope of the Expansion Agreement as a result of its having acceded to the European Union after the Effective Date, the following provisions will apply:

11.1.1.	Amgen Inc and Amgen and their respective Affiliates will have the sole right to commercialize Ivory in the country upon such country acceding to the European Union; and

11.1.2.
the Expansion Agreement shall be deemed to terminate in respect of that country, and the provisions of Sections 12.9 and 12.10 of the Expansion Agreement shall apply accordingly; in particular, GSK will undertake Commercially Reasonable Efforts to effect a smooth and orderly transition of all commercial activities and responsibilities of GSK under the Expansion Agreement in respect of the country to Amgen or its Affiliate in such country, as soon as reasonably possible, to enable Amgen or its Affiliate in such country to continue the promotion and commercialization of Ivory in the Expansion Scope after such termination.

11.2.
Sales into Transition Territory. The Parties acknowledge that, under the Expansion Agreement, GSK is granted the sole responsibility for the conduct of all commercialisation activities (including selling and distributing) within the Expansion Scope (as defined therein) and is required to take reasonable steps (including as may be reasonably requested by Amgen) to ensure that Ivory sold by it is not used outside the Expansion Territory (as defined therein).

12.	INDEMNIFICATION AND INSURANCE

12.1.
The provisions of the Collaboration Agreement set out in Schedule 2.2 that relate to ‘Indemnity by GSK’ (Section 13.1), ‘Indemnity by Amgen’ (Section 13.2), ‘Claim for Indemnification’ (Section 13.4), ‘Defense of Third-Party Claims’ (Section 13.5) and ‘Insurance’ (Section 13.6) shall survive termination of the Collaboration Agreement and are incorporated by reference herein.

13.	TERM AND TERMINATION

13.1.
Term. This Agreement will become effective on the Effective Date and (without prejudice to Section 15.5) will expire on a country-by-country basis, in each case with effect on the close of business on the date on which all Material Activities and all Other Activities have been completed (as agreed in writing

17

by the Transition Managers) for that country (the “Term”). If Amgen, in good faith, reasonably believes that the Material Activities with respect to all countries in the Transition Territory have not been materially completed on or before December 31, 2014, then Amgen shall deliver written notice to GSK and shall specify in such written notice the particular services that remain incomplete and/or the particular documents, information and data that remain not delivered. Such notice must be received by GSK not later than fifteen (15) Business Days prior to December 31, 2014 (the “Notice Date”). If GSK does not receive such a written notice by the Notice Date, then the Transition Date shall be deemed to have occurred and the Material Activities shall be deemed completed. If GSK receives such a written notice by the Notice Date and GSK disagrees with Amgen’s assertion that the Material Activities have not been materially completed, either GSK or Amgen may refer such disagreement for resolution in accordance with Section 15.1.

13.2.	Consequences of Expiration. Upon the expiration of this Agreement in respect of a country within the Transition Territory, the following will apply:

13.2.1.
Expiration of this Agreement for any reason will not release any Party from any liability (including any payment obligation) that, at the time of such expiration, has already accrued to another Party or that is attributable to activities prior to such termination.

13.2.2.
Upon expiration of this Agreement in respect of a country: (i) GSK’s right to Detail Ivory in that country will terminate; (ii) all licenses to GSK in respect of that country hereunder will terminate; and (iii) GSK will immediately cease all of its promotional and marketing activities for Ivory in that country and discontinue all use of Amgen Housemarks and Product Trademarks in that country.

13.2.3.
Product Data transferred to Amgen from GSK hereunder and/or that was made by or on behalf of GSK that solely pertain to Ivory (or, where such Product Data pertain to Ivory as well as another product, those portions that specifically pertain to Ivory) will be deemed Confidential Information of Amgen, and not Confidential Information of GSK (and will not be subject to the exclusion under Section 11.1.1 or 11.1.4 of the Collaboration Agreement incorporated by reference herein pursuant to Section 8.1 of this Agreement), and Amgen will have the unrestricted right to use and disclose all such Product Data following termination of this Agreement. In addition, GSK will destroy all relevant records and materials in GSK’s possession or control containing Confidential Information of Amgen (provided that GSK may keep: (i) copies of such records as may be required for GSK to comply with Applicable Laws and national or international pharmaceutical industry codes of practice; and (ii) one copy of such Confidential Information of Amgen for archival purposes only; provided that, in each case, such copies are Segregated from any Distracting Program).

13.2.4.
GSK will destroy (and certify such destruction to Amgen), all Promotional Materials, sales training materials and any other documents, or materials primarily intended for use in commercialization of Ivory in the Transition Territory except copies required for GSK to comply with Applicable Laws and national or international pharmaceutical industry codes of practice.

13.2.5.
The following provisions of this Agreement will survive expiration of this Agreement for any reason: Article 1 (Definitions), Section 7.3 (Right to Use GSK Housemarks), Section 10.2, Section 13.2 and Article 15 (Miscellaneous), as well as all provisions of the Collaboration Agreement set out in Schedule 2.2 that are indicated as surviving beyond the Term. Except as otherwise provided in this Agreement, all rights and obligations of the Parties under this Agreement in respect of a country will terminate upon termination of this Agreement in respect of that country.

18

14.	REPRESENTATIONS AND WARRANTIES

14.1.
General. The provisions of the Collaboration Agreement set out in and amended by Schedule 2.2 that relate to ‘Mutual Representations and Warranties’ (Section 12.1), ‘Amgen Representations and Warranties’ (Section 12.2), ‘GSK Representations and Warranties’ (Section 12.4, ‘Disclaimer of Warranties’ (Section 12.6) and ‘Representations and Warranties – Covenants’ (Section 12.8) shall survive termination of the Collaboration Agreement and are incorporated by reference herein.

14.2.
NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN, OTHER THAN TO THE EXTENT RESULTING FROM A PARTY’S BREACH OF ARTICLE 8 OF THE COLLABORATION AGREEMENT (DISTRACTING PRODUCTS) AS INCORPORATED BY REFERENCE PURSUANT TO ARTICLE 6 OR SECTION 11.1 OF THE COLLABORATION AGREEMENT (CONFIDENTIALITY; EXCEPTIONS) AS INCORPORATED BY REFERENCE PURSUANT TO SECTION 8.1, IN NO EVENT WILL GSK, ON THE ONE HAND, OR AMGEN OR AMGEN INC. ON THE OTHER HAND, BE LIABLE TO THE OTHER OR ANY OF THE OTHER’S AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT. THE FOREGOING SENTENCE WILL NOT LIMIT THE OBLIGATIONS OF ANY PARTY TO INDEMNIFY ANY OTHER PARTY PURSUANT TO SECTION 10.2 OR FROM AND AGAINST THIRD-PARTY CLAIMS UNDER SECTION 13.1 OF THE COLLABORATION AGREEMENT (INDEMNITY BY GSK) AS INCORPORATED BY REFERENCE PURSUANT TO ARTICLE 12 OR UNDER SECTION 13.2 OF THE COLLABORATION AGREEMENT (INDEMNITY BY AMGEN) AS INCORPORATED BY REFERENCE PURSUANT TO ARTICLE 12.

15.	MISCELLANEOUS

15.1.
Dispute Resolution. In the event of any controversy or dispute arising out of or relating to any provision of this Agreement, the construction, validity or breach thereof, the Parties will try to settle the same amicably between themselves. If the Parties fail to settle such matter within thirty (30) days of it having arisen, such matter will be exclusively and finally resolved by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) before a panel of three (3) arbitrators selected in accordance with the Rules. The place of the arbitration will be Zurich, Switzerland and the language of the arbitration will be English. In the event of a dispute involving the alleged breach of this Agreement, the Parties shall toll the activity that is the subject of the dispute until such time as the dispute is resolved in accordance with this Section 15.1. Any disputed performance or suspended performance pending the resolution of a dispute involving the alleged breach of this Agreement that the arbitration panel determines to be required to be performed by a Party must be completed within a reasonable time period following the final decision of the arbitration panel. The final arbitration award will be final and binding upon the Parties and may be entered in any court of competent jurisdiction for enforcement. The arbitrators will have the power to grant monetary damages as well as injunctive or other specific relief. Notwithstanding the foregoing, each Party will have the right to seek, without establishment of the arbitral tribunal, injunctive or other provisional relief from a court of competent jurisdiction that may be necessary to avoid irreparable harm or preserve the subject matter of a dispute. Each Party will bear its own costs and expenses and attorneys’ fees, and the Party that does not prevail in the arbitration proceeding will pay the arbitrators’ fees and any administrative fees of arbitration.

15.2.
Choice of Law. This Agreement will be governed by, and enforced and construed in accordance with, the laws of the State of New York, USA, without regard to its conflicts of law provisions. The United Nations Convention for the International Sale of Goods will not apply to the transactions contemplated

19

herein.

15.3.
Press Releases. Each of GSK and Amgen Inc will have the right to issue press releases and disclosures in regard to the terms of this Agreement only with the prior written consent of the other Party, such consent not to be unreasonably withheld (or as required to comply with Applicable Laws). For any such proposed press release or disclosure, the disclosing Party will provide ten (10) Business Days’ notice to the other Party and will reasonably consider the other Party’s comments that are provided within five (5) Business Days after such notice, or such shorter notice and comment periods as are reasonably required under the circumstances but not less than two (2) Business Days.

15.4.
Force Majeure. No Party will be liable for delay or failure in the performance of any of its obligations hereunder (other than the payment of money) to the extent such delay or failure is due to a Force Majeure; provided, that the affected Party promptly notifies the other Parties in writing (and continues to provide monthly status updates to the other Parties for the duration of the effect); and provided further that the affected Party uses its Commercially Reasonable Efforts to avoid or remove such causes of non- performance and to mitigate the effect of such occurrence, and will continue performance with reasonable dispatch whenever such causes are removed.

15.5.
Other Miscellaneous Provisions. The ‘Miscellaneous’ provisions of the Collaboration Agreement set out in and amended by Schedule 2.2 that relate to ‘Affiliates’ (Section 16.1), ‘Assignment’ (Section 16.3), ‘Compliance with Applicable Law’ (Section 16.5), ‘Construction’ (Section 16.6), ‘Counterparts’ (Section 16.7), ‘Currency’ (Section 16.8), ‘Entire Agreement’ (Section 16.9), ‘Further Assurances’ (Section 16.11), ‘Headings’ (Section 16.12), ‘No Set-Off’ (Section 16.13), ‘Notices’ (Section 16.14), ‘Relationship of the Parties’ (Section 16.15), ‘Severability’ (Section 16.16), ‘Third-Party Beneficiaries’ (Section 16.18) and ‘Waivers and Modifications’ (Section 16.19) shall survive termination of the Collaboration Agreement and are incorporated by reference herein.

20

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

GLAXO GROUP LIMITED

By:	/s/ Paul Williamson
Name:	Paul Williamson
Title:

AMGEN MANUFACTURING LIMITED		AMGEN INC.
By:	/s/ Carsten Thiel	By:	/s/ Carsten Thiel
Name:	Dr. Carsten Thiel	Name:	Dr. Carsten Thiel
Title:	Regional General Manager	Title:	Regional General Manager
	VP, Europe		VP, Europe

SCHEDULE 2.2

Surviving Provisions of the Collaboration Agreement

The following provisions of the Collaboration Agreement shall survive termination thereof, for the period(s) and with the qualifications indicated below, and are hereby incorporated into this Agreement as if fully set out herein.For the avoidance of doubt, the provisions set out below are applicable to each of Amgen Inc., Amgen and GSK:

PROVISION OF COLLABORATION AGREEMENT	RELEVANT PROVISION OF THIS AGREEMENT	SURVIVAL PERIOD	QUALIFICATIONS / COMMENTS
Article 1 - Definitions	Sections 1.3 and 13.2.5	Indefinite term
Article 1 of the Collaboration Agreement
shall survive termination of the Collaboration Agreement and is incorporated by reference into this Agreement to the extent required in order to give effect to the other surviving provisions of the Collaboration Agreement.

Article 2 - Scope and Governance
Section 2.13.1 - Meetings	Section 5.2.3	Term of this Agreement
Provided that:

(i) the reference to “six (6) times per year” shall be replaced by a reference to “once per calendar month”; and
(ii) references to the “JBT” shall be deemed to be references to the “Transition Managers”
(iii) the last sentence of Section 2.13.1 that states “At the request of the JBT, each Country Team will attend international brand strategy and/or communications summits” shall be deleted.

Section 2.13.2 - Reporting	Section 5.2.3	Term of this Agreement
Section 2.13.3 - Decision Making	Section 5.2.3	Term of this Agreement
Provided that references to the “JSC” shall
be deemed to be references to the
“Transition Managers”

For the avoidance of doubt, any issues that cannot be finally decided by the Transition Managers shall be handled in accordance

22

PROVISION OF COLLABORATION AGREEMENT	RELEVANT PROVISION OF THIS AGREEMENT	SURVIVAL PERIOD	QUALIFICATIONS / COMMENTS
with Section 5.5 of this Agreement and not Section 2.13.3 unless the dispute involves above-country issues relating to Ivory.
Section 2.14 - Patent Coordinators	Section 5.3.1	Term of this Agreement	Provided that references to the “JSC” shall be deemed to be references to the “Transition Managers”
Section 2.17 - Internal Governance	Section 5.7	Term of this Agreement
Article 3 - Collaboration Activities - Allocation and Reporting
Section 3.7 - All Sales by Amgen	Section 4.4	Term of this Agreement
For the avoidance of doubt, GSK, its
Affiliates or their respective agents or employees are not, during the Term or thereafter, authorized to sell Ivory, except as otherwise stated in the Expansion Agreement

Section 3.8 - Training	Sections 4.4, 7.1.1, 13.2.5	Term of this Agreement except for the last sentence of section 3.8 of the Collaboration Agreement which shall be Indefinite	References to “JBT” shall be replaced with “Country Teams”.
Section 3.9 - Information concerning Ivory -Section 3.9.1 -Public Statements -Section 3.9.2 - Ownership	Sections 7.1.1 and 13.2.5	Section 3.9.1 - Term of this Agreement Section 3.9.2 - Indefinite term
Section 3.10 - Promotional Materials	Sections 4.3, 7.1.1 and 13.2.5	Term of this Agreement, except for the last sentence of Section 3.10 of the Collaboration Agreement which will apply for an
For the avoidance of doubt, “Promotional
Materials” include all training materials relating to Ivory.

The allocation of responsibility for the matters covered by this provision shall apply to the extent not otherwise allocated

23

PROVISION OF COLLABORATION AGREEMENT	RELEVANT PROVISION OF THIS AGREEMENT	SURVIVAL PERIOD	QUALIFICATIONS / COMMENTS
indefinite term
by the terms of the Transition Plan or this
Agreement.

For the avoidance of doubt, the Parties do not expect the generation or development of any new Promotional Materials during the Term of this Agreement, except to communicate changes to Ivory’s label as required by Regulatory Authorities, and any such new materials shall not include GSK Housemarks.

Section 3.11.1 - Reporting	Section 4.3	Term of this Agreement
Section 3.11.1(i) of the Collaboration
Agreement shall be incorporated by reference into this Agreement to the extent that it requires GSK, but not Amgen, to
provide Detail Reports, and such Detail Reports will be submitted to the Country Teams. References to the “JSC” or “JBT” shall be deemed to be references to the “Transition Managers”

Section 3.12 - Medical Inquiries and Product Inquiries	Section 4.3	Term of this Agreement
Section 3.12 of the Collaboration
Agreement shall be incorporated by reference into this Agreement in respect of each country until the Transition in respect of each such country is effected, and to the extent that the responsibility for the matters covered by such section is not otherwise regulated by the terms of the Transition Plan or this Agreement

Section 3.13 - Samples	Section 4.3	Term of this Agreement
Section 3.13 of the Collaboration
Agreement shall be incorporated by reference into this Agreement in respect of each country until the Transition in respect of each such country is effected, and to the extent that the responsibility for the matters covered by such section is not otherwise regulated by the terms of the Transition Plan or this Agreement. References to the “JSC” or “JBT” shall be deemed to be references to the “Transition Managers”. For clarity, the reference to “this Agreement” in the last sentence of Section

24

PROVISION OF COLLABORATION AGREEMENT	RELEVANT PROVISION OF THIS AGREEMENT	SURVIVAL PERIOD	QUALIFICATIONS / COMMENTS
3.13 shall refer to this Termination and Transition Agreement and not the Collaboration Agreement.
Section 3.14 - Non- Commercial Activities	Section 4.4	Term of this Agreement
Only the first and second sentences of
Section 3.14 of the Collaboration
Agreement shall be incorporated by reference into this Agreement; provided that the reference to “JDC” shall be “Transition Managers”

Article 4 - Collaboration Activities - Performance Standards
Section 4.2 - Diligence and Performance Standards	Section 4.3	Term of this Agreement
Section 4.2 of the Collaboration Agreement
shall be incorporated by reference into this Agreement in respect of each country of the Transition Territory until the Transition in respect of each such country is effected, provided that references to the Collaboration Agreement, the Brand Plan and applicable Country Plans shall be replaced by references to this Agreement, the Transition Plan, and (to the extent not superseded by the foregoing) the Brand Plan for Ivory that has been agreed between the Parties for 2014

Section 4.4 - Violation of Laws	Section 4.3	Term of this Agreement	Provided that references to the “JSC” shall be deemed to be references to the “Transition Managers”
Section 4.5 - Use of Affiliates and Third Party Contractors	Section 4.3	Term of this Agreement	Only the first sentence and the last sentence (as it relates to GSK) of Section 4.5 of the Collaboration Agreement shall be incorporated by reference in this Agreement
Section 4.6 - Affiliates	Section 4.3	Term of this Agreement
Section 4.7 - Management of Personnel	Section 4.3	Term of this Agreement

25

PROVISION OF COLLABORATION AGREEMENT	RELEVANT PROVISION OF THIS AGREEMENT	SURVIVAL PERIOD	QUALIFICATIONS / COMMENTS
Article 7 - Payments	Section 9.1.2	Term of this Agreement	Article 7 of the Collaboration Agreement shall be incorporated with the exception of Sections 7.1, 7.4, 7.6, 7.7 and 7.9
Article 8 - Distracting Products	Sections 6.1 and 13.2.5	For one (1) year following the Effective Date of this Agreement	Article 8 other than Sections 8.1.2 and 8.6 shall be incorporated by reference into this Agreement
Article 9 - Intellectual Property
Section 9.1 - Invention Ownership	Sections 7.1.1 and 13.2.5	Indefinite term	For the avoidance of doubt, the Parties agree that there are no Joint Inventions as of the Effective Date.
Section 9.2 - Copyright Ownership, Certain Confidential Information	Sections 7.1.1 and 13.2.5	Indefinite term, except that the provisions regarding Confidential Information will be subject to the term applicable to Confidential Information.
Section 9.3 - Joint Ownership	Sections 7.1.1 and 13.2.5	Indefinite term
Section 9.4 - License Grant by Amgen	Section 7.1.1	Term of this Agreement	The license shall also permit GSK to conduct all activities under the Transition Plan.
Section 9.5 - License Grant by GSK	Sections 7.1.1 and 13.2.5	Indefinite term
Provided that references to “Term” shall
mean “the term of the Collaboration Agreement and this Agreement” and the reference to “hereunder” shall mean “under the Collaboration Agreement and this Agreement”

Section 9.6 - Prosecution and Maintenance	Section 7.1.1	Term of this Agreement	Only the first sentence of Section 9.6 of the Collaboration Agreement is incorporated by reference into this Agreement.
Section 9.7 - Defense and Settlement of Third Party	Section 7.1.1	Indefinite term	With respect to the defense of the Parties’ activities that took place during the term of

26

PROVISION OF COLLABORATION AGREEMENT	RELEVANT PROVISION OF THIS AGREEMENT	SURVIVAL PERIOD	QUALIFICATIONS / COMMENTS
Claims of Infringement			the Collaboration Agreement and this Agreement.
Section 9.8 - Enforcement	Sections 7.1.1 and 13.2.5	Indefinite term with respect to the first two, and the last, sentences of Section 9.8.
Section 9.8 of the Collaboration Agreement
is incorporated by reference into this
Agreement (with respect to enforcement against activities that took place during the term of the Collaboration Agreement and of
this Agreement) but excluding the words “but included…” in the last sentence of Section 9.8)

The remainder of Section 9.8 as modified herein shall survive for the Term of the Agreement.
Section 9.9 - Patent Term Extensions	Sections 7.1.1 and 13.2.5	Indefinite term	Section 9.9 of the Collaboration Agreement is incorporated by reference with respect to periods during the term of the Collaboration Agreement and of this Agreement
Section 9.10 - Employee Agreements	Section 7.1.1	Term of this Agreement
Section 9.11 - Trademarks	Sections 7.1.1 and 13.2.5
Section 9.11.1 Title		Indefinite term for the first and second sentence of Section 9.11.1 of the Collaboration Agreement Term of this Agreement for the third sentence of Section 9.11.1 of the Collaboration Agreement
Section 9.11.2 Required Use and Compliance		Term of this	Section 9.11.2.1 is incorporated into this

27

PROVISION OF COLLABORATION AGREEMENT	RELEVANT PROVISION OF THIS AGREEMENT	SURVIVAL PERIOD	QUALIFICATIONS / COMMENTS
		Agreement	Agreement to the extent that the Transition Plan or this Agreement do not provide otherwise
Section 9.11.3 Licences: -Section 9.11.3.1 Licenses to GSK		Term of this Agreement for Section 9.11.3.1 of the Collaboration Agreement	Section 9.11.3.1 of the Collaboration Agreement is incorporated by reference into this Agreement to the extent that the Transition Plan or this Agreement do not provide otherwise
-Section 9.11.3.2 (as amended) License To Amgen		For the Term of this Agreement plus the sell-off period of either six (6) months or twelve (12) months after termination of the Collaboration Agreement as permitted under Section 9.11.3.2

Section 9.11.3.2 of the Collaboration Agreement is incorporated by reference to the extent that the Transition Plan or this Agreement do not provide otherwise. Terms shall also apply, mutatis mutandis, to depletion by Amgen of inventory of Ivory.

Section 9.11.4 Respect of Trademarks		Term of this Agreement
Section 9.11.5 Infringement		Term of this Agreement
Article 10 - Regulatory and Safety
Section 10.1.1 - Regulatory Communication and Filing	Section 8.1	Term of this Agreement
Section 10.1.1 is incorporated by reference
into this Agreement except that the last sentence shall only apply if reasonable to effect the provisions of Article 8 of this
Agreement and the conduct of the
Transition Plan.

28

PROVISION OF COLLABORATION AGREEMENT	RELEVANT PROVISION OF THIS AGREEMENT	SURVIVAL PERIOD	QUALIFICATIONS / COMMENTS
Section 10.1.3 - GSK Obligations	Section 8.1	Term of this Agreement
Section 10.1.4 - Labeling and Packaging Materials	Section 8.1	Term of this Agreement
Section 10.1.4 is incorporated by reference
into this Agreement except for the proviso in the first sentence. For clarity, Amgen shall not have the right to use the GSK Housemarks on any labeling, packaging or package inserts that are created after the Effective Date unless otherwise expressly provided in this Agreement.

Section 10.1.5 - Regulatory and Safety Information	Section 8.1	Term of this Agreement	Section 10.5 is incorporated by reference into this Agreement except for the last sentence.
Section 10.2 (as amended) - Brand Security and Anti-Counterfeiting	Section 8.1	Term of this Agreement
Section 10.3 - Product Technical Complaints; Recalls; Returns	Sections 8.1	Term of this Agreement
Article 11 - Confidentiality, Publications and Press Releases
Section 11.1 - Confidentiality	Sections 8.1
In respect of
information furnished under the
Collaboration
Agreement: until the date falling five (5) years after termination of the Collaboration Agreement.

In respect of information furnished under this Agreement: until the date falling five (5) years after termination of this
Section 11.1 of the Collaboration Agreement, as incorporated by reference into this Agreement, shall apply in relation to information furnished under the Collaboration Agreement and this Agreement

29

PROVISION OF COLLABORATION AGREEMENT	RELEVANT PROVISION OF THIS AGREEMENT	SURVIVAL PERIOD	QUALIFICATIONS / COMMENTS
Agreement.
Section 11.2 - Authorized Disclosure	Sections 8.1 and 13.2.5	Indefinite term
Section 11.3 - Confidential Treatment of Terms and Conditions	Sections 8.1 and 13.2.5	Indefinite term
Section 11.6 - Publications and Program Information	Section 8.1	Term of this Agreement	Provided that references to the “JDC/JBT” shall be deemed to be references to the “Transition Managers”
Section 11.7 - Attorney- Client Privilege	Sections 8.1 and 13.2.5	Indefinite term	Provided that references to “Agreement” shall be deemed references to the Collaboration Agreement and this Agreement
Section 11.8 - Injunctive Relief	Sections 8.1 and 13.2.5	Indefinite term

30

PROVISION OF COLLABORATION AGREEMENT	RELEVANT PROVISION OF THIS AGREEMENT	SURVIVAL PERIOD	QUALIFICATIONS / COMMENTS
Article 12 - Representations and Warranties

Section 12.1 - Mutual Representations and Warranties

Section 12.2 - Amgen Representations and Warranties

Section 12.4 - GSK Representations and Warranties

Section 12.6 - Disclaimer of Warranties

Section 12.8 - Covenants
	Section 14.1 and 13.2.5	Term of this Agreement, except for Section 12.6 which shall survive indefinitely
The Sections of Article 12 of the
Collaboration Agreement listed in the first column are incorporated by reference into this Agreement, provided that the reference to Article 12 in Section 12.6 of the Collaboration Agreement shall be deemed to be a reference to Article 14 of this Agreement

Article 13 -
Indemnification and
Insurance

Section 13.1 - Indemnity by GSK

Section 13.2 - Indemnity by Amgen

Section 13.4 - Claim for
Indemnification

Section 13.5 - Defense of
Third Party Claims

Section 13.6 - Insurance
	Section 12.1 and 13.2.5	Indefinite term with respect to Sections 13.1, 13.2, 13.4 and 13.5. Term of this Agreement with respect to Section 13.6.
The Sections of Article 13 of the
Collaboration Agreement listed in the first column are incorporated by reference into this Agreement, provided that any references to Articles 12 and 13 in those provisions shall be deemed to be a reference to Article 14 and 12 of this Agreement respectively.

All parentheticals in Section 13.5 stating “(subject to Section 6.1.1.4 and 6.1.2.11, to the extent applicable)” are deleted.

Article 16 -

31

PROVISION OF COLLABORATION AGREEMENT	RELEVANT PROVISION OF THIS AGREEMENT	SURVIVAL PERIOD	QUALIFICATIONS / COMMENTS
Miscellaneous
Section 16.1 - Affiliates	Section 15.5	Term of this Agreement
Section 16.3 - Assignment	Sections 15.5 and 13.2.5	Indefinite term
Section 16.5 - Compliance with Applicable Law	Section 15.5	Term of this Agreement
Section 16.6 - Construction	Sections 15.5 and 13.2.5	Indefinite term	Excluding limbs (i) and (vi) of the fifth sentence
Section 16.7 - Counterparts	Section 15.5	Term of this Agreement
Section 16.8 - Currency	Section 15.5	Term of this Agreement
Section 16.9 - Entire Agreement	Sections 15.5 and 13.2.5	Indefinite term
Section 16.11 - Further Assurances	Section 15.5	Term of this Agreement
Section 16.12 - Headings	Section 15.5	Term of this Agreement
Section 16.13 - No Set- Off	Section 15.5	Term of the Agreement	Provided the exceptions stated therein for True-Up shall not be incorporated by reference into this Agreement
Section 16.14 - Notices	Sections 15.5 and 13.2.5	Indefinite term	Notices to Amgen Manufacturing Limited shall be sent to the address set out in Section 9.3 of this Agreement.
Section 16.15 - Relationship of the Parties	Section 15.5	Term of this Agreement
Section 16.16 - Severability	Sections 15.5 and 13.2.5	Indefinite term
Section 16.18 - Third Party Beneficiaries	Sections 15.5 and 13.2.5	Indefinite term	Provided that the exception to Section 16.18 of the Collaboration Agreement shall be deemed to refer to Article 12 of this Agreement

32

PROVISION OF COLLABORATION AGREEMENT	RELEVANT PROVISION OF THIS AGREEMENT	SURVIVAL PERIOD	QUALIFICATIONS / COMMENTS
Section 16.19 - Waivers and Modifications	Sections 15.5 and 13.2.5	Indefinite term

33

SCHEDULE 3.2

Anticipated Transition Dates

MARKET	ANTICIPATED TRANSITION DATE
Austria	end June
Belgium (& Lux)	end June
Bulgaria	end June
Croatia	end May
Cyprus	end June
Czech Republic	end June
Denmark	end April
Estonia	end June
Finland	end June
France	end September
Germany	end June
Greece	end June
Hungary	end June
Ireland	end August
Italy	end May
Latvia	end June
Lithuania	end June
Malta	end May
Netherlands	end June
Norway	end May
Poland	end May
Romania	end May
Slovakia	end June
Slovenia	end June
Spain	end June
Sweden	end June
Switzerland	end June
United Kingdom	end April
Mexico	end May
Russia	end June

34

SCHEDULE 3.4(a)

Transition Plan

Please see attached.

35

Schedule 3.4(a) of the Termination and Transition
Agreement:Transition Plan

Ref.	Category	Transition Activity Area	Description of activities	Date of Completion of Transition	Parties Involved	Status	Written completion determined by Country Teams (GSK/Amgen) and confirmed by Transition Managers	Comment
1	Material Activity	Transfer of Product Data
GSK will provide title, first name, last name, work address, phone number of Physician and nurse/payer (where applicable and available) who are Prolia specific targets (A,B,C) subject to data privacy law(s) applicable in every country where data is to be transferred. If to make this transfer, applicable data privacy law requires the consent of the Physicians or nurse/payer or notification to/approval of the local data privacy authority, GSK will: (i) approach the Physicians or nurse/payer by way of a written request to obtain consent or notification (as applicable); and/or (ii) seek approval of the relevant authorities. Where legally permissible, GSK will phrase the consent to Physicians or nurse/payer as an “opt out”, i.e. the individual must affirmatively choose not to provide consent within the minimum timeframe permitted by applicable law and silence within that timeframe will be deemed consent. Where “opt out” is not legally permissible, GSK will send a written reminder to any Physicians or nurse/payer who has not yet responded in writing to the initial written request for consent on the date falling 7-8 Business Days thereafter. Where the legal requirements cannot be met and/or (where “opt-out” is not legally permissible) if no response from individuals is received within
14 calendar days of the date on which the reminder was sent, there will be no further request to Physicians or nurse/payer. GSK will have fulfilled all relevant requirements based on this clause. Notwithstanding the foregoing, GSK will transfer all data for Physicians or nurse/payer where consent is received (or deemed to be received, where “opt-out” was used) on or before December 31, 2014.
				[Per the agreed Transition Date]	GSK
2	Material Activity	Transfer of Product Data
GSK to provide to Amgen the name, last name for customer targets by classification (e.g.
A,B,C) for the country subject to data privacy law(s) applicable in every country where data is to be transferred. If to make this transfer, applicable data privacy law requires the consent of the Physicians or nurse/payer or notification to/approval of the local data privacy authority, GSK will: (i) approach the Physicians or nurse/payer by way of a written request to obtain consent or notification (as applicable); and/or (ii) seek approval of the relevant authorities. Where legally permissible, GSK will phrase the consent to Physicians or nurse/payer as an “opt out”, i.e. the individual must affirmatively choose not to provide consent within the minimum timeframe permitted by applicable law and silence within that timeframe will be deemed consent. Where “opt out” is not legally permissible, GSK will send a written reminder to any Physicians or nurse/payer who has not yet responded in writing to the initial written request for consent on the date falling 7-8 Business Days thereafter. Where the legal requirements cannot be met and/or (where “opt-out” is not legally permissible) if no response from individuals is received within 14 calendar days of the date on which the reminder was sent, there will be no further request to Physicians or nurse/payer. GSK will have fulfilled all relevant requirements based on this clause. Notwithstanding the foregoing, GSK will transfer all data for Physicians or nurse/payer where consent is received (or deemed to be received, where “opt-out” was used) on or before December 31, 2014.
				[Per the agreed Transition Date]	GSK
3	Material Activity	Transfer of Product Data
GSK to provide all details (communiques/emails), at GSK HQ and country level, concerning budget, billing or other costs associated to Detailing, marketing, sales and medical led activities (outside Q1 normal collaboration reconciliation billing process, during transition and future committed). This Includes any committed projects eg: physician meetings, congresses, external meetings, travel, in surgery or out of surgery.
				[Per the agreed Transition Date]	GSK

36

4	Material Activity	Transfer of Product Data
GSK to handover details regarding Prolia patient assistance programs at country level (if applicable) and if requested by Amgen. In the event 3rd party data is required to be transferred, Amgen will contact the 3rd party provider and arrange transfer at its own cost and GSK will use reasonable efforts to contractually ensure that the 3rd party provider is allowed to transfer such data to Amgen and, if contractual rights are transferred from GSK to Amgen, Amgen will cover any additional costs with regards to transfer of contractual rights.
				[Per the agreed Transition Date]	GSK
5	Material Activity	Transfer of Product Data
For Countries where Amgen Affiliates have NO ZINC access, GSK to provide the list of approved/active Prolia materials stored in ZINC and Amgen has a right to request an electronic copy.
For Countries where Amgen Affiliates have ZINC access: Amgen will download all ZINC Prolia materials. GSK to provide list of materials for Prolia not stored in ZINC, where applicable, (Examples of such materials are tradeshow displays, videos and digital media) and Amgen has the right to request a copy of materials not in possession of Amgen.
				[Per the agreed Transition Date]	GSK and Amgen
6	Material Activity	Transfer of Product Data
GSK to provide list of all Regulatory Filings re Prolia - where such activities were jointly led by GSK and/or Amgen or solely by GSK in Croatia - in possession GSK country team; Amgen to request data related to Regulatory Filings re Prolia within 5 working days upon receipt of the list, of no request by Amgen made within 5 working days GSK obligation herein is considered fulfilled.
				[Per the agreed Transition Date]	GSK and Amgen
7	Material Activity	Transfer of Product Data	GSK to transfer customer Product Data only via EDI - Customer Product Data is provided via EDI individually to each respective Amgen country Affiliate.	[Per the agreed Transition Date]	GSK and Amgen
8	Material Activity	GSK Detailing
For each country, GSK will continue to Detail Prolia as outlined in the 2014 Brand Plan as implemented by the respective Country Plan agreed as of March 31st 2014; Country Teams can agree to modify the Country Plans for their country only if the Parties mutually agree; if the Parties do not agree on changes, the existing Country Plan as of March 31st 2014 remains valid.

GSK will continue to fulfill its agreed 2014 Brand Plan obligations at HQ level until the end of the transition period in each country unless otherwise mutually agreed by GSK and Amgen HQ team.

During the transition period, the Parties anticipate that there will be no new materials generated for use by GSK Reps. Any new materials to be used by GSK Reps will need to be approved by GSK commercial and medical. Training for GSK Reps on new materials: Amgen will create the material and it will be reviewed and executed by GSK.
				[Per the agreed Transition Date]	GSK and Amgen
9	Material Activity	GSK Handover Services
GSK will make reasonable efforts to facilitate a Face to Face introduction between Amgen Reps/CSO and Physicians nurse/payer in accordance with data privacy requirements. Country Teams to decide timeline and prioritization of introduction taking into account transition timelines (introduction can only occur once consent has been received from Physician/nurse/payer). If Parties do not agree, prioritization to be decided by Amgen. Prioritization to take into consideration the remainder of transition time and data privacy requirements re Physician/nurse/payer.
				[Per the agreed Transition Date]	GSK and Amgen
10	Material Activity	GSK Handover Services
For each country in the Transition Territory, there will be 1 Country Team meeting per calendar month until end of Transition Date. The County Team members may invite ad hoc guests as agreed to assist with transition of activities/handover to Amgen. Joint country teams can decide to meet more frequently if needed at local level.
				[Per the agreed Transition Date]	GSK and Amgen
11	Other	GSK General Transition Services	GSK to continue providing support re Medical Inquiries as set out under the former Collaboration Agreement until the end of the country transition period.	[Per the agreed Transition Date]	GSK and Amgen

12	Other	Pharmacovigilance	GSK to execute its obligations under the existing Pharmacovigilance Agreement between Amgen and GSK, inter alia to do adverse event reporting from physicians/prescribers until 31 December 2014.	[Per the agreed Transition Date]	GSK
13	Other	Governance	Amgen and GSK to appoint one Transition Manager at HQ (European level) only.	[Per the agreed Transition Date]	GSK and Amgen	Transition Managers only to be appointed by Regional Amgen and GSK Headquarters; no country transition managers will be appointed as there are Country Teams in place
14	Other	Regulatory	Amgen and GSK to ensure all regulatory approvals obtained in order to effect labeling change (ie to remove "GSK" from product labelling).	[Per the agreed Transition Date]	GSK and Amgen

SCHEDULE 3.4(b)

Transition Budget

Please see attached.

36

TRANSITION BUDGET
GSK Opex in USD by country and quarter

Sum of Amnt USD @ Bdgt Fx Rate	Q2	Q3	Q4	TOTAL (Q2-Q4)

Austria	293,032		—	293,032
External Cost	18,392			18,392
FTE Expenses	274,640			274,640

Belgium	643,534	—	—	(643,534)
External Cost	56,904			56,904
FTE Expenses	586,630			586,630

Bulgaria	19,601	—	—	19,601
External Cost	15,505			15,505
FTE Expenses	4,096			4,096

CEE HQ Vienna	0	—	—	—
External Cost				—
FTE Expenses				—

Croatia	98,364	—	—	98,364
External Cost	27,240			27,240
FTE Expenses	71,124			71,124

Cyprus	29,466	—	—	29,466
External Cost	6,882			6,882
FTE Expenses	22,584			22,584

Czech	40,884	—	—	40,884
External Cost	2,613			2,613
FTE Expenses	38,271			38,271

Denmark	58,586	—	—	58,586
External Cost	8,323			8,323
FTE Expenses	50,264			50,264

Estonia	30,962	—	—	30,962
External Cost	13,376			13,376
FTE Expenses	17,586			17,586

Finland	89,674	—	—	89,674
External Cost	10,835			10,835
FTE Expenses	78,839			78,839

France	2,985,707	2,985,707	—	5,971,414
External Cost	731,015	731,015		1,462,030
FTE Expenses	2,254,692	2,254,692		4,509,384

Germany	2,196,677	—	—	2,196,677
External Cost	366,511			366,511
FTE Expenses	1,830,166			1,830,166

Greece	600,479	—	—	600,479
External Cost	148,811			148,811
FTE Expenses	451,667			451,667

HQ	311,470	311,470	—	622,940
External Cost				—
FTE Expenses	311,470	311,470		622,940

Ireland	238,235	158,823	—	397,058
External Cost	23,409	15,606		39,015
FTE Expenses	214,826	143,217		358,043

Italy	74,698	—	—	74,698
External Cost
FTE Expenses	74,698			74,698

Lithuania	53,408	—	—	53,408
External Cost	7,585			7,585
FTE Expenses	45,823			45,823

Mexico	329,346	—	—	329,346
External Cost	118,498			118,498
FTE Expenses	210,848			210,848

Norway	76,629	—	—	76,629
External Cost	7,919			7,919
FTE Expenses	68,709			68,709

Poland	56,887	—	—	56,887
External Cost	39,507			39,507
FTE Expenses	17,380			17,380

Romania	55,477	—	—	55,477
External Cost	36,652			36,652

TRANSITION BUDGET
GSK Opex in USD by country and quarter

Sum of Amnt USD @ Bdgt Fx Rate	Q2	Q3	Q4	TOTAL (Q2-Q4)
FTE Expenses	18,825	—	—	18,825

Russia	111,236	—	—	11,236
External Costs				—
FTE Expenses	111,236			111,236

Slovenia	83,830	83,830	—	83,830
External Cost	9,834	9,834		9,834
FTE Expenses	73,996	73,996		73,996

Spain	2,341,598	2,341,598	—	2,341,598
External Cost	333,746	333,746		333,746
FTE Expenses	2,007,852	2,007,852		2,007,852

Sweden	107,245	107,245	—	107,245
External Cost	3,940	3,940		3,940
FTE Expenses	103,305	103,305		103,305

Switzerland	323,064	323,064	—	323,064
External Cost	56,676	56,676		56,676
FTE Expenses	266,388	266,388		266,388

United Kingdom	559,184	559,184	—	559,184
External Cost	69,893	69,893		69,893
FTE Expenses	489,291	489,291		489,291

Grand Total	11,809,271	3,456,000	—	15,265,271

SCHEDULE 4.5

Binding letter of intent relating to Collaboration Agreement in respect of Ivory in Australia

Please see attached.

37

Amgen Inc. (“Amgen”)
1 Amgen Center Drive
Thousand Oaks
CA 91320
USA

Glaxo Group Limited (“GSK”)
980 Great West Road
Brentford
Middlesex
TW8 9GS
United Kingdom

1 April 2014

Binding letter of intent relating to Collaboration Agreement in respect of Ivory in Australia

This Binding Letter of Intent (“Letter of Intent”) is entered into by and between Amgen and GSK (each, a “Party” and, together, the “Parties”) in relation to the Collaboration Agreement (as defined below) in respect of Ivory (as defined in the Collaboration Agreement) in Australia.

Background

On 26 July 2009, Amgen and GSK entered into a collaboration agreement with respect to the commercialization of Ivory in the Collaboration Territory (as defined therein), as amended (collectively, the “Collaboration Agreement”).

On the date first written above (the “Execution Date”), the Parties have entered into a termination and transition agreement (the “TTA”), pursuant to which they have agreed to terminate the Collaboration Agreement and to transfer to Amgen and/or its Affiliates the activities assigned to GSK and related rights granted to GSK under the Collaboration Agreement in all countries of the Collaboration Territory except Australia, with effect from 1 April 2014. Furthermore, the Parties have agreed to amend the Collaboration Agreement with respect to Australia, with the intention that the Parties shall enter into an Australia Agreement (as defined below) on or before 1 September
2014.

The Parties wish to outline in this Letter of Intent the main terms to be contained in the Australia Agreement; it being understood that, in the event that no Australia Agreement is entered into between the Parties on or before 1 September 2014, the terms set out in this Letter of Intent (including the terms of the Collaboration Agreement but solely to the extent referenced herein) shall apply with respect to Australia as from 1 September 2014 until such time as an Australia Agreement is entered into between the Parties.

1.	DEFINITIONS

1.1.
The following terms used in this Letter of Intent shall have the meanings set forth below, and any other capitalized terms used but not otherwise defined in this Letter of Intent shall have the meanings ascribed to such terms in the Collaboration Agreement.

1.1.1.
“Australia Agreement” means an Amended and Restated Collaboration Agreement with respect to the Detailing and commercialization of Ivory in Australia to be entered into between all the Parties and such other Affiliates of either Party as such Party deems necessary in its sole discretion;

1.1.2.	“Effective Date” means, with respect to this Letter of Intent, 1 September 2014 if the Australia Agreement has not been executed by the Parties on such date;

1.1.3.
“Substantive Provisions” means all Sections of this Letter of Intent (including the terms of the Collaboration Agreement but solely to the extent referenced as continuing to apply in this Letter of Intent) other than those that came into effect on the Execution Date hereof in accordance with Section 6.2; provided, that the Parties may agree in the Australia Agreement that terms of the Collaboration Agreement in addition to those set forth in the Letter of Intent continue to apply; and

1.1.4.
“Term” means, as applicable, (i) with respect to this Letter of Intent, the period as from the Effective Date until the date on which the Australia Agreement executed by the Parties becomes effective, or (ii) with respect to the Australia Agreement, the term of the Australia Agreement.

1.2.	References to Sections and Schedules are to sections and schedules of this Letter of Intent unless otherwise specified.

2.	GENERAL OBLIGATIONS OF THE PARTIES

2.1.
Promptly after the Execution Date, the Parties shall enter into good faith negotiations with respect to the terms of the Australia Agreement, with the intention of keeping the main principles of the Collaboration Agreement but with amendments to reflect appropriate adjustments for a single country collaboration in a manner aimed at maximizing the benefits of collaboration in Australia to both Parties, and taking into consideration each of the Party’s contributions to establishment of the Ivory business in Australia under the Collaboration Agreement. Notwithstanding the foregoing, the Australia Agreement shall incorporate the Substantive Provisions.

2.2.	The Parties shall use Commercially Reasonable Efforts (as defined in the TTA) to procure that the Australia Agreement shall be entered into between the Parties on or before 1 September 2014.

3.	SCOPE AND GOVERNANCE

3.1.	General. The governance structure set out in the Collaboration Agreement shall continue to apply, subject to the amendments set out in this Section 3.

2

3.2.
Governing Bodies. The collaboration will be primarily governed by the Australia Country Team, with decisions made by consensus. The following bodies shall no longer exist, unless otherwise agreed between the Parties: the CRC, the JSC, the JBT and the JDC, and, subject to the other provisions of this Section 3.3, their activities shall be carried on as the Australia Country Team shall determine.

3.3.
Escalation. In the event of a deadlock, the decision will be made by the members of the Country Team appointed by Amgen, provided that members appointed by either Party will have the right to require that such issues be escalated to the designated senior representative from GSK and the designated senior representative from Amgen in Australia (being the General Manager for Australia for each such Party unless otherwise notified in writing to the other Party) for determination. Any dispute that cannot be resolved by the aforementioned senior representatives within 10 Business Days (as defined in the TTA) may be escalated by either Party to a senior management member from each Party (being a Regional Vice President (or his or her designee) in the case of Amgen and the SVP & General Manager, Asia Pacific and Emerging Markets (or his or her designee) in the case of GSK). Any dispute that cannot be resolved by the aforementioned senior management members within 10 Business Days will be finally decided by Amgen; provided, that the following parameters shall apply to such final decision-making authority: if the Parties cannot mutually agree (i) with respect to an annual sales forecast, then such annual forecast shall not exceed the previous year’s forecast by more than ten percent (10%); and (ii) with respect to Performance Metrics, then such Performance Metrics shall be based substantially on industry standard for the Australia osteoporosis market as determined by a reputable service such as Cegedim Promotional Monitor. In the event of a decision that requires exigent action pursuant to Applicable Law or to prevent a material adverse effect on Ivory or a Party, the members of the Country Team appointed by Amgen will have the right to make an interim decision pending completion of the deadlock escalation mechanism outlined above.

4.	COLLABORATION ACTIVITIES – ALLOCATION AND REPORTING; PERFORMANCE STANDARDS

4.1.
General. The structure set out in the Collaboration Agreement in respect of the allocation and reporting, and performance standards, of collaboration activities shall continue to apply, subject to the amendments set out in this Section 4.

4.2.
Amgen Participation. From 1 January 2015, Amgen will have the right, but not the obligation, to contribute up to fifty percent (50%) of the minimum number of full-time equivalent primary care sales representatives, either by Amgen sales representative employees and/or CSO (as defined in the TTA) sales representatives for Detailing Ivory in Australia. Amgen will provide written notice to GSK at least six (6) months prior to the date which Amgen desires to commence or increase its primary care Detailing in Australia setting forth the amount by which Amgen intends to increase its Detailing responsibilities. In the event that Amgen wishes to contribute a portion of the minimum number of primary care sales representatives in Australia by adding incremental primary care sales representatives in lieu of replacing GSK’s primary care sales representatives, then an incremental increase in sales forecasts to justify the cost associated with such incremental increase in sales representatives shall be agreed in accordance with the standard budgeting process provided under the Collaboration Agreement and subject to the provisions of Section 3.3 above.

4.3.
Performance Standards and Detailing Activities. The Parties shall determine on an annual basis, based on timings which align with the global business plan cycles of Amgen and GSK, business plans (“Business Plans”) setting out sales forecasts for following years as well as performance obligations of GSK and Amgen that shall apply in respect of the following calendar year, in accordance with the principles set out

3

in Part 1 and Part 2 of Schedule 4.3, as applicable, it being acknowledged that these principles may be subject to adjustment based on reasonable business judgment to take account of changes in the brand strategy for Ivory during the Term, including, without limitation and by way of example only, label or other access limitations, changes to the competitive environment or safety events.

5.	FINANCIAL TERMS

5.1.	Article 5 (Up-Front Payment and Milestones) of the Collaboration Agreement are unconditionally and irrevocably terminated as from the Execution Date.

5.2.
The principles of the Collaboration Profit/Loss sharing set out in Article 6 of the Collaboration Agreement shall apply during the Term, with the exception that costs incurred for activities such as R&D, Regulatory Filings, Regulatory Approvals, and Prosecution and Maintenance of Ivory’s Intellectual Property would be included in the profit/loss sharing solely to the extent such costs are specifically for the benefit of Ivory in Australia and without prejudice to the provisions contained in Schedule 4.3 in respect of penalties. For illustrative purposes only, a clinical trial conducted in Australia solely for the support of a Regulatory Approval in Australia will be included in the Collaboration Profit/Loss, but costs of a clinical trial conducted globally which may support Regulatory Approval in Australia but is not solely for the purpose of Regulatory Approval in Australia will not be included in the Collaboration Profit/Loss.

5.3.	Each Party shall bear all costs incurred by it or any of its Affiliates in connection with the preparation and negotiation of, and the entry into, this Letter of Intent and the Australia Agreement.

6.	TERM; TERMINATION

6.1.
General. The provisions relating to expiry, term, termination, effects of termination and transition set out in the Collaboration Agreement shall continue to apply, subject to the amendments set out in this Section 6.

6.2.
Term. The following Sections of this Letter of Intent shall become effective and binding on the Parties on the Execution Date, and shall continue until the date on which an Australia Agreement executed by the Parties becomes effective and binding on the Parties: Section 1, Section 2, Section 6.2, and Section 7. The Substantive Provisions shall become effective on the Effective Date and shall continue until the date on which the Australia Agreement executed by the Parties becomes effective and binding on the Parties (if such date is later than 1 September 2014).

6.3.
Termination. If the sales of Ivory during any two (2) year period of the Term are less than sixty (60%) percent of the total amount forecast for such period (as set forth in the relevant Business Plan), then either Party shall have the right to terminate the Letter of Intent or the Australia Agreement during the Term (as applicable) upon six (6) months’ written notice. In the event of such termination, the Parties will discuss and agree to the fair market value of GSK’s remaining interest over the remainder of the Term of the Letter of Intent or Australia Agreement (including, for the avoidance of doubt, the Tail Period as defined in the Collaboration Agreement), and Amgen shall pay such agreed amount to GSK after termination thereof.

4

7.	MISCELLANEOUS

7.1.
Other provisions of the Collaboration Agreement. Notwithstanding the generality of Section 2.1, Article 7 (Payments), Article 8 (Distracting Products), Article 9 (Intellectual Property), Article 10 (Regulatory and Safety), Article 11 (Confidentiality, Publications and Press Releases), Article 12 (Representations and Warranties), Article 13 (Indemnification and Insurance), Section 14.11 (Tail Payments), and Article 15 (Change of Control) of the Collaboration Agreement shall continue to apply during the Term of this Letter of Intent in accordance with their terms.

7.2.
Dispute Resolution. In the event of any controversy or dispute arising out of or relating to any provision of this Letter of Intent, the construction, validity or breach thereof, the Parties will try to settle the same amicably between themselves. If the Parties fail to settle such matter within thirty (30) days of it having arisen, such matter will be exclusively and finally resolved by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) before a panel of three (3) arbitrators selected in accordance with the Rules. The place of the arbitration will be Sydney, Australia and the language of the arbitration will be English. In the event of a dispute involving the alleged breach of this Letter of Intent, neither Party will have the right to terminate performance of its obligations hereunder until resolution of the dispute pursuant to this Section 7.2, and any time period for cure will commence only after such resolution. Any disputed performance or suspended performance pending the resolution of a dispute involving the alleged breach of this Letter of Intent that the arbitration panel determines to be required to be performed by a Party must be completed within a reasonable time period following the final decision of the arbitration panel. The final arbitration award will be final and binding upon both parties and may be entered in any court of competent jurisdiction for enforcement. The arbitrators will have the power to grant monetary damages as well as injunctive or other specific relief. Notwithstanding the foregoing, each party will have the right to seek, without establishment of the arbitral tribunal, injunctive or other provisional relief from a court of competent jurisdiction that may be necessary to avoid irreparable harm or preserve the subject matter of a dispute. Each Party will bear its own costs and expenses and attorneys’ fees, and the Party that does not prevail in the arbitration proceeding will pay the arbitrators’ fees and any administrative fees of arbitration.

7.3.
Choice of Law. This Letter of Intent will be governed by, and enforced and construed in accordance with, the laws of the State of New York, USA, without regard to its conflicts of law provisions. The United Nations Convention for the International Sale of Goods will not apply to the transactions contemplated herein.

7.4.
Boilerplate. The following provisions of the Collaboration Agreement shall apply in respect of this Letter of Intent and are accordingly incorporated by reference herein: the provisions that relate to ‘Confidential Treatment of Treatment of Terms and Conditions’ (Section 11.3), ‘Assignment’ (Section 16.3), ‘Construction’ (Section 16.6), ‘Counterparts’ (Section 16.7), ‘Entire Agreement’ (Section 16.9), ‘Headings’ (Section 16.12), ‘Notices’ (Section 16.14), , ‘Severability’ (Section 16.16) and ‘Waivers and Modifications’ (Section 16.19).

5

The Parties have executed this Letter of Intent on the date and year first above written.

GLAXO GROUP LIMITED

By:	/s/ Paul Williamson
Name:	Paul Williamson
Title:

AMGEN INC.

By:	/s/ Carsten Thiel
Name:	Dr. Carsten Thiel
Title:	Regional General Manager, VP Europe

Schedule 4.3

Performance Metrics

Targets for each activity will be agreed by the Parties in accordance with Section 3 every year for execution 1
January the following year.
Targets are based on industry standards and brand strategy

Part 1 – Performance Metrics Applicable to GSK

1. Ivory contribution
At least 60% of all calls are Ivory first line

2. Total customers
Each representative will have between 90-300 Ivory customers with team average of at least 175
This target will be redefined every year based on brand strategy

3. Target A&B customers
At least 65% of all customers will be Ivory A&B targets
A&B customers will be defined according to GSK's established processes and principles for classification and targeting
All customer lists will be shared and agreed with Amgen in the first calendar quarter of each year for which such customer lists apply

4. Minimum volume calls
There will be a minimum volume of calls to be delivered based on: minimum 5 calls per day on A&B customers per representative total 7 calls per day on all customers per representative

5. Coverage
Greater than 90% coverage of all A&B customers per semester (half year)

6. Customer potential
Customer targets contribution will be indexed according to brick potential
Top 100 bricks comprise greater than 20% market potential
At least 20% of A&B customers will fall within top 100 bricks

7. Frequency
Average frequency for all A&B customers will be at least 6 calls/annum

8. Penalties
Any calls not made to reach minimum call volume on all customers and/or A&B customers will not be charged to the
Collaboration
Rate based on cost per call

9. Other
Planned calls to designated healthcare professional groups, and peer-to-peer speaker activities.

7

Schedule 4.3

Part 2 – Performance Metrics Applicable to Amgen

The Performance Metrics in this Part 2 of Schedule 4.3 apply to specialist sales representatives. If Amgen engages in Detailing to primary care practitioners, then the Performance Metrics set forth in Part 1 of Schedule 4.3 shall apply.

1. Ivory contribution
100% of all calls are Ivory first line

2. Total customers
Each representative will have between 90-150 Ivory customers with team average of 100

3. Target A&B customers
At least 70% of all customers will be Ivory A&B targets
AB&C customers will be defined following Amgen's established process

4. Minimum volume calls
There will be a minimum volume of calls to be delivered based on:

minimum 4 calls per day on AB&C customers per representative total of 5 calls per day on all customers per representative

5. Coverage
100% coverage of all AB&C customers per semester

6. Frequency
Average frequency for all A&B customers will be at least 8 calls/annum
Average frequency for all C customers will be at least 4 calls/annum

7. Penalties
Any calls not made to reach minimum call volume on all customers and/or AB&C customers will not be charged to the Collaboration
Rate based on cost per call

8. Other
Planned calls to designated healthcare professional groups, and peer-to-peer speaker activities.

8

SCHEDULE 9.1.1.2

Milestone A

• Germany
• Italy
• Belgium
• Greece
• Slovenia

38

SCHEDULE 9.1.1.3

Milestone B

• France
• Spain
• Switzerland
• United Kingdom

39

ANNEX A

Collaboration Agreement
Between
Amgen Inc and Glaxo Group Limited Dated July 27, 2009 as amended

Please see attached.

40

COLLABORATION AGREEMENT

BY AND BETWEEN

AMGEN INC.

AND

GLAXO GROUP LIMITED

TABLE OF CONTENTS

1	DEFINITIONS	7
2	SCOPE AND GOVERNANCE	19
	Purpose of the Collaboration	19
	Co-Exclusive Appointment
	Governance	19
	Decision Making Standards	19
	Membership	19
	Replacement of Members	20
	Establishment of Subcommittees	20
	No Authority to Amend or Modify	20
	Collaboration Oversight Committee	20
	Meetings	20
	Decision Making	20
	Joint Steering Committee.	20
	Meetings.	21
	Reporting	21
	Decision Making	21
	Joint Brand Team	22
	Meetings.	22
	Reporting	22
	Decision Making	22
	Joint Development Committee	23
	Meetings	23
	Reporting	23
	Decision Making	23
	Country Teams.	23
	Meetings	24
	Reporting	24
	Decision Making	24
	Patent Coordinators	24
	Alliance Managers	25
	Territorial Expansion	25
	Internal Governance	26
3	COLLABORATION ACTIVITIES - ALLOCATION AND REPORTING	26
	Allocation of Operational Responsibility	26
	Country Plans	26
	Designated GSK Activities	26
	Designated Amgen Activities	26
	Collaboration in Commercialization Activities	27
	Amgen Participation Increase and Transition	27
	Participation Increase	27
	Potential Quid	27
	All Sales by Amgen	27
	Training.	27

	Information Concerning Ivory	28
	Public Statements	28
	Ownership	28
	Promotional Materials	28
	Detailing Reports and Audit Rights	29
	Reporting.	29
	Audits	29
	Medical Inquiries and Product Inquiries	29
	Samples	30
	Non-Commercial Activities	30
	Research and Development	30
	Regulatory	30
	Safety	30
	Manufacturing	31
4	COLLABORATION ACTIVITIES - PERFORMANCE STANDARDS	32
	Collaborative Activities	32
	Diligence and Performance Standards.	32
	Detailing Activities	33
	Minimum Sales Activities	33
	Sales Force Minimum	33
	Sales Force Incentive Compensation	34
	Violation of Laws	34
	Use of Affiliates and Third Party Contractors	34
	Affiliates	35
	Management of Personnel	35
	COGS	35
5	UP-FRONT PAYMENT AND MILESTONES	35
	Payments by GSK	35
	Up-Front Payment	35
	Milestone Payment	35
	Payment Method	36
6	PROFIT/EXPENSE SHARING	36
	Sharing	36
	GSK Costs	36
	Amgen Costs	36
	FTE Rate	38
	Income Taxes	38
	Exchange Rate	38
	Budget and Overruns	38
	Preparation; Updating	38
	Overruns	38
	Ivory Net Revenues	39
	Calculation of Profit (or Loss	39
	True-up	39
	Calculation of Sales Force Co	39
	Example	40

	Calculation of Net Revenues	40
	Free Products	40
	Bundled Products	40
	Attribution of Costs	40
	Collaboration Losses	40
7	PAYMENTS	41
	Appropriate Measure of Value	41
	No Other Compensation	41
	Payment Method	41
	Audits	41
	Blocked Currency	42
	Withholding	42
	VAT	43
	Late Payment	43
	Change in Accounting Periods	43
8	DISTRACTING PRODUCTS	43
	Distracting Program	43
	Post-Effective Date Affiliate	43
	Termination or Dives	44
	Divestiture	44
	Termination	44
	Pre-Effective Date Programs	44
	Reasonable Restrictions	45
	Amgen Restrictions	45
	Segregation of Programs	45
9	INTELLECTUAL PROPERTY	46
	Invention Ownership	46
	Copyright Ownership; Certain Confidential Information	46
	Joint Ownership	46
	License Grant by Amgen	46
	License Grant by GSK	47
	No Challenge	67
	Prosecution and Maintenance	47
	Defense and Settlement of Third-Party Claims	47
	Enforcement	48
	Patent Term Extensions	48
	Employee Agreements	48
	Trademarks.	48
	Title	48
	Required Use and Compliance	49
	Licenses	49
	To GSK	49
	To Amgen	49
	Respect of Trademarks	50
	Infringement	50
	Community Of Interest	50

10	REGULATORY AND SAFETY	50
	Regulatory Matters	50
	Regulatory Communication and Filings	50
	Regulatory Meetings	51
	GSK Obligations	51
	Labeling and Packaging Materials	52
	Regulatory and Safety Information	52
	Brand Security and Anti-Counterfeiting	53
	Product Technical Complaints; Recalls; Returns	53
	Product Technical Complaints	53
	Recalls or Other Corrective Action	53
	Returns	53
	Clinical Trial Register	54
11	CONFIDENTIALITY, PUBLICATIONS AND PRESS RELEASES	54
	Confidentiality; Exceptions	54
	Authorized Disclosure	54
	Confidential Treatment of Terms and Conditions	55
	Press Releases	55
	Prior Agreement	56
	Publications and Program Information	56
	Attorney-Client Privilege	56
	Injunctive Relief	57
	Additional Permitted Disclosure	57
12	REPRESENTATIONS AND WARRANTIES	57
	Mutual Representations and Warranties	57
	Amgen Representations and Warranties	58
	Amgen Covenants	59
	GSK Representations and Warranties	59
	GSK Covenants	59
	Disclaimer of Warranties	60
	Limitation of Liability	60
	Covenants	60
13	INDEMNIFICATION AND INSURANCE	61
	Indemnity by GSK	61
	Indemnity by Amgen	61
	Specific Indemnity	61
	Claim for Indemnification	62
	Defense of Third Party Claims	62
	Insurance.	63
14	TERM AND TERMINATION	64
	Term	64
	Termination for Breach	64
	Termination for Insolvency	65
	Early Termination by Amgen	65
	Termination Discussion	66
	Valid Safety Issue	66

	Failure to Supply	67
	Effects of Expiration or Termination	67
	Accrued Obligations	67
	Promotion Rights; Licenses	67
	Product Data and Amgen Confidential Information	67
	Return of Samples and Materials	68
	Assignment of Filings and Registrations	68
	Survival	68
	Transition	69
	Tail Payments	69
	No Limitation of Rights	70
15	CHANGE OF CONTROL	70
	Change of Control of GSK	70
	Change of Control of Amgen	71
16	MISCELLANEOUS	72
	Affiliates	72
	Arbitration	72
	Assignment	72
	Choice of Law	72
	Compliance with Applicable Law	73
	Construction	73
	Counterparts	73
	Currency	73
	Entire Agreement	73
	Force Majeure	74
	Further Assurances	75
	Headings	75
	No Set-Off	75
	Notices	75
	Relationship of the Parties	76
	Severability	77
	Standstill	77
	Third-Party Beneficiaries	79
	Waivers and Modifications	79

COLLABORATION AGREEMENT

This Collaboration Agreement (this “Agreement”) is entered into as of the 27th day of July, 2009 (the “Effective Date”) by and between Amgen Inc., a Delaware corporation with a place of business at 1 Amgen Center Drive, Thousand Oaks, CA 91320 (“Amgen”) and Glaxo Group Limited, registered in England as company number 305979, doing business as “GlaxoSmithKline” and having its principal office at Glaxo Wellcome House, Berkley Avenue, Greenford, Middlesex, UB6 0NN, United Kingdom (“GSK”). Amgen and GSK are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Amgen is a biotechnology company that researches, develops, manufactures and commercializes novel therapeutics to treat grievous illness;

WHEREAS, Amgen has developed the proprietary product Ivory (as defined below) for the treatment of certain diseases and conditions;

WHEREAS, Amgen and GSK desire to collaborate with respect to the commercialization of Ivory as set forth in more detail herein;

WHEREAS, Amgen and GSK desire to share certain expenses and revenues with respect to Ivory as set forth in more detail herein; and

WHEREAS, Amgen and GSK are entering into a separate agreement of even date herewith whereby GSK will conduct certain activities with respect to Ivory as specified therein in the Expansion Territory (as defined therein).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, and intending to be legally bound, the Parties agree as follows:

1.	DEFINITIONS

1.1.
“Affiliate” means, with respect to a Party, any Person which controls, is controlled by or is under common control with such Party. For purposes of this Section 1.1, “control” means: (i) in the case of corporate entities, direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors; and (ii) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity or income interest therein (or, in each of (i) and (ii), if applicable, such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction).

1.2.	“Agreement” has the meaning set forth in the Preamble.

1.3.	“Alliance Manager” has the meaning set forth in Section 2.15 (Alliance Mangers).

1.4.
“Allocable Overhead” means overhead costs (including Employment Costs and Third Party costs) related to the manufacture or support of the manufacturing of a product (including quality, process development and process improvements). Allocable Overhead costs are Indirect Costs and include all costs for supervisory services, occupancy and similar functions and activities customarily treated as overhead, including costs attributable to: (i) depreciation of or rent/lease expenses for property, facilities and capital equipment; (ii) company and facilities management (e.g., supervisors, human resources and purchasing); (iii) facilities services, security, surveillance, environmental protection, utilities, maintenance and repair (e.g., engineering and production planning); (iv) logistical costs; (v) finance and accounting support, data processing, legal affairs, training and information systems services; (vi) insurance (e.g., fire, product liability and business interruption insurance); (vii) indirect materials, supplies and consumables; (viii) general services (e.g., telephones, fax, postal services, copying and office services and equipment, cleaning, health services, and energy maintenance); (ix) process development (optimization/characterization), process validation, quality assurance and quality control costs; (x) internal/external efforts required to complete and submit any regulatory or governmental approval relating to the manufacture of Ivory or a facility manufacturing Ivory; (xi) product and inventory losses; and (xii) cycle count adjustments. Allocable Overhead may be allocated based upon percent of effort, resource utilization or other reasonable measure. For the avoidance of doubt, Allocable Overhead does not include costs of initial process development performed for scale up purposes prior to the launch of Ivory, or significant manufacturing process changes unless and until such significant manufacturing process changes are successfully implemented for Ivory.

1.5.	“Amgen” has the meaning set forth in the Preamble.

1.6.	“Amgen Costs” has the meaning set forth in Section 6.1.2 (Amgen Costs).

1.7.
“Amgen Housemarks” means the corporate logo of Amgen, the trademark “Amgen” and any other related trademark, trade name or service mark (whether registered or unregistered) containing the word “Amgen” and all intellectual property rights residing in the foregoing.

1.8.	“Amgen’s Patent Attorneys” means Amgen’s in-house patent attorney, Scott Ausenhus, and agent, Robert Winter, primarily responsible for patent matters with respect to Ivory in the Collaboration Scope.

1.9.
“Amgen Sales Force Costs” means the allocable share of Amgen’s (or its Affiliates’) sales force costs for sales representatives responsible for Detailing Ivory in the Collaboration Scope in accordance with this Agreement, calculated in accordance with Section 6.1.10 (Calculation of Sales Force Costs).

1.10.	“Annual Cap” has the meaning set forth in Section 6.1.6.1 (Preparation; Updating).

1.11.
“Applicable Laws” means, individually and collectively, any federal, state, local, national and supra-national laws, treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance, guidelines or requirements having the binding effect of law of national securities exchanges, automated quotation systems or securities listing organizations, Governmental Authorities, courts, tribunals, agencies other than Governmental Authorities, legislative bodies and commissions that are in effect from time to time during the Term and applicable to a particular activity hereunder.

1.12.	“Assisting Party” has the meaning set forth in Section 13.5 (Defense of Third Party Claims).

1.13.	“Audited Party” has the meaning set forth in Section 7.4 (Audits).

1.14.	“Auditing Party” has the meaning set forth in Section 7.4 (Audits).

1.15.	“Brand Book” means the Product Trademark usage and style guide for Ivory established and updated from time-to-time by the JBT.

1.16.	“Brand Plan” means the brand plan for Ivory established by the JBT.

1.17.	“Bundle” means Ivory sold together with another pharmaceutical compound for a single price.

1.18.
“Change of Control” means: (i) the acquisition, directly or indirectly, by any person, entity or “group” (within meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by means of a transaction or series of related transactions, of (a) beneficial ownership of fifty percent (50%) or more of the outstanding Voting Securities of a Party (or the surviving entity, as applicable, whether by merger, consolidation, reorganization, tender offer or other similar means), or (b) all, or substantially all, of the assets of a Party and its Affiliates; or (ii) any consolidation or merger of a Party with or into any Third Party, or any other corporate reorganization involving a Third Party, in which those persons or entities that are stockholders of the Party immediately prior to such consolidation, merger or reorganization (or prior to any series of related transactions leading up to such event) own fifty percent (50%) or less of the surviving entity’s voting power immediately after such consolidation, merger or reorganization.

1.19.	“Change of Control Notice” has the meaning set forth in Section 15.2 (Change of Control of Amgen).

1.20.
“COGS” means the Standard Cost for Ivory adjusted to reflect the sum of actual Direct Costs and Indirect Costs for the Inventory Layer from which such Ivory was taken less, to the extent not previously deducted, net non-refundable taxes or duties and distribution and warehousing costs. COGS will be calculated consistently with other products and in accordance with GAAP.

1.21.	“Collaboration 2022 Profit Share” has the meaning set forth in Section 14.11.3.

1.22.	“Collaboration Budget” has the meaning set forth in Section 2.10 (Joint Steering Committee).

1.23.
“Collaboration Field” means the use of Ivory in any Collaboration SKU (including 60mg Collaboration SKU presentations) for the treatment, palliation or prevention of one (1) or more of the following diseases and conditions in humans: (i) post- menopausal osteoporosis; (ii) glucocorticoid induced osteoporosis; and (iii) male osteoporosis. The Collaboration Field does not include the Excluded Field.

1.24.	“Collaboration Losses” has the meaning set forth in Section 6.5 (Collaboration Losses).

1.25.	“Collaboration Review Committee” or “CRC” means the committee established to resolve issues in accordance with Article 2 (Scope and Governance).

1.26.	“Collaboration Profit (Loss)” has the meaning set forth in Section 6.1.8 (Calculation of Profit (or Loss)).

1.27.	“Collaboration Scope” means the Collaboration Field in the Collaboration Territory.

1.28.
“Collaboration SKUs” means those SKUs pursued by Amgen and labeled for use for the treatment, palliation or prevention of one (1) or more of the following diseases and conditions in the Collaboration Territory in humans: (i) post-menopausal osteoporosis; (ii) glucocorticoid induced osteoporosis; and (iii) male osteoporosis.

1.29.	“Collaboration Territory” means those countries set forth on the Collaboration Territory Schedule and any country added pursuant to Section 2.16 (Territorial Expansion).

1.30.
“Collaboration Territory R&D Costs” means those costs incurred by or on behalf of either Party or its Affiliates in connection with research and development of Ivory in accordance with the Development Plan in the Collaboration Field for the primary benefit of the Collaboration Territory (including the costs of Phase IV Trials undertaken in the Collaboration Field for the benefit of the Collaboration Territory); provided, that, notwithstanding anything to the contrary in this Agreement, Collaboration Territory R&D Costs will exclude the costs of all of Amgen’s internal FTEs that are involved in the conduct of research and development, which will be deemed Qualified Amgen R&D Costs.

1.31.
“Commercially Reasonable Efforts” means, with respect to activities of a Party related to Ivory under this Agreement, the efforts and resources typically used by that Party (or, if a Party does not engage in that activity for other products or compounds, by biotechnology and/or pharmaceutical companies that are similar in size and financial resources to such Party) in the conduct of such activities with respect to products of comparable market potential, taking into account all relevant factors including, as applicable, stage of development, efficacy and safety relative to competitive products in the marketplace, actual or anticipated Governmental Authority approved labeling, the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), cost and likelihood of obtaining Regulatory Approval, and actual or projected profitability. For purposes of clarity, Commercially Reasonable Efforts will be determined on a country-by-country basis within the Collaboration Territory, and it is anticipated that the level of effort may be different for different countries and may change over time, reflecting changes in the status of Ivory and the country(ies) involved.

1.32.
“Contract Interest Rate” means the thirty (30) day U.S. Dollar LIBOR rate effective for the date that payment was due, as published by The Wall Street Journal, Eastern U.S. Edition, on the date such payment was due (or, if unavailable on such date, the first date thereafter on which such rate is available), or, if lower, the maximum rate permitted by Applicable Law.

1.33.	“Copyright” means all right, title, and interest in and to all copyrightable works and any copyright registration or corresponding legal right.

1.34.	“Country Plans” has the meaning set forth in Section 3.2 (Country Plans).

1.35.
“Country Team” means one of the teams overseeing commercialization of Ivory in the Collaboration Field in a given country (or countries) within the Collaboration Territory in accordance with Article 2 (Scope and Governance).

1.36.	“Designated GSK Activities” means those activities for which GSK is responsible pursuant to Section 3.1 (Allocation of Operational Responsibilities) or 3.3 (Designated GSK Activities).

1.37.	“Defending Party” has the meaning set forth in Section 13.5 (Defense of Third Party Claims).

1.38.
“Detail” means an interactive face-to-face visit by a sales representative with a medical professional having prescribing authority or who is able to influence prescribing decisions, within the target audience during which approved uses, safety, effectiveness, contraindications, side effects, warnings and/or other relevant characteristics of a pharmaceutical product are discussed in an effort to increase prescribing preferences of a pharmaceutical product for its approved uses. Detail includes First Position Details, Second Position Details and Other Details. Activities conducted by medical support staff (such as medical science liaisons) will not constitute Details. E-details, activities conducted at conventions or similar gatherings and activities performed by market development specialists, managed care account directors and other personnel not performing face-to-face sales calls or not specifically trained with respect to a pharmaceutical product will not constitute Details. “Detailing” means the act of performing Details and to “Detail” mean to perform Details.

1.39.	“Detail Report” has the meaning set forth in Section 3.11.1 (Reporting).

1.40.
“Development Budget” means the budget applicable to the Development Plan. The Development Budget applicable to the Initial Development Plan (the “Initial Development Budget”) is attached hereto as the Development Budget Schedule.

1.41.
“Development Plan” means the plan established by the JDC covering: (i) the research and development (including Phase IV Trials) of Ivory in the Collaboration Field for (a) the primary benefit of one (1) or more countries or regions in the Collaboration Territory, or (b) if not for the primary benefit of one (1) or more countries or regions in the Collaboration Territory, then otherwise useful to the Collaboration Scope; (ii) the preparation and submission of Regulatory Filings; and (iii) the obtaining, maintenance or expansion of Regulatory Approvals of Ivory in the Collaboration Scope. The initial Development Plan (the “Initial Development Plan”) covering calendar years 2009 through 2012 is attached hereto as the Development Plan Schedule, and will be reviewed and updated by the JDC on an annual basis or more frequently as agreed by the Parties. For the avoidance of doubt, information contained in the Initial Development Plan covering January 1, 2009 through the Effective Date is provided for informational purposes only, and is not intended to create any obligations on GSK with respect to such development during such period, including the obligation to pay or share any costs associated with such development for such period.

1.42.
“Direct Costs” means all costs incurred by or on behalf of Amgen and/or its Affiliates for resources and rights directly associated with the manufacture of Ivory, including raw materials and finishing supplies used to manufacture Ivory, payments to subcontractors with respect to the manufacture of Ivory, payments (including royalties) to Third Parties for rights used in the manufacture of Ivory, and Employment Costs for personnel directly involved in any aspect of manufacturing Ivory such as equipment operators, line mechanics, set up mechanics and material handlers to supply the line.

1.43.	“Distracting Product” means: (i) any RANK ligand inhibitor; and (ii) any bisphosphonate.

1.44.	“Distracting Program” means the commercialization (including Detailing, selling, promoting or distributing) of any Distracting Product.

1.45.
“Distracting Transaction” means any transaction entered into by a GSK or its Affiliates after the Effective Date whereby a Third Party that is engaged in a Distracting Program becomes an Affiliate of GSK or any of its Affiliates.

1.46.
“Divest” means, with respect to any Distracting Program, the sale, exclusive license or other transfer of all of the right, title and interest in and to such Distracting Program, including technology, intellectual property and other assets materially relating thereto, to an independent Third Party, without the retention or reservation of any rights or interest (other than solely an economic interest) in such Distracting Program by GSK or its Affiliates.

1.47.	“Effective Date” has the meaning set forth in the Preamble.

1.48.	“EMEA” means the European Medicines Agency, and any successor agency thereto.

1.49.	“Employment Costs” means all actual costs incurred by or on behalf of a Party and/or its Affiliates with respect to any employee.

1.50.
“Excluded Field” means the use of Ivory for any purpose outside the Collaboration Field, including veterinary or diagnostic purposes, and including the use of Ivory for the treatment, palliation or prevention of the following diseases and conditions in humans: (i) bone metastases; (ii) bone loss induced by cancer therapy or hormone ablation therapy; and (iii) cancer-related bone damage.

1.51.
“Excluded Territory” means the United States of America, Canada, Japan, Bahrain, Jordan, Kuwait, Oman, Qatar, Egypt, Morocco, Tunisia, Algeria, Libya, Saudi Arabia, Turkey, the United Arab Emirates and any other country not included within the Expansion Territory (as defined in the Expansion Agreement) and, with respect to each of the foregoing, the territories and possessions thereof.

1.52.
“Expansion Agreement” means the agreement entered into between the Parties of even date herewith, pursuant to which Amgen grants GSK certain rights with respect to Ivory in the Expansion Territory (as defined in the Expansion Agreement).

1.53.
“First Position Detail” means a Detail in which the applicable pharmaceutical product is Detailed before any other product and the predominant portion of time is devoted to the Detailing of such pharmaceutical product.

1.54.	“For Cause Audit” has the meaning set forth in Section 3.14.4 (Manufacturing).

1.55.
“FTE” means, with respect to a person (other than an employee that Details Ivory), the equivalent of the work of one (1) employee full time for one (1) year (consisting of at least a total of 45.5 weeks or 1,820 hours per year (excluding vacations and holidays)). Overtime, and work on weekends, holidays and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. For an employee that Details Ivory, FTEs will be calculated as set forth in Section 6.1.10 (Calculation of Sales Force Costs).

1.56.
“FTE Rate” means, with respect to a particular type of employee and geography, for the period commencing on the Effective Date until such time as the JSC agrees otherwise, the fully-burdened amount set forth on the FTE Rate Schedule per full-time employee per year (as of the Effective Date), which rate will be increased by three percent (3%) of the then-current FTE Rate on January 1 of 2010 and each subsequent calendar year. For the avoidance of doubt, the JSC may agree to continue to use the rates set forth in the FTE Rate Schedule or to use different rates, which may be higher or lower than those set forth in the FTE Rate Schedule. The FTE Rate Schedule will be updated in writing to reflect any such agreement of the JSC.

1.57.
“GAAP” means the then current generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles in the United States, in each case consistently applied.

1.58.
“GDP” means the applicable provisions governing distribution of medicinal products for human use, including European Commission Directive (2003/94/EC) (principles and guidelines of good manufacturing practice in respect of medicinal products for human use and investigational medicinal products for human use), European Commission Guidelines (94/C 63/03) (the Guidelines on Good Distribution Practice of MedicinalProducts or Human Use), European Commission Directive (2001/83/EC)(relating to medicinal products for human use) and any applicable local guidelines in respect of good distribution practice for pharmaceutical products, in each case, as amended.

1.59.
“GMP” means practices with respect to the manufacture of Ivory as required by the following: (i) if Ivory will be supplied to any jurisdiction adopting the International Conference on Harmonisation Guidelines other than the European Union (which is addressed below), ICHQ7 Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients, (ii) if the site of manufacture of Ivory is within the European Union or will be supplied to a country within the European Union, the principles and guidelines of Good Manufacturing Practices for medicinal products as defined within European Commission Directive 2003/94/EC and associated European Union Guidelines to Good Manufacturing Practice, (iii) if the site of manufacture is in the United States of America, provisions of 21 C.F.R. parts 210 and 211, or (iv) if Ivory will be supplied to any other country not falling within (i)-(iii) above, then the requirements shall be no more onerous than the requirements set out in (i)-(iii) above. “ICHQ7” means the ICH Harmonised Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients Q7, as amended from time to time.

1.60.
“Governmental Authority” means any government or supranational administrative agency, commission or other governmental or supranational authority, body or instrumentality, or any federal, state, local, domestic or foreign governmental or supranational regulatory body.

1.61.	“GSK” has the meaning set forth in the Preamble.

1.62.	“GSK Costs” has the meaning set forth in Section 6.1.1 (GSK Costs).

1.63.
“GSK Housemarks” means the corporate logo of GSK, the trademarks “GSK”, “GlaxoSmithKline” and any other related trademark, trade name or service mark (whether registered or unregistered) containing the word “GlaxoSmithKline” and intellectual property rights residing in the foregoing.

1.64.
“GSK Inventions” means any Invention made solely by GSK or its Affiliates (and not jointly with Amgen or any of its Affiliates) during the Term in the course of performing the activities contemplated hereunder that relates substantially to the composition of matter, formulation or use of Ivory.

1.65.
“GSK Sales Force Costs” means the allocable share of GSK’s (and/or its Affiliates’) costs for sales representatives responsible for Detailing Ivory in the Collaboration Scope in accordance with this Agreement, calculated in accordance with Section 6.1.10 (Calculation of Sales Force Costs).

1.66.	“IFRS” means the then current International Financial Reporting Standards, consistently applied.

1.67.	“Indirect Costs” means Allocable Overhead and Employment Costs attributed to the manufacture and supply of Ivory, and not included in the definition of Direct Costs.

1.68.	“Infringement Claim” has the meaning set forth in Section 9.7 (Defense and Settlement of Third Party Claims of Infringement).

1.69.	“Invention” means any idea, concept, discovery, invention, improvement or trade secret.

1.70.
“Inventorship Margin” means: (i) ten percent (10%) with respect to calendar year Ivory Net Revenues in an amount less than or equal to Four Hundred Fifty Million Dollars ($450,000,000.00); (ii) five percent (5%) with respect to calendar year Ivory Net    Revenues in an amount over Four Hundred Fifty Million Dollars ($450,000,000.00)    up to and including Nine Hundred Million Dollars ($900,000,000.00); and (iii) two and one-half percent (2.5%) with respect to calendar year Ivory Net Revenues greater than Nine Hundred Million Dollars ($900,000,000.00).

1.71.	“Inventory Layer” means all amounts of Ivory manufactured at a specific site during a given calendar year.

1.72.	“ISS” means a clinical study or research study initiated and conducted by an individual not employed by or on the behalf of a Party.

1.73.	“Ivory” means Amgen’s proprietary antibody, denosumab.

1.74.
“Ivory Intellectual Property” means any Invention, Know-How, Patents, Product Trademark, trademark application, electronic media registrations (including domain names, usernames, websites, blogs and the like), or Copyright owned or controlled by Amgen or its Affiliates that is related to Ivory in the Collaboration Scope.

1.75.
“Ivory Net Revenues” means: (i) the aggregate of the gross invoiced sales prices for Ivory that is sold or transferred for value by Amgen or its Affiliates to Third Parties in the Collaboration Territory and used in the Collaboration Scope, minus the following amounts incurred or paid (each as recognized by GAAP and each to the extent not already deducted when calculating COGS) by Amgen or its Affiliates with respect to such sales or transfers for value (regardless of the period in which such amounts are incurred or paid):

1.75.1.	trade, cash, prompt payment and/or quantity discounts;

1.75.2.	payments to government agencies, returns, refunds, allowances, rebates and chargebacks;

1.75.3.	retroactive price reductions applicable to sales of Ivory;

1.75.4.	fees paid to distributors, wholesalers, selling agents (excluding any sales representatives of a Party or any of its Affiliates), group purchasing organizations and managed care entities;

1.75.5.
the standard inventory cost (actual acquisition or manufacture cost) of devices used for dispensing or administering Ivory which are shipped with the Ivory and included in the gross invoiced sales prices;

1.75.6.	credits or allowances for product replacement, whether cash or trade;

1.75.7.
any tax, tariff, duty or governmental charge levied on the sales, transfer, transportation or delivery of Ivory (including any tax such as a value added or similar tax or government charge), other than franchise or income tax of any kind whatsoever;

1.75.8.	the actual amount of write-offs for bad debt (if tracked) or, if untracked, a two percent (2%) allowance for bad debt;

1.75.9.
insurance, shipping and freight costs directly related to the delivery of Ivory and special packaging (if tracked) or, if one or more of the foregoing are untracked, the greater of the sum of the tracked items and a one percent (1%) allowance; and

1.75.10	any import or export duties or their equivalent borne by the relevant seller;

plus (ii) any Recoveries made pursuant to Section 9.8 (Enforcement).

1.76.	“Ivory Patent and Trademarks” has the meaning set forth in Section 9.6 (Prosecution and Maintenance).

1.77.	“Joint Brand Team” or “JBT” means the joint brand team established pursuant to Article 2 (Scope and Governance).

1.78.	“Joint Claim” has the meaning set forth in Section 13.5 (Defense of Third Party Claims).

1.79.	“Joint Development Committee” or “JDC” means the development committee established pursuant to Article 2 (Scope and Governance).

1.80.	“Joint Invention” has the meaning set forth in Section 9.1 (Invention Ownership).

1.81.	“Joint Steering Committee” or “JSC” means the steering committee established pursuant to Article 2 (Scope and Governance).

1.82.	“Judicial Force Majeure” has the meaning set forth in Section 16.9 (Force Majeure).

1.83.
“Know-How” means all tangible and intangible techniques, information, technology, practices, trade secrets, Inventions (whether patentable or not), methods, processes, knowledge, know-how, conclusions, skill, experience, test data and results (including pharmacological, toxicological, manufacturing, and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms, including works of authorship and Copyrights. Know-How does not include Patents.

1.84.	“Other Detail” means any Detail other than a First Position Detail or a Second Position Detail.

1.85.	“Party” or “Parties” has the meaning set forth in the Preamble.

1.86.
“Patent Coordinator” means those employees of each of the Parties appointed pursuant to Section 2.14 (Patent Coordinators) to serve as each such Party’s primary liaison with the other Party on matters relating to intellectual property as described in this Agreement.

1.87.
“Patents” means the issued patents and pending patent applications (including certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, refilings, substitutions, continuations, continuations-in-part, divisions, renewals, all letters patent granted thereon, and all reissues, re-examinations and patent term extensions thereof, and all international or foreign counterparts of any of the foregoing (including supplemental protection certificates, patents of addition and the like).

1.88.
“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, “group” as defined in Section 13(d)(3) of the Exchange Act, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.

1.89.
“Phase IV Trial” means any clinical study initiated in the Collaboration Territory following the first Regulatory Approval for Ivory in the Collaboration Scope for the indication being studied. Phase IV Trials may include epidemiological studies, modeling and pharmacoeconomic studies, ISS and post-marketing surveillance studies.

1.90.
“Product Trademarks” means the trademark “Prolia™,” any other related trademark, trade name or service mark (whether registered or unregistered) containing the word “Prolia™,” and any other trademark, trade name or service mark (whether registered or unregistered) selected by the JBT for use on, with, or to refer to Ivory (other than Amgen Housemarks and GSK Housemarks, as applicable) in the Collaboration Territory during the Term, and all intellectual property rights residing in the foregoing.

1.91.	“Promotional Materials” has the meaning set forth in Section 3.10 (Promotional Materials).

1.92.
“Prosecution and Maintenance” means the preparation, filing, and prosecution of patent applications and maintenance of patents, as well as re-examinations and reissues with respect to such patents, together with the conduct of interferences and the defense of oppositions with respect to such patent application or patent; and “Prosecute and Maintain” has the correlative meaning.

1.93.
“Qualified Amgen R&D Costs” means those costs incurred by or on behalf of Amgen or its Affiliates in connection with research and development of Ivory useful to the Collaboration Scope, but excluding: (i) Collaboration Territory R&D Costs; and (ii) any costs applicable to the research and development of Ivory for the sole benefit of one (1) or more countries or regions in the Excluded Territory or Expansion Territory and not useful in the Collaboration Scope. “Qualified Amgen R&D Costs” will include the costs of all of Amgen’s internal FTEs that are involved in the conduct of development of Ivory in the Collaboration Field, regardless of whether directed to the Collaboration Territory or countries outside the Collaboration Territory (including the Expansion Territory and/or the Excluded Territory). Such FTE costs will not be included in Collaboration Territory R&D Costs.

1.94.
“Recoveries” means all monies received by Amgen from a Third Party in connection with the final, non-appealable judgment (or judgment with respect to which the time period for appeal has expired), award or settlement of any enforcement with respect to any Ivory Intellectual Property, to the extent such judgment, award or settlement pertains to activities within the Collaboration Scope.

1.95.
“Regulatory Approval” means a product-specific approval from a Governmental Authority necessary for the research, development, manufacture, distribution, pricing, reimbursement, marketing or sale of Ivory.

1.96.	“Regulatory Filing” means any filing with any Governmental Authority with respect to the research, development manufacture, distribution, pricing, reimbursement, marketing or sale of Ivory.

1.97.	“Remediation Plan” has the meaning set forth in Section 14.2.2.

1.98.
“Roche Agreement” means the Amended and Restated Co-Promotion Agreement between Hoffmann-La Roche Inc. and F. Hoffmann-La Roche Ltd. (collectively, “Roche”) and GSK dated December 6, 2001, as amended from time to time, pursuant to which GSK and Roche are commercializing Bonviva™ in certain countries of the world and Boniva™ in the United States of America (such product, “Bonviva™” and such program, the “Bonviva™ program”).

1.99.
“Roche Claim” means any claim made by Roche arising out of or in connection with the Roche Agreement or GSK’s performance or failure to perform thereunder, or actions or omissions by GSK or any of its Affiliates with respect to the Roche Agreement, including any claims of interference with contractual relations or prospective economic advantage (or analogous claim under the law of any jurisdiction) based on any action or omission of Amgen or GSK in connection with this Agreement or the transactions or activities contemplated hereby.

1.100.	“Routine Audit” has the meaning set forth in Section 3.14.4 (Manufacturing).

1.101.	“Rules” has the meaning set forth in Section 16.2 (Arbitration).

1.102.	“Sales Forecast” means the sales forecast set forth in the Sales Forecast Schedule.

1.103.	“Samples” has the meaning set forth in Section 3.13 (Samples).

1.104.	“Second Position Detail” means a Detail in which the applicable pharmaceutical product is Detailed in the second position (i.e., no more than one (1) other product is presented to or discussed with the healthcare professional before Ivory) and the second most predominant portion of time is devoted to the Detailing of such pharmaceutical product.

1.105.
“Segregate” means, with respect to two (2) programs: (i) to restrict and prevent all program-related contacts and communications between personnel (whether employees, consultants, Third Party contractors or otherwise and whether or not located within the Collaboration Territory (for the purposes of this Section 1.105, “Personnel”)) working on or involved with the development or commercialization of the first program and Personnel working on or involved with the development or commercialization of the second program; (ii) to ensure that Personnel that are working on the first program will not simultaneously work on the second program and vice versa; (iii) to ensure that confidential information relating to the first program is not shared with or accessed by Personnel that are working on the second program and vice versa; and (iv) from time- to-time, upon the reasonable request of the other Party, to provide information requested relating to the foregoing items (i) through (iii), and to reasonably cooperate to enable the other Party to verify that such restrictions are in place and sufficient to achieve the foregoing. For clarity, the foregoing restrictions will not prevent employees of GSK that are general managers of one (1) or more countries in the Collaboration Territory or that are at or above the senior vice president level from providing high-level oversight of both programs, provided that such employees do not have day-to-day responsibilities for either program and that GSK ensures such employees understand and comply with their obligations of confidentiality and non-use as set forth herein.

1.106.	“Special Meeting” has the meaning set forth in Section 14.2.2.

1.107.
“Standard Costs” means, with respect to a Collaboration SKU, standard cost for the Inventory Layer from which such Collaboration SKU was taken, as reflected in Amgen’s accounting records at the time such Collaboration SKU is sold. Such Standard Cost, calculated annually for the period commencing January 1 and ending December 31 of the same year, is the sum of estimated Direct and Indirect Costs for Ivory produced as of such date of sale.

1.108.	“Tail Payment” has the meaning set forth in Section 14.11 (Tail Payments).

1.109.	“Tail Period” means that period commencing January 1, 2023 and ending December 31, 2024.

1.110.	“Taxes” means any tax, excise or duty, other than taxes upon income.

1.111.	“Term” means the period commencing on the Effective Date and ending upon December 31, 2022, unless and until sooner terminated pursuant to any provision of this Agreement.

1.112.	“Third Party” means any Person that is not a Party, or an Affiliate of a Party.

1.113.	“Third Party Claim” means any claim, action, lawsuit, or other proceeding brought by any Third Party. Third Party Claim includes any Roche Claim and any Infringement Claim.

1.114.
“VAT” means the tax imposed by Council Directive 2006/112/EC of the European Community and any national legislation implementing that directive together with legislation supplemental thereto and in particular, in relation to the United Kingdom, the tax imposed by the Value Added Tax Act of 1994 or other tax of a similar nature imposed in other countries in the Collaboration Territory instead of or in addition to value added tax.

1.115.	“Voting Securities” means securities entitled to be voted generally or in the election of directors of a Person.

2.	SCOPE AND GOVERNANCE

2.1.
Purpose of the Collaboration. The purpose of the collaboration is for the Parties to collaborate in the com    mercialization of Ivory in the Collaboration Scope and for the Parties to share in certain costs and revenues related to Ivory, all as described in more detail herein.

2.2.
Co-Exclusive Appointment. Subject to the terms and conditions of this Agreement, Amgen hereby retains GSK on a co-exclusive basis with Amgen to Detail Ivory in the Collaboration Scope and to conduct the Designated GSK Activities.

2.3.
Governance. With respect to the Collaboration Scope, the collaboration will be governed by: (i) the CRC, which will be responsible for the resolution of issues within the collaboration that cannot be resolved by the JSC; (ii) the JSC, which will be responsible for oversight of the collaboration; (iii) the JBT, which will be responsible for developing the Brand Plan for Ivory within the Collaboration Scope; (iv) a Country Team for each country within the Collaboration Territory (provided that one (1) Country Team may oversee more than one (1) country (e.g., Benelux countries)); (v) the JDC, which will be responsible for establishing the Development Plan and discussing the activities to be conducted thereunder; and (vi) the Patent Coordinators responsible for intellectual property issues as set forth herein. All such committees and teams (the terms committee and team being used interchangeably herein) will be formed promptly following the Effective Date. Each such committee and team will oversee the activities undertaken by the Parties in the Collaboration Scope within the scope of authority of such committee or team, including monitoring progress against plans and outlining how Parties will collaborate in the conduct of such activities. It is expected that the committees and teams will develop plans and strategies assigned to it in a collaborative manner and will serve as a forum for discussion of and input into such plans and strategies.

2.4.
Decision Making Standards. The decisions made and actions taken by the CRC, JSC, JBT, JDC, Country Teams and Patent Coordinators will be made with the interests of both Parties (including the Parties’ interests in the collaboration) (as presented to such committee or team) duly considered in good faith. Subject to the terms of this Agreement and Applicable Law, the decisions of such teams and committees will be made in accordance with the discretion and business judgment of the members thereof.

2.5.
Membership. Each of the JSC, JBT and JDC will be comprised of three (3) members appointed by Amgen, and three (3) members appointed by GSK (or such other number of members as agreed in writing by the Parties). The JSC, JBT and JDC will each be led by two (2) co-chairs, one (1) appointed by each of the Parties. Each Country Team will be comprised of four (4) members appointed by Amgen, and four (4) members appointed by GSK (or other number of members as agreed in writing by the Parties). The CRC will be comprised of one (1) member appointed by each of the Parties, and such members initially will be the President of Pharmaceuticals, Europe (or his or her designee) for GSK and Executive Vice-President, Global Commercial Operations (or his or her designee) for Amgen. Each Party will ensure that the committee members appointed by it have the appropriate level of seniority and decision-making authority commensurate with the responsibilities of the committee to which they are appointed.

2.6.
Replacement of Members. Each Party will have the right to replace its committee members by written notice to the other Party. In the event any committee member becomes unwilling or unable to fulfill his or her duties hereunder, the Party that appointed such member will promptly appoint a replacement by written notice to the other Party.

2.7.
Establishment of Subcommittees. Each committee will have the right to establish subcommittees or working teams with respect to issues within its area of responsibility as it sees fit (e.g., pricing, manufacturing or operations). Each Country Team will have the right to establish a local operations team to facilitate the performance of its responsibilities.

2.8.	No Authority to Amend or Modify. Notwithstanding anything herein to the contrary, no committee will have any authority to amend, modify or waive compliance with this Agreement.

2.9.	Collaboration Review Committee. The CRC will be responsible for resolving any issues within the collaboration that cannot be resolved by the JSC.

2.9.1.
Meetings. The CRC will meet as requested by the JSC to resolve unresolved issues, via teleconference or videoconference or as otherwise agreed by the Parties. Each Party will be responsible for its own expenses relating to such meetings. As appropriate, other employee representatives of the Parties may attend CRC meetings as nonvoting participants, but no Third Party personnel may attend unless otherwise agreed by the Parties. All CRC meetings must have all members in attendance.

2.9.2.	Decision Making. The CRC will make decisions by consensus with each Party having one vote. In the event of a deadlock the decision will be made by the member appointed to the CRC by Amgen.

2.10.
Joint Steering Committee. The JSC will be responsible for overseeing the collaboration, including the commercialization of Ivory in the Collaboration Scope generally. The JSC will be a forum for: (i) discussing commercialization strategy; (ii) approving the Brand Plan established by the JBT; (iii) reviewing the allocation of operational responsibility between the Parties set forth in the Country Plans; (iv) allocating operational responsibility between the Parties for activities that are applicable to the Collaboration Scope as a whole (i.e. that are not country-specific); (v) developing and updating a rolling three (3) year Sales Forecast and supply forecast; (vi) developing and updating the expense budget (expressed in U.S. Dollars, unless otherwise agreed by the

Parties) for commercialization activities to be undertaken pursuant to the collaboration based upon the Brand Plan and Country Plans (the “Collaboration Budget”); (vii) reviewing and approving the draft pricing and access plan proposed by the JBT; (viii) reviewing the Standard Costs of Ivory on an annual basis and additionally if and when the Standard Costs exceed, or are expected to exceed, the expected Standard Costs by ten percent (10%) or more; (ix) discussing sourcing matters related to the manufacture of Ivory, including: (a) to what extent Third Parties will be used to manufacture Ivory for the Collaboration Scope and any material changes to the arrangement with such Third Party manufacturer(s) in advance of implementation of such changes; and (b) methodology of allocating Inventory Layers to the Collaboration Scope; (x) discussing adequacy of supply of Ivory for the Collaboration Scope in connection with then-current forecasts and any occurrence that may require a For Cause Audit as provided in Section 3.14.4 (Manufacturing), (xi) agreeing to an amended FTE Rate Schedule, and (xii) discussing regulatory matters. The JSC will conduct its activities in consultation and/or cooperation with the JDC with respect to those matters that such committees determine appropriate, including regulatory matters and the usefulness of development to the commercial potential of Ivory in the Collaboration Scope.

2.10.1.
Meetings. The JSC will meet quarterly, via teleconference or videoconference or otherwise (with at least two (2) meetings per calendar year being in person), or as otherwise agreed by the Parties. Any in-person meetings will be held on an alternating basis between GSK’s and Amgen’s European headquarters, unless otherwise agreed by the Parties. Each Party will be responsible for its own expenses relating to such meetings. As appropriate, other employee representatives of the Parties may attend JSC meetings as nonvoting participants, but no Third Party personnel may attend unless otherwise agreed by the Parties. Each Party may also call for special meetings of the JSC as reasonably required to resolve particular matters requested by such Party by at least ten (10) business days prior written notice to the co-chair appointed by the other Party. All JSC meetings must have at least one (1) member appointed by each Party in attendance.

2.10.2.
Reporting. Each Party will keep the JSC fully and promptly informed of progress and results of activities in the Collaboration Scope for which it is responsible or that it is permitted to conduct hereunder through its members on the JSC and as otherwise provided herein. Each Party will fully inform the JSC with respect to its activities in the Collaboration Scope undertaken pursuant to this    Agreement as reasonably requested by any member thereof. Notwithstanding the foregoing, Amgen will have no obligation to provide proprietary manufacturing information to GSK through any committee or otherwise.

2.10.3.
Decision Making. The JSC will make decisions by consensus with each Party having one vote. In the event of a deadlock on an issue, the decision will made by the members of the JSC appointed by Amgen, provided that the members appointed by either Party will have the right to require that such issue be escalated to the CRC for determination. Notwithstanding the foregoing, in the event of a decision on any matter that requires exigent action pursuant to Applicable Law or to prevent a material adverse effect on Ivory or a Party, the members of the JSC appointed by Amgen will have the right to make an interim decision pending CRC determination.

2.11.
Joint Brand Team. The JBT will be responsible for developing specified plans and overseeing specified commercial activities relating to Ivory in the Collaboration Scope generally. The JBT will be a forum for discussing, developing, and agreeing upon the Brand Plan for submission to the JSC for approval. The JBT’s responsibilities will include: (i) cross-functional, collaborative development and updating of the Brand Plan including strategies and tactics at the regional level; (ii) consolidation of expense and Sales Forecasts from the country level; (iii) developing and updating a draft pricing and access plan for JSC approval; (iv) tactical alignment of commercialization activities with expense budget allocations; and (v) core message element development, updating and communication to the Country Teams. The JBT will conduct its activities in consultation and/or cooperation with the Country Teams with respect to those matters that such teams determine appropriate.

2.11.1.
Meetings. The JBT will meet monthly, via teleconference or videoconference or otherwise (with at least four (4) meetings per calendar year being in person), or as otherwise agreed by the Parties. Any in-person meetings will be held on an alternating basis between GSK’s and Amgen’s European headquarters, unless otherwise agreed by the Parties. Each Party will be responsible for its own expenses relating to such meetings. As appropriate, other employee representatives of the Parties may attend JBT meetings as nonvoting participants, but no Third Party personnel may attend unless otherwise agreed by the Parties. Each Party may also call for special meetings of the JBT as reasonably required to resolve particular matters requested by such Party by at least ten (10) business days prior written notice to the co-chair appointed by the other Party. All JBT meetings must have at least one (1) member appointed by each Party in attendance.

2.11.2.
Reporting. Each Party will keep the JBT fully and promptly informed of progress and results of activities in the Collaboration Scope for which it is responsible or that it is permitted to conduct hereunder through its members on the JBT and as otherwise provided herein. Each Party will fully inform the JBT with respect to its activities in the Collaboration Scope undertaken pursuant to this Agreement as reasonably requested by any member thereof.

2.11.3.
Decision Making. The JBT will make decisions by consensus with each Party having one vote. In the event of a deadlock, the decision will be made by the members of the JBT appointed by Amgen, provided that the members appointed by either Party will have the right to require that such issue be escalated to the JSC for determination. In the event of a decision on a matter that requires exigent action pursuant to Applicable Law or to prevent a material adverse effect on Ivory or a Party, the members of the JBT appointed by Amgen will have the right to make an interim decision pending JSC determination.

2.12.
Joint Development Committee. The JDC will be responsible for updating the Development Plan and the Development Budget, reviewing clinical protocols for studies to be conducted under the Development Plan, and overseeing the conduct and progress of the activities set forth in the Development Plan including regulatory matters. In addition to the foregoing, the JDC will discuss development to be undertaken by Amgen outside the Collaboration Scope to the extent either Party reasonably believes such development is reasonably likely to have a material adverse effect on Ivory within the Collaboration Scope (and Amgen will provide summary information of Ivory development to be undertaken by Amgen outside the Collaboration Scope in order to enable GSK to make such determination). The JDC will conduct its activities in consultation and/or cooperation with the JSC with respect to those matters as such committees determine appropriate, including regulatory matters and the usefulness of development to the commercial potential of Ivory in the Collaboration Scope.

2.12.1.
Meetings. The JDC will meet quarterly, via teleconference or videoconference or otherwise (with at least one (1) meeting per calendar year being in person), or as otherwise agreed by the Parties. Any in-person meetings will be held on an alternating basis between GSK’s and Amgen’s European or global headquarters, unless otherwise agreed by the Parties. Each Party will be responsible for its own expenses relating to such meetings. As appropriate, other employee representatives of the Parties may attend JDC meetings, but no Third Party personnel may attend unless otherwise agreed by the Parties. Each Party may also call for special meetings of the JDC as reasonably required to discuss particular matters requested by such Party by at least ten (10) business days prior written notice to the co-chair appointed by the other Party. All JDC meetings must have a member appointed by each Party in attendance.

2.12.2.
Reporting. Each Party will keep the JDC fully and promptly informed of progress and results of activities in the Collaboration Scope for which it is responsible or that it is permitted to conduct hereunder through its members on the JDC and as otherwise provided herein. Each Party will fully inform the JDC with respect to its activities in the Collaboration Scope undertaken pursuant to this Agreement as reasonably requested by any member thereof.

2.12.3.
Decision Making. The JDC will make decisions by consensus with each Party having one vote. In the event of a deadlock, the decision will be made by the members of the JDC appointed by Amgen, provided that the members appointed by either Party will have the right to escalate to the CRC for determination decisions that: (i) involve a safety issue; (ii) are likely to have a material impact on the Development Budget; or (iii) involve development that is likely to have a material adverse effect on commercialization of Ivory in the Collaboration Scope, in each case, in the reasonable opinion of the escalating Party.    In the event of a decision on a matter that requires exigent action pursuant to Applicable Law or to prevent a material adverse effect on Ivory or a Party, the members of the JDC appointed by Amgen will have the right to make an interim decision pending CRC determination.

2.13.	Country Teams. Country Teams will be responsible for localizing and implementing marketing strategy and brand planning, allocation of sales representatives, coordination of primary and specialty care sales representatives, determination of Detail frequency and weighting, determination of customer targets, planning sales implementation meetings, review of local sales performance metrics and market research, review of local forecasts for revenue and expenses and review of local access and reimbursement matters, in each case for the relevant country or countries. All such matters will be in accordance with the Brand Plan. The Country Teams will conduct their activities in consultation and/or cooperation with the JBT with respect to those matters that such teams determine appropriate.

2.13.1.
Meetings. Each Country Team will meet six (6) times per year, or as otherwise agreed by the Parties. Meetings will be held on an alternating basis between GSK’s and Amgen’s headquarters for the relevant country, unless otherwise agreed by the Parties. Each Party will be responsible for its own expenses relating to such meetings. As appropriate, other employee representatives of the Parties may attend Country Team meetings as nonvoting participants, but no Third Party personnel may attend unless otherwise agreed by the Parties. Each Party may also call for special meetings of a Country Team as reasonably required to resolve particular matters requested by such Party by at least ten (10) business days prior written notice to the designated member appointed by the other Party. All Country Team meetings must have at least one (1) member appointed by each Party in attendance. At the request of the JBT, each Country Team will attend international brand strategy and/or communications summits.

2.13.2.
Reporting. Each Party will keep each Country Team fully and promptly informed of progress and results of activities in the relevant region for which it is responsible or that it is permitted to conduct hereunder through its members on the relevant Country Team and as otherwise provided herein. Each Party will fully inform each Country Team with respect to its activities in the Collaboration Scope undertaken pursuant to this Agreement as reasonably requested by any member thereof.

2.13.3.
Decision Making. Each Country Team will make decisions by consensus. In the event of a deadlock, the decision will be made by the members of the relevant Country Team appointed by Amgen, provided that the members appointed by either Party will have the right to require that such issue be escalated to the JSC for determination. In the event of a decision that requires exigent action pursuant to Applicable Law or to prevent a material adverse effect on Ivory or a Party, the members of the Country Team appointed by Amgen will have the right to make an interim decision pending JSC determination.

2.14.
Patent Coordinators. The Parties will each appoint a Patent Coordinator promptly after the Effective Date of the Agreement. The Patent Coordinators will serve as the primary contacts and forum for discussion between the Parties with respect to intellectual property matters involving Ivory worldwide in the Collaboration Field, and will cooperate with respect to the activities set forth in Article 9 (Intellectual Property). A strategy will be discussed with regard to Prosecution and Maintenance, defense and enforcement of Ivory Intellectual Property, defense against allegations of infringement of Third Party Patents, and licenses to Third Party Patents or Know-How (including obtaining Third Party licenses within the Collaboration Scope in response to allegations of infringement of such Third Party Patents or Know-How), and any material change to any license to Third Party Patents or Know-How in existence as of the Effective Date, in each case within the Collaboration Scope or outside the Collaboration Scope to the extent such matter would be reasonably likely to have a material impact on the Collaboration Scope. The Patent Coordinators will meet as often as agreed by them (and at least semi-annually if requested), via teleconference or videoconference or as otherwise agreed, to discuss matters arising out of the activities set forth in Article 9 (Intellectual Property). To the extent reasonably requested by either Patent Coordinator, the Patent Coordinators will solicit the involvement of more senior members of their respective legal departments (up to the most senior intellectual property attorney, where appropriate) with respect to critical issues, and may escalate issues to the JSC for input. Each of the Patent Coordinators will consider comments and suggestions made by the other in good faith. Notwithstanding anything in this Agreement to the contrary, neither Patent Coordinator will have the obligation to disclose information to the extent prohibited by obligation of confidentiality or protective order, that would result in loss of attorney-client or other relevant legal privilege, that constitutes proprietary manufacturing information or where the other Party has an actual or potential conflict of interest with respect to such information (e.g., where sharing such information would be reasonably likely to provide the recipient with a commercial advantage with respect to a product competitive to Ivory that is being developed or commercialized by such Party).

2.15.
Alliance Managers. Promptly after the Effective Date, each Party will appoint a person who will oversee interactions between the Parties between meetings of the committees and teams established hereunder (each, an “Alliance Manager”). Unless otherwise agreed by the Parties, the Alliance Managers will attend all meetings of the JSC and will have the right to attend all meetings of the JDC and JBT, as non-voting participants at such meetings. Each Party may replace its Alliance Manager at any time by notice in writing to the other Party.

2.16.
Territorial Expansion. Any country that accedes to the European Union (other than a country in the Excluded Territory) after the Effective Date will become part of the Collaboration Territory and incorporated in the collaboration. The Parties will cooperate to ensure a smooth and orderly transition of such country into the collaboration and avoid any action reasonably likely to have a material adverse effect on Ivory. If GSK is the holder of any Regulatory Filings in such country, GSK will transfer to Amgen ownership of, or if such transfer is not possible or until such transfer occurs, provide Amgen a right of reference and right of access to, any Regulatory Filings related to Ivory in the applicable country as requested by Amgen. Amgen will have the right to instruct GSK to abandon any Regulatory Filing in the Collaboration Territory for Ivory, and GSK will promptly do so if so instructed. If a country accedes to the European Union and is incorporated into the collaboration pursuant to this Section 2.16 (Territorial Expansion), Ivory Net Revenues from sales of Ivory in such country will not be included within Ivory Net Revenues for the purpose of calculating the Inventorship Margin, but will be included in Ivory Net Revenues for all other purposes hereunder.

2.17.
Internal Governance. The Parties acknowledge that the committee and decision- making structure set forth herein is without prejudice to, and does not supplant, the Parties’ internal decision-making structures.

3.	COLLABORATION ACTIVITIES – ALLOCATION AND REPORTING

3.1.
Allocation of Operational Responsibility. The JSC will be responsible for allocating non-country-specific commercial activities within the Collaboration Scope to Amgen and/or GSK and for determining whether operational responsibility for any such activity should be transferred from GSK to Amgen or vice versa. The Country Teams will be responsible for allocating country-specific commercial activities within the Collaboration Scope to Amgen and/or GSK in the applicable country or region overseen    by such Country Team, and for determining whether operational responsibility for any such activity should be transferred from GSK to Amgen or vice versa.    The Country Teams will keep the JSC informed of the initial allocation of country-specific activities and transfers thereof between the Parties. Unless and until determined otherwise by the JSC or the relevant Country Team in accordance with the foregoing, the Parties’ initial commercial responsibilities will be as set forth in the Country Plans referenced in Section 3.2 (Country Plans), and in Sections 3.3 (Designated GSK Activities) and 3.4 (Designated Amgen Activities).

3.2.
Country Plans. Allocations of commercial operational responsibility for countries and regions within the Collaboration Scope will be set forth in country plans developed by the relevant Country Team (as such plans may be updated or modified from time-to- time by the relevant Country Team and approved by the JSC), the “Country Plans”). Country Plans will be developed by the relevant Country Team promptly upon request by the JBT, taking into account the planned launch timing for the relevant country.

3.3.
Designated GSK Activities. GSK will be responsible for providing primary care sales representatives for Detailing Ivory within the Collaboration Scope in accordance with the Brand Plan, and conducting other activities assigned to the GSK by the JSC (with respect to non-country-specific activities) or the relevant Country Team (with respect to country-specific activities).

3.4.
Designated Amgen Activities. Amgen will have operational responsibility to perform itself or through its designee (subject to Section 4.5 (use of Affiliates and Third Party Contractors)), all activities related to the commercialization of Ivory within the Collaboration Scope (including sales, pricing, access, coverage (including risk sharing arrangements and any health technology assessment submissions), reimbursement, presentation, ancillary items or devices, contracting, launch timing, distribution, marketing messaging, product positioning, development of training materials, sales tracking and auditing, market research and product usage surveys, provision of medical affairs support staff, scientific and medical advisory boards (including any global medical conferences regardless of whether such conferences are within or outside the Collaboration Territory) and provision of specialty care sales representatives), except for activities that are assigned to GSK by the JSC pursuant to Section 3.1 (Allocation of Operational Responsibility), assigned to GSK in the Country Plans pursuant to Section 3.2 (Country Plans) or activities that are Designated GSK Activities pursuant to Section

3.3 (Designated GSK Activities).

3.5.
Collaboration in Commercialization Activities. The allocation of operational responsibility for commercialization activities hereunder as well as the conduct of such activities by the Parties will be subject to comprehensive discussion by the JSC, JBT and Country Teams, as applicable, where each Party will consider the input of the other with respect to the conduct of such activities. The commercial activities will be allocated on a country-specific and non-country specific basis by such committees and/or teams taking into consideration all relevant factors, including the capabilities of each Party to deliver the highest quality product in the most cost-effective manner, without duplication of efforts between the Parties. Each of the JBT and Country Teams, as applicable, will endeavor to meet the goals of the Brand Plan and Country Plans within the parameters of the Collaboration Budget established by the JSC.

3.6.	Amgen Participation Increase and Transition.

3.6.1.
Participation Increase. Commencing January 1, 2016, Amgen will have the right, but not the obligation, to contribute up to fifty percent (50%) of the minimum number of full-time primary care sales representatives for Detailing Ivory in one (1) or more countries in the Collaboration Territory. Amgen will provide written notice to GSK via the JSC at least six (6) months prior to the date on which Amgen desires to increase its participation, such notice to set forth the level of Amgen’s participation and the country or countries of the Collaboration Territory in which Amgen will participate. The Country Teams will be responsible for amending the Country Plans to provide for such reallocation of resources, which will be subject to review by the JSC.

3.6.2.
Potential Quid. No later than six (6) months from the Effective Date, GSK will discuss with Amgen the potential for Amgen’s sales force to promote one (1) or more of GSK’s products on terms mutually acceptable to the Parties. If the Parties fail to agree on an arrangement for Amgen to promote such product(s), then GSK will consider in good faith engaging in discussions with Amgen, from time-to-time, if additional product quid opportunities become available. For the avoidance of doubt, nothing herein obligates Amgen to promote, or obligates GSK to engage Amgen to promote one (1) or more of GSK’s products, and any such agreement must be in a writing duly executed by each of the Parties.

3.7.
All Sales by Amgen. This Agreement does not authorize GSK, its Affiliates or their respective agents or employees to sell Ivory. Amgen will have the sole right, in Amgen’s discretion, to price Ivory (including with respect to trade, quantity or other discounts), determine the launch conditions and terms of sale for Ivory, take orders for and returns of Ivory, issue credits for Ivory, sell Ivory and book sales thereof and GSK will have no rights with respect to Ivory outside the Collaboration Scope. GSK will promptly forward to Amgen all orders for, and requests to order, Ivory. Amgen will have the right to refuse or cancel any order for Ivory without liability to GSK. GSK will not interfere with any agreement of Amgen or any of its Affiliates related to Ivory, including pricing and contracting for the sale of Ivory.

3.8.
Training. The Parties will jointly (except where impracticable) train the sales representatives hereunder with respect to the promotion of Ivory in the Collaboration Scope (and update such training from time to time as appropriate); (including compliance training as determined by the JBT). The JBT will be responsible for developing the Ivory training programs and materials for the sales forces of Amgen and GSK with respect to Ivory in the Collaboration Scope. Training of the Parties’ sales forces will be conducted using only training materials and programs developed by the JBT. Amgen will own all right, title and interest in the training materials developed hereunder (except with respect to any GSK Housemarks contained therein).

3.9.	Information Concerning Ivory.

3.9.1.
Public Statements. GSK will ensure that no claims or representations in respect of Ivory or the characteristics thereof are made by or on behalf of it or its Affiliates (by sales force members or otherwise) that have not been approved by Amgen and neither Party will make any claim or representation that does not represent an accurate summary or explanation of the labeling of Ivory.

3.9.2.
Ownership. GSK will not represent to any Third Party that it has any proprietary or property right or interest in Ivory (or the Product Trademarks or any Patents claiming or covering Ivory or its manufacture, use or sale), except for the rights expressly granted to GSK hereunder. Furthermore, GSK acknowledges that it does not have any right, title or interest in Ivory or the Product Trademarks.

3.10.
Promotional Materials. All written sales, promotion and advertising materials relating to Ivory (collectively “Promotional Materials”) (including translations) will be produced by Amgen in accordance with the Brand Plan developed by the JBT and reviewed and approved by the JSC. Any Promotional Materials will include, if permitted by Applicable Law, the Amgen Housemarks and the GSK Housemarks (provided, however, that Amgen will be entitled a reasonable transition period after any required legal approval is obtained to design, order, receive and implement Promotional Materials revised to include the GSK Housemarks). Materials that include the GSK Housemarks will use such GSK Housemarks in accordance with any reasonable usage guidelines provided by GSK, and any usage not conforming with such guidelines will require GSK’s prior approval as to the use of such GSK Housemarks. GSK will respond to any such requests for approval within ten (10) business days. In the absence of such response within such period, the request will be deemed approved. Unless otherwise determined by the JSC, Amgen will be responsible for the printing and delivery to GSK of Promotional Materials for use in GSK’s Detailing obligations hereunder, and costs therefor will be included as Amgen Costs for purposes of Collaboration Profit (Loss). Other than GSK’s use and distribution of Promotional Materials that are approved by the JSC and used and distributed in connection with GSK’s Detailing of Ivory within the Collaboration Scope, GSK will not produce or modify (other than as concepts for consideration by Amgen), or distribute or otherwise use any promotional or communications material relating to Ivory. If so instructed by Amgen, GSK will immediately cease to use any Promotional Materials and will collect and destroy any such materials from its sales representatives (and record and document such collection and destruction (and provide a copy of such documentation to Amgen upon request)). Amgen will own all right, title and interest in and to any and all Promotional Materials including applicable Copyrights and trademarks (except with respect to any GSK Housemarks included in any Promotional Materials), and GSK will execute all documents and take all actions as are reasonably requested by Amgen to vest title to such Promotional Materials, Copyrights and trademarks in Amgen.

3.11.	Detailing Reports and Audit Rights.

3.11.1.
Reporting. Each Party will provide the other Party with a report (each a “Detail Report”), in such form and manner as determined by the JSC, within twenty (20) calendar days after the end of each calendar month included in the Term, setting forth the following information regarding the efforts of the reporting Party’s sales force in Detailing Ivory during the preceding month: (i) the total number of Details made by such sales force, including a breakdown of First Position Details, Second Position Details and Other Details by target and frequency of Detail by customer priority; and (ii) such other information as may be specified by the JSC or JBT.

3.11.2.
Audits. Each Party will keep complete and accurate records of its Detailing of Ivory in sufficient detail to permit the other Party to audit its performance of Details hereunder. During normal business hours and with not less than ten (10) days’ advance written notice, a Party will permit the other Party or its authorized representatives to: (i) have access to the records of Detailing activities maintained by such Party for purposes of verifying the accuracy of reports described in Section 3.12.1 (Reporting); and (ii) audit such records; provided, that such audits may not be performed by a Party more than once per calendar year. Any and all audits undertaken pursuant to this Section 3.11.2 (Audits) will be performed at the sole and exclusive expense of the auditing Party and will not be included in Amgen Costs or GSK Costs, as the case may be, for purposes of calculating Collaboration Profit (Loss). If an audit reveals an overstatement of Details of greater than five percent (5%) of the correct amount for the audited period, then the audited Party will pay the reasonable out-of-pocket cost of such inspection.

3.12.
Medical Inquiries and Product Inquiries. GSK will comply with the directions and policies which Amgen may formulate concerning responses to be made to medical questions or inquiries from members of the medical and paramedical professions and consumers regarding Ivory (including, if so directed, by referring such questions or inquiries to Amgen) and will, if so requested by Amgen, provide Amgen with details of inquiries received and responses given (including reporting regulatory and safety information as provided in Section 10.1.5 (Regulatory and Safety Information). For questions which GSK and its professional sales representatives have not received prepared answers or which are not answered by then existing Ivory information provided by Amgen (including with respect to technical information such as identification, ingredients or stability/storage), GSK will refer such questions to Amgen. For medical inquiries related to Ivory, including those related to information outside of labeling or which GSK and its professional sales representatives are unable or not authorized under accepted national and international pharmaceutical industry codes of practices to answer, GSK will redirect such inquiries to Amgen. Unless otherwise determined by the JSC, all responses to such medical inquiries from patients, medical professionals, or other third Parties will be provided solely by Amgen. GSK will provide reasonable assistance to Amgen, at Amgen’s request and expense, in an effort to fully respond to such communications.

3.13.
Samples. The JBT will determine and specify in the Brand Plan whether and in what manner and quantities of samples of Ivory (“Samples”) will be provided to customers. If the JBT determines that Samples will be provided through the sales force, Amgen will provide GSK with such Samples which GSK will use solely in Detailing Ivory in accordance with the Brand Plan. The Parties will maintain such records with respect to Samples as are required by Applicable Law and applicable national and international pharmaceutical industry codes of practices and will allow representatives of the other Party to inspect such records on reasonable request. Amgen will be solely responsible for the filing of any necessary or required reports to Governmental Authorities with respect to Samples, and GSK will reasonably cooperate with Amgen with respect thereto. If Samples are to be provided through sales representatives, Amgen will ship the Samples to one central warehouse of GSK, as designated by GSK, and the risk of loss and responsibility for handling and warehousing of Samples will pass to GSK upon delivery to a carrier designated by GSK. GSK will be responsible for distributing Samples to its sales representatives in a timely manner. If Amgen determines that another method of Sample distribution is more appropriate, then the Parties will reasonably cooperate to facilitate such distribution. Each Party will be responsible for securing the return of and reconciling existing Sample inventories from its own discontinued field sales representatives and other personnel. Within thirty (30) days after the expiration or termination of this Agreement, or as otherwise requested by Amgen, GSK will return, or otherwise dispose of in accordance with instructions from Amgen, all remaining Samples provided by Amgen and will provide Amgen with a certified statement that all remaining Samples have been returned or otherwise properly disposed of and that GSK is no longer in possession or control of any such Samples.

3.14.
Non-Commercial Activities. Unless otherwise determined by the JDC, Amgen will have the sole right to perform, itself or through its Affiliates or designees, all non- commercialization activities with respect to Ivory in the Collaboration Scope. In addition, Amgen will have the sole right to perform activities with respect to Ivory outside the Collaboration Scope and GSK will not promote or conduct any activities with respect to Ivory outside the Collaboration Scope except as may be expressly agreed pursuant to a written agreement between the Parties. Activities to be conducted by Amgen with respect to Ivory in the Collaboration Scope include:

3.14.1.
Research and Development. Global research and development activities in accordance with the Development Plan, including Phase IV Trials, generation of health economics information, and approval of requests to perform ISS;

3.14.2.
Regulatory. Seeking, obtaining and holding all Regulatory Approvals and holding and controlling all Regulatory Filings for Ivory in each of the Collaboration Territory countries, as well as responsibility for all regulatory interactions and communications in the Collaboration Territory;

3.14.3.	Safety. Maintaining the global safety database and core data sheet for Ivory, assessing and reporting adverse events, and handling any product complaints and/or recalls; and

3.14.4.
Manufacturing. All manufacturing of Ivory for all indications and uses in accordance with applicable product specifications and GMP, including labeling, fill/finish, packaging, selection of presentations and manufacturing-related regulatory activities (including regulatory inspections). GSK will have the right to audit Amgen’s manufacturing facilities and any Third Party manufacturing facilities used for the manufacture of Ivory in the Collaboration Scope on a periodic basis, not to exceed once every eighteen (18) months for routine audits (“Routine Audits”) or as defined below with respect to for-cause audits (“For Cause Audits”) (provided such request is made within sixty (60) days of GSK being informed of or becoming aware of an event that would permit a For Cause Audit in GSK’s reasonable opinion). GSK will bear the cost of all Routine Audits and For Cause Audits of Amgen manufacturing facilities conducted by GSK and such costs will not be subject to cost-sharing between the Parties under this Agreement. The costs of any Routine Audits and For Cause Audits of any Third Party manufacturing facility requested by GSK will be included in GSK Costs and will be subject to the cost-sharing principles under this Agreement, unless otherwise provided below. GSK will notify Amgen in writing if GSK desires to conduct any manufacturing audit, and the Parties will mutually agree upon reasonable audit agendas in advance and reasonably cooperate in the conduct of such audit. If GSK notifies Amgen that GSK desires to conduct either a For Cause Audit or Routine Audit of a Third Party manufacturer, Amgen will notify GSK if Amgen’s contract with such Third Party manufacturer permits GSK to conduct such audit, in which case Amgen will allow GSK to conduct such audit (with Amgen’s participation, if it chooses). If Amgen’s contract with such Third Party manufacturer does not permit GSK to conduct audits, then Amgen will conduct such audit and share the results with GSK to the extent permitted under Amgen’s contract with such Third Party manufacturer. Notwithstanding the foregoing, the Parties will cooperate to coordinate and achieve reasonable efficiencies with respect to audits of Third Party manufacturers as follows: (i) if GSK requests a Routine Audit of a Third Party manufacturer, and Amgen has conducted a Routine Audit of such manufacturer in the previous eighteen (18) months, then Amgen will share with GSK the results of any Routine Audit of such Third Party (to the extent permitted under Amgen’s contract with such Third Party manufacturer), (ii) if after sharing the results described under (i), GSK would like to proceed with a Routine Audit of such Third Party, then, to the extent permitted under Amgen’s contract with such Third Party manufacturer, GSK may conduct such Routine Audit (or, to the extent permitted under Amgen’s contract with such Third Party manufacturer, Amgen will conduct such Routine Audit if GSK is not permitted to do so under the applicable Third Party manufacturing contract) and the costs of such Routine Audit will be borne by GSK and will not be subject to cost-sharing under this Agreement. Any audit of a Third Party manufacturer will be subject to the terms and conditions of Amgen’s contract(s) with such manufacturer and GSK will cooperate and coordinate with Amgen to comply with all reasonable terms and conditions communicated by Amgen in connection with the performance of such audit. Any audit of an Amgen manufacturing facility will comply with Amgen’s reasonable policies and procedures. GSK’s Routine Audits will be limited in scope to what is reasonably necessary to confirm that Amgen or a Third Party manufacturer has complied with all applicable product specifications, GMP or GDP requirements in manufacturing Ivory. GSK’s For Cause Audits will be limited in scope to what is reasonably necessary to confirm that the cause for such audit has been or is being remedied. Any information disclosed to GSK in the course of any audit may only be used for the purposes of such audit. Any audit conducted under this Agreement, the Expansion Agreement or the relevant Ivory supply agreement between Amgen and GSK will be considered an audit conducted under all such agreements. For the purposes of this Section 3.14.4 (Manufacturing), the following will give GSK the right to conduct a For Cause Audit: (a) receipt of a warning letter pertaining to manufacturing concerns or issues for Ivory from the relevant Governmental Agency; (b) a recall of Ivory in the Collaboration Scope based on manufacturing concerns or issues; (c) product complaints evidencing material manufacturing concerns or issues for Ivory; and (d) more than one (1) lot failure or stability failure of Ivory in any calendar year that indicates a likely manufacturing concern or issue. The JSC will review events that may give rise to the right to conduct a For Cause Audit if so requested by either Party.

4.	COLLABORATION ACTIVITIES – PERFORMANCE STANDARDS

4.1.
Collaborative Activities. Activities to be undertaken by the Parties hereunder will be conducted in a collaborative manner as determined by the committee or team overseeing such activities, and in accordance with the terms and conditions of this Agreement, as applicable.

4.2.
Diligence and Performance Standards. Subject to the decisions made by and oversight of the teams and committees established hereunder, each Party will use, and will assure that each of its Affiliates use, Commercially Reasonable Efforts in the performance of its and their activities hereunder. Each Party will conduct, and ensure that each of its Affiliates conduct, all of its and their activities with respect to the promotion and commercialization of Ivory in the Collaboration Scope in accordance with this Agreement, the Brand Plan, applicable Country Plans, accepted national and international pharmaceutical industry codes of practices in and for the Collaboration Territory, and all Applicable Law. Amgen will conduct, and ensure that each of its Affiliates conduct (and, to the extent the Parties may agree in writing that GSK or its Affiliates will conduct any activities with respect to the manufacture, distribution or development of Ivory in the Collaboration Scope, then GSK will conduct, and ensure that each of its Affiliates conduct), all of its and their activities with respect to the manufacture, distribution and development of Ivory in the Collaboration Scope in accordance with this Agreement and all Applicable Law including GMP and GDP. The Parties will provide each other with all reasonably requested cooperation to enable each of them to comply with Applicable Law and accepted national and international pharmaceutical industry codes of practices, including permitting each Party to verify the other Party’s compliance therewith.

4.3.
Detailing Activities. Each Party’s sales representatives will conduct the Detailing activities under this Agreement in accordance with the relevant codes of practice established by the Party employing such representative, and nothing herein will be interpreted to require lower standards of conduct with respect to such sales representatives than those required in the codes of practice established by the Party employing such representatives. In addition:

4.3.1.
Minimum Sales Activities. Each Country Team will determine, in accordance with the Brand Plan, and will set forth in the applicable Country Plan, the number of: (i) primary care sales representatives to be provided by GSK for Detailing Ivory and a minimum number of Details to be conducted by such sales representatives, and (ii) specialty care sales representatives to be provided by Amgen for Detailing Ivory and a minimum number of Details to be conducted by Amgen. The minimums will be subject to periodic adjustments by the applicable Country Team (subject to approval by the JSC). Unless otherwise determined by the JSC or the relevant Country Team, GSK will Detail at least those primary care prescribers who in the aggregate are expected to prescribe eighty percent (80%) of PMO prescriptions in such country (provided, however, that in Germany GSK will Detail no less than the top three (3) deciles of prescribers), and at least sixty percent (60%) of GSK’s Details of Ivory in the Collaboration Territory will be First Position Details; provided, that the first sleeve of sales representatives will Detail Ivory only as First Position Details, unless otherwise determined by the relevant Country Team). The Parties will not Detail Ivory in the Collaboration Scope except as expressly set forth in the Brand Plan (including with respect to Detailing only to those types of healthcare professionals as set forth in the Brand Plan) and the applicable Country Plan and GSK will not promote or Detail Ivory outside the Collaboration Scope. Notwithstanding the foregoing, the Parties agree that to achieve the maximum effect of increasing prescribing preferences of Ivory, the JSC or JBT may determine that there will be sales representatives of each Party that are solely dedicated to Detailing Ivory in the Collaboration Scope, and that, for the first three (3) years following the Effective Date, the Amgen sales representatives are expected to promote only Ivory unless otherwise determined by the JSC.

4.3.2.
Sales Force Minimum. Each Party will only use its employees to perform sales activities under this Agreement, including as sales representatives and sales managers, and will not utilize a contract sales organization to fulfill its obligations to Detail Ivory in the Collaboration Scope. Each sales representative of GSK that will Detail Ivory and each sales manager for Ivory of GSK will have comparable educational qualifications and experience as Amgen requires for its own sales representatives and sales managers for Ivory; provided, that if GSK requires stricter standards applicable to its sales representatives pursuant to its codes of practice, then those additional standards will also apply to GSK’s sales representatives. All sales representatives of each Party will have, prior to being assigned to Detail Ivory, at least two (2) years of prior experience promoting and Detailing pharmaceutical products in the three (3) years previous to being assigned to Detail Ivory and will have received appropriate training on proper marketing and sales techniques to be used in promoting pharmaceutical products in accordance with all Applicable Law and applicable national and international pharmaceutical industry codes of practices. At least fifty percent (50%) of sales representatives of each Party will have, in the four (4) years previous to being assigned to Detail Ivory, experience selling pharmaceutical products for post-menopausal osteoporosis and related women’s health conditions, such as osteopenia; provided, that for the first two (2) years following the first commercial sale of Ivory in Germany in the Collaboration Field, Amgen’s sales representatives in Germany will be excluded from the foregoing fifty percent (50%) requirement. All sales representatives and sales managers for Ivory of each Party will be subject to a reasonable proficiency examination relevant to Ivory (subject to Applicable Law).

4.3.3.
Sales Force Incentive Compensation Unless otherwise agreed by the Parties, the Parties will provide for incentive compensation for their respective sales representatives Detailing Ivory that is consistent with incentive compensation for    successful, first-in-class novel therapeutics at a similar stage in commercialization.    In particular, such incentive compensation plans will be structured to ensure that Ivory’s weighting is such that the following percentages of total incentive compensation paid to each member of such sales force during each calendar year during the Term will be as follows: (i) one hundred percent (100%) if such sales representative is dedicated solely to Detailing Ivory; (ii) sixty percent (60%) if such sales representative is Detailing two (2) or three (3) products, of which the First Position Details are for Ivory; (iii) forty percent (40%) if such sales representative is Detailing two (2) products, of which the Second Position Details are for Ivory; (iv) thirty percent (30%) if such sales representative is Detailing three (3) products, of which the Second Position Details are for Ivory; and (v) ten percent (10%) if such sales representative is Detailing three (3) products, of which the Other Details are for Ivory.

4.4.
Violation of Laws. Each Party will promptly notify the other Party of any violation of Applicable Law by its personnel with respect to the conduct of activities in the Collaboration Scope under this Agreement. Upon request of the non-notifying Party, the notifying Party will promptly confer with the non-notifying Party regarding any such violation and will promptly take remedial and/or preventative action as may be reasonably required by the JSC with respect thereto. The JSC will have the right to require the removal of any personnel that materially violates Applicable Law or applicable national or international pharmaceutical industry codes of practices from performing activities contemplated under this Agreement with respect to Ivory in the Collaboration Scope.

4.5.
Use of Affiliates and Third Party Contractors. GSK will perform the Designated GSK Activities itself or through a wholly-owned Affiliate, and any proposed use of a Third Party to conduct Designated GSK Activities will be subject to Amgen’s prior written consent, such consent not to be unreasonably withheld. Amgen will perform the Designated Amgen Activities itself or through a wholly-owned Affiliate; provided, that if Amgen wishes to engage a Third Party to conduct Designated Amgen Activities of material strategic importance to the Collaboration Scope, then the applicable Country Team or JSC will discuss the allocation of such Designated Amgen Activity to GSK in accordance with the principles set forth in Section 3.5; provided, that such Country Team or the JSC will not be required to do so for activities it has, prior to the Effective Date, arranged to have performed by Third Parties. The obligations of GSK and Amgen herein also apply to their respective Affiliates.

4.6.
Affiliates. Each Party will be responsible for compliance by its respective Affiliates with this Agreement and will be responsible for all acts and omissions of such Affiliates as if committed or omitted by the applicable Party.

4.7.
Management of Personnel. Each Party will have sole authority and responsibility for recruiting, hiring, managing, compensating (including paying for all benefits, wages, special incentives, workers’ compensation and employment taxes), disciplining, firing and otherwise controlling the personnel provided by such Party for performance of its obligations hereunder. Each Party will provide the day-to-day management of its sales representatives and other personnel, including furnishing administrative support, financial resources, equipment and supplies.

4.8.
COGS. Amgen will supply Ivory for the Collaboration Scope in a manner consistent with its general corporate practice for supply. Amgen will not systematically supply Ivory for the Collaboration Scope from higher-priced Inventory Layers for the purpose of increasing costs chargeable within the Collaboration Scope. Currently, Amgen utilizes Inventory Layers on a first-in, first-out basis and Amgen promptly will inform the JSC if the foregoing supply structure changes.

5.	UP-FRONT PAYMENT AND MILESTONES

5.1.	Payments by GSK.

5.1.1.
Up-Front Payment. As partial consideration for the rights granted to GSK by Amgen pursuant to the terms of this Agreement, GSK will pay to Amgen a non- refundable, non-creditable payment equal to Forty-Five Million Dollars ($45,000,000.00) within ten (10) days after receipt of an invoice after the Effective Date from Amgen, payable by wire transfer of immediately available funds in accordance with wire transfer instructions of Amgen that will be provided in writing to GSK prior to the Effective Date.

5.1.2.
Milestone Payment. As partial consideration for the rights granted to GSK by Amgen under the terms of this Agreement, GSK will make a first non- refundable, non-creditable payment of Fifty Million Dollars ($50,000,000.00) to Amgen upon the first commercial sale of Ivory in the Collaboration Field in the first of the United Kingdom, Germany, Italy, France and Spain, and a second non-refundable, non-creditable payment of Twenty-Five Million Dollars ($25,000,000.00) to Amgen upon the first commercial sale of Ivory in the Collaboration Field in five (5) or more countries including at least one (1) of the United Kingdom, Germany, Italy, France and Spain. Amgen will provide GSK with prompt written notice upon achievement of the milestone. GSK will make the payment associated with the achieved milestone event within sixty

(60) days of the date on which GSK receives an invoice from Amgen with respect to such milestone.

5.2.	Payment Method. Payments pursuant to this Article 5 (Up-Front Payment and
Milestones) will be made in accordance with the provisions of Article 7 (Payments).

6.	PROFIT/EXPENSE SHARING

6.1.	Sharing. The Parties will share in profits and losses generated by Ivory in the
Collaboration Scope as follows:

6.1.1.
GSK Costs: Within forty-five (45) days after the end of each calendar quarter GSK will provide Amgen a detailed, itemized report of the costs described in Sections 6.1.1.1 through 6.1.1.5 (collectively, “GSK Costs”) incurred in such quarter in such format as designated by the JSC. Within five (5) days prior to the end of each calendar quarter GSK will provide Amgen an estimate of GSK Costs incurred and to be incurred in such quarter, and an estimate of GSK Costs to be incurred in the remaining quarters of such calendar year, in each case in such format as designated by the JSC.

6.1.1.1.
Costs incurred by GSK or its Affiliates in performing activities allocated to GSK pursuant to Section 3.3 (Designated GSK Activities) or 3.1 (Allocation of Operational Responsibility) and not otherwise included in this Section 6.1.1 (GSK Costs);

6.1.1.2.	Training costs incurred in accordance with Section 3.8 (Training);

6.1.1.3.	GSK Sales Force Costs incurred in accordance with the Brand Plan and calculated in accordance with Section 6.1.10 (Calculation of Sales Force Costs).

6.1.1.4.
Defense costs incurred within or materially related to the Collaboration Scope in accordance with Section 9.7 (Defense and Settlement of Third Party Claims of Infringement) or 13.5 (Defense of Third Party Claims) (but, in each case, not including defense costs incurred by GSK in fulfilling its obligations pursuant to Section 13.1 (Indemnity by GSK)), and enforcement (and cooperation) costs within or materially related to the Collaboration Scope incurred in accordance with Section 9.8 (Enforcement); and

6.1.1.5.	Collaboration Losses.

6.1.2.
Amgen Costs: Within forty-five (45) days of the end of each calendar quarter Amgen will provide GSK a detailed, itemized report of the costs described in Sections 6.1.2.1 through 6.1.2.13 (collectively “Amgen Costs”) incurred in such format as designated by the JSC. Within five (5) days prior to the end of each calendar quarter Amgen will provide GSK an estimate of Amgen Costs incurred and to be incurred in such quarter, and an estimate of Amgen Costs to be incurred in the remaining quarters of such calendar year, in each case in such format as designated by the JSC. All Amgen Costs incurred on or after July 1, 2009 (whether such date is before, on or after the Effective Date) will be included in the profit/expense sharing provisions of this Article 6 (Profit/Expense Sharing).

6.1.2.1.
Costs incurred by Amgen or its Affiliates in performing activities allocated to Amgen pursuant to Section 3.4 (Designated Amgen Activities) or 3.1 (Allocation of Operational Responsibility) and not otherwise included in this Section 6.1.2 (Amgen Costs);

6.1.2.2.
Any amounts paid by Amgen to Third Parties for rights to manufacture, use or sell Ivory in or for the Collaboration Scope to the extent not already included in COGS (but not including amounts paid by Amgen to Daiichi Sankyo or its Affiliates pursuant to the pre-existing license agreement pertaining to Ivory between Amgen and Daiichi Sankyo Company, Limited dated July 11, 2007);

6.1.2.3.	Costs associated with obtaining, maintaining and renewing Regulatory Filings and Regulatory Approvals pertaining to Ivory;

6.1.2.4.	Training costs incurred in accordance with Section 3.8 (Training);

6.1.2.5.	Amgen Sales Force Costs incurred in accordance with the Brand Plan and calculated in accordance with Section 6.1.10 (Calculation of Sales Force Costs);

6.1.2.6.	COGS associated with Ivory Net Revenues;

6.1.2.7.	fifty percent (50%) of Qualified Amgen R&D Costs;

6.1.2.8.	Collaboration Territory R&D Costs;

6.1.2.9.	Standard Cost of any Samples of Ivory provided in the Collaboration Scope;

6.1.2.10.
Costs associated with any recalls, returns and withdrawals of Ivory in the Collaboration Scope that are not attributable to Amgen’s or its Affiliates’ negligence or willful misconduct or Amgen’s breach of this Agreement;

6.1.2.11.
Defense costs incurred within or materially related to the Collaboration Scope in accordance with Section 9.7 (Defense and Settlement of Third Party Claims) or 13.5 (Defense of Third Party Claims) (but, in each case, not including defense costs incurred by Amgen in fulfilling its obligations pursuant to Section 13.2 (Indemnity by Amgen)) and enforcement (and cooperation) costs incurred in accordance with Section 9.8 (Enforcement) within or materially related to the Collaboration Scope;

6.1.2.12.
Amgen’s costs incurred in connection with Prosecution and Maintenance of Ivory Intellectual Property in accordance with Section 9.6 (Prosecution and Maintenance) within or materially related to the Collaboration Scope; and

6.1.2.13.	Collaboration Losses (except as expressly provided in Section 6.5 (Collaboration Losses)).

6.1.3.
FTE Rate. The FTE Rate used for calculation of costs pursuant to this Article 6 (Profit/Expense Sharing) with respect to any activity will be the relevant FTE Rate for the calendar quarter in which such activity was undertaken.

6.1.4.	Income Taxes. For the avoidance of doubt, income and withholding taxes imposed on either of the Parties hereunder will not be included in cost sharing hereunder.

6.1.5.
Exchange Rate. For purposes of calculating quarterly balancing payments as set forth in Section 6.1.9 (True-Up), Ivory Net Revenues, Amgen Costs and GSK Costs will be converted from local currency (if different from U.S. Dollars) to U.S. Dollars in accordance with Section 16.8 (Currency).

6.1.6.	Budget and Overruns.

6.1.6.1.
Preparation; Updating. Promptly after the Country Teams prepare the Country Plans, the JSC will prepare the Collaboration Budget. On an annual basis, commencing with the Collaboration Budget for 2010, the JSC will prepare the Collaboration Budget for the following calendar year based upon the input of the Country Teams and JBT. The Parties agree that each Collaboration Budget covering a calendar year will be subject to the limitation that the total amount of such Collaboration Budget    will not exceed Three Hundred Million Dollars ($300,000,000.00) per year (the “Annual Cap”), and, notwithstanding anything else in this Agreement, any increase to the Annual Cap will be subject to mutual agreement of the CRC; provided, that if the CRC cannot mutually agree, then (without reference to Section 6.1.6.2) any amounts in excess of the Annual Cap will be borne solely by the Party incurring them and such excess will not be included in the calculation of profit (or loss) pursuant to Section 6.1.8 (Calculation of Profit (or Loss)). On an annual basis, commencing with the Development Budget for 2010, the JDC will prepare a Development Budget for the following calendar year (or update the Initial Development Budget for the following year, as applicable). The Parties will promptly provide the JSC and JDC all reasonably requested information to facilitate the preparation or updating of each Collaboration Budget or Development Budget, as applicable, including detailed estimates of GSK Costs and Amgen Costs for the following calendar year.

6.1.6.2.
Overruns. Each Party will provide prompt, written advance notice to the other Party if it becomes aware of any anticipated costs to be incurred by such Party in excess of the applicable Collaboration Budget or Development Budget. Unless otherwise agreed by the Parties in advance, in writing, costs reported by a Party pursuant to Section 6.1.1 (GSK Costs) or 6.1.2 (Amgen Costs) incurred in excess of one hundred and five percent (105%) of any aggregate amounts budgeted to be incurred by or on behalf of such Party for its activities for such calendar year in the then-current Collaboration Budget or Development Budget will not be included in the calculation of profit (or loss) pursuant to Section 6.1.8

(Calculation of Profit (or Loss)); provided that GSK Costs and Amgen Costs in excess of such amount will be included in the calculation of profit (or loss) pursuant to Section 6.1.8 (Calculation of Profit (or Loss)) only if such costs were attributable to: (i) a change in Applicable Law; (ii) a Force Majeure event; or (iii) a change in the competitive landscape of Ivory in the Collaboration Scope that requires an amendment to the Brand Plan, applicable Country Plan or Development Plan to address such change in competitive landscape.

6.1.7.	Ivory Net Revenues. Within forty-five (45) days after the end of each calendar quarter, Amgen will provide GSK with a reasonably detailed report of Ivory Net Revenues for such calendar quarter.

6.1.8.
Calculation of Profit (or Loss). The total profit (or loss) for a calendar quarter will be calculated by Amgen by first deducting from Ivory Net Revenues for such quarter a percentage of such Ivory Net Revenues equal to the Inventorship Margin, which will be paid to Amgen to reflect Amgen’s inventorship of Ivory; and then deducting from the remaining Ivory Net Revenues the GSK Costs and Amgen Costs reported by the Parties pursuant to Sections 6.1.1 (GSK Costs) and 6.1.2 (Amgen Costs). The resulting amount will be the “Collaboration Profit (Loss)” for such quarter, which will be shared by the Parties equally.

6.1.9.
True-up. Within ninety (90) days of the end of each calendar quarter, Amgen will calculate and provide to GSK a report of the Collaboration Profit (Loss) for such quarter, and a balancing payment will be made between the Parties such that each Party bears one half of the sum of GSK Costs and Amgen Costs, and each Party receives one half of Ivory Net Revenues, after deducting the amount allocated to Amgen under Section 6.1.8 (Calculation of Profit (or Loss)) above. The net paying Party will make a payment pursuant to this Section 6.1.9 (True- up). Payments pursuant to this Article 6 will be made in accordance with the provisions of Article 7.

6.1.10.
Calculation of Sales Force Costs. Sales force FTE costs for each of the Parties will be determined by including in GSK Costs or Amgen Costs, as the case may be, a pro rata portion of each Party’s sales representative’s FTE Rate as follows: (i) one hundred percent (100%) if such sales representative Details only Ivory with the approval of the JSC, (ii) sixty percent (60%) if such sales representative Details two (2) products with Ivory as the First Position Detail or Details only Ivory without the approval of the JSC, (iii) forty percent (40%) if such sales representative Details two (2) products with Ivory as the Second Position Detail, (iv) thirty percent (30%) if such sales representative Details three (3) or more products with Ivory as the Second Position Detail, and (v) ten percent (10%) if such sales representative Details three (3) or more products with Ivory as the Third Position Detail. For the avoidance of doubt, if a sales representative Details Ivory in more than one (1) position, then a pro rata share of the foregoing percentages, to be calculated based on the time spent by such sales representative on Detailing Ivory in each such position, will be included in GSK Costs or Amgen Costs, as the case may be. For periods in which sales representatives are performing activities in support of the collaboration but are not Detailing Ivory (e.g., during launch preparation or training), FTE costs will be calculated in accordance with Section 6.4 (Attribution of Costs).

6.2.	Example. The Profit (Loss) True-up Schedule sets forth an example of calculation and true-up of the quarterly Collaboration Profit (Loss).

6.3.	Calculation of Net Revenues. In calculating Ivory Net Revenues for the purposes of this Article 6 (Profit/Expense Sharing):

6.3.1.
Free Products. Any disposal of Ivory at no charge for, or use of Ivory without charge in, clinical or preclinical trials, given as free samples, or distributed at no charge to patients unable to purchase the same will not be included in Ivory Net Revenues.

6.3.2.
Bundled Products. Where Ivory is sold in a Bundle, then for the purposes of calculating the Ivory Net Revenues under this Agreement, such Ivory will be deemed to be sold for an amount equal to X ÷ (X + Y) × Z, where: X is the average sales price during the applicable reporting period generally achieved for such dosage form of Ivory in the Collaboration Scope; Y is the sum of the average sales price during the applicable reporting period generally achieved in the Collaboration Territory, when sold alone, by each pharmaceutical product in the relevant dosage form included in the Bundle (excluding Ivory); and Z equals the price at which the Bundle was actually sold. In the event that Ivory or one or more of the other pharmaceutical products in the Bundle are not sold separately in the relevant dosage form, the Ivory Net Revenues from the sale of such Bundle will be reasonably allocated between Ivory and the other product(s) in such Bundle based upon their relative values and the JSC will determine an equitable fair market price to apply to such bundled Ivory. Notwithstanding the foregoing, Ivory will not be sold in a Bundle if such sale would violate Applicable Law.

6.4.
Attribution of Costs. Unless otherwise set forth herein, for costs not specific to the Collaboration Scope or the activities to be performed hereunder (including FTE costs for personnel not solely devoted to Ivory in the Collaboration Scope (but not including sales force FTE costs for sales force Detailing Ivory, which will be calculated in accordance with Section 6.1.10 (Calculation of Sales Force Costs)), the portion of such costs allocable to the collaboration may be determined based upon percent of effort, resource utilization or other reasonable measure, in each case calculated and allocated in accordance with the applicable Party’s accounting procedures, consistently applied. For clarity, no particular cost will be allocated to the collaboration more than once.

6.5.
Collaboration Losses. Each Party understands the risks attendant to the business of Ivory within the Collaboration Scope. Losses related to the Collaboration Scope that arise out of the development, manufacture, regulatory activities, commercialization or other exploitation of Ivory undertaken by or on behalf of a Party in the exercise of its rights or performance of its obligations under this Agreement in good faith (“Collaboration Losses”) will be charged to the Collaboration Profit (Loss); provided, that Collaboration Losses will not include Losses that are: (i) caused by a breach of this Agreement; or (ii) subject to indemnification pursuant to Section 13.1 (Indemnity by GSK), Section 13.2 (Indemnity by Amgen) or Section 13.3 (Specific Indemnity)

(and for clarity, if a Third Party makes a Third Party Claim directly against GSK or Amgen, respectively, that would otherwise be indemnified by GSK or Amgen if such Third Party Claim had been made against the other Party, then Losses incurred by GSK or Amgen in connection with such direct Third Party Claim will not be Collaboration Losses). If a Party becomes aware of a Third Party Claim that would, if successful, result in a Collaboration Loss, such Party will inform the other Party of such Third Party Claim as soon as reasonably practicable after it receives notice thereof. Notwithstanding the foregoing: (a) the first Fifty Million Dollars ($50,000,000.00) of Collaboration Losses incurred by either Party in connection with personal injury claims (regardless of the theory of liability) arising out of the administration of Ivory within the Collaboration Scope after the Effective Date (such $50,000,000.00 of Collaboration Losses, “Qualified Product Liability Losses”) will be borne solely by Amgen; (b) Qualified Product Liability Losses that are borne by GSK will be subject to indemnification pursuant to Section 13.2 (Indemnity by Amgen); and (c) Collaboration Losses from personal injury claims (regardless of the theory of liability) within the Collaboration Scope in excess of the Qualified Product Liability Losses will be charged to the Collaboration Profit (Loss) and will not be subject to indemnification hereunder.

7.	PAYMENTS

7.1.
Appropriate Measure of Value. Each of the Parties acknowledges that the value provided by the other hereunder is comprised of many related items, including performance of various services, access to development and commercial expertise, clinical data and other financial and non-financial consideration and that the amount of the Inventorship Margin, and the ratio of profit and expense sharing set forth herein are intended to capture such value as an aggregate. Therefore the increase, decrease or lapse of any particular items or rights (including Patents), including allocation of operational responsibilities between the Parties, will not affect the amount of such payment, or the ratio of profit and expense sharing and the Parties agree that both the amount and duration of such payment or the ratio of profit and expense sharing are reasonable.

7.2.
No Other Compensation. Other than as explicitly set forth (and as applicable) in this Agreement, neither Party will be obligated to pay any additional fees, milestone payments, royalties or other payments of any kind to the other hereunder.

7.3.
Payment Method. All payments made hereunder between the Parties will be made in U.S. Dollars except as set forth in Section 7.5 (Blocked Currency) or as otherwise agreed by the Parties. Each Party will pay all sums due hereunder by wire transfer, or electronic funds transfer (EFT) in immediately available funds. If the EFT option is chosen by Amgen or GSK, a completed electronic funds transfer form will be provided in a timeframe that facilitates timely payment. Each Party will promptly notify the other Party of the appropriate account information to facilitate any such payments.

7.4.
Audits. Each Party will keep complete and accurate records pertaining to the activities to be conducted hereunder in sufficient detail to permit the other Party (the “Auditing Party”) to confirm the accuracy of all payments due hereunder, including the Tail Payments set forth in Section 14.11, and such records will be open (in such form as may be available or reasonably requested) to inspection for three (3) years following the end of the period to which they pertain. The Auditing Party will have the right, at its own expense to have an independent, certified public accountant, selected by it, perform a review the records of the other Party (the “Audited Party”) applicable to amounts payable hereunder (including any records kept in the ordinary course of the Audited Party’s business) upon reasonable notice, during regular business hours and under reasonable obligations of confidentiality. The report of such accountant will be made available to both Parties simultaneously, promptly upon its completion. The Auditing Party’s right to perform an audit pertaining to any calendar year will expire three (3) years after the end of such year and the books and records for any particular calendar year will only be subject to one (1) audit. Should an inspection pursuant to this Section 7.4 (Audits) lead to the discovery of a payment discrepancy, then the appropriate Party will pay to the other the amount of the discrepancy (plus, if the error was in favor of the Audited Party, interest accrued at the Contract Interest Rate, compounded annually from the day the relevant payment(s) were due). If a payment discrepancy was greater than seven percent (7%) of the correct amount for the audited period and the discrepancy was in favor of the Audited Party, then the Audited Party will pay the reasonable out-of-pocket cost of such inspection, but in no case will the costs of an audit pursuant to this Section 7.4 (Audits) be included in GSK Costs or Amgen Costs allocated to the collaboration. This Section 7.4 (Audits) does not apply to or include manufacturing audits or regulatory inspections.

7.5.
Blocked Currency. If Applicable Law in the Collaboration Territory prevent the prompt remittance of any payments with respect to sales therein, the paying Party will have the right and option to make such payments by depositing the amount thereof in local currency to the other Party’s account in a bank or depository in such country.

7.6.
Withholding. If Applicable Law requires a Party to pay or withhold Taxes with respect to any payment to be made pursuant to this Agreement, the paying Party will notify the other in writing of such payment or withholding requirements prior to making the payment and provide such assistance to the receiving Party, including the provision of such documentation as may be required by a tax authority, as may be reasonably necessary in such Party’s efforts to claim an exemption from or reduction of such Taxes. Each Party will withhold any Taxes required by law to be withheld from the amount due, remit such Taxes to the appropriate tax authority, and furnish the other Party with proof of payment of such Taxes promptly following payment thereof. If Taxes are paid to a tax authority, each Party will provide the other such assistance as is reasonably required to obtain a refund of Taxes withheld, or obtain a credit with respect to Taxes paid. In the event that the governing tax authority retroactively determines that a payment made by a Party to the other pursuant to this Agreement should have been subject to withholding (or to additional withholding) for Taxes, and such Party (the “Withholding Party”) remits such withholding Taxes to the tax authority, the Withholding Party will have the right to offset such amount, including any interest and penalties that may be imposed thereon, against future payment obligations of the Withholding Party under this Agreement (or, at the option of the Withholding Party, the Withholding Party will have the right to invoice the other Party for such amount, and the other Party will pay such amount within sixty (60) days of the receipt of such invoice); provided however, that the Withholding Party may also pursue reimbursement by any other available remedy.

7.7.
VAT. All payments due a Party pursuant to this Agreement will be paid exclusive of any VAT and other indirect Taxes (which, if applicable, will be payable by the paying Party upon receipt of a valid VAT invoice). If such amounts of VAT are refunded by the applicable Governmental Authority or other fiscal authority subsequent to payment, the Party receiving such refund will transfer such amount to the paying Party within forty-five (45) days of receipt.

7.8.
Late Payment. Any payments or portions thereof due hereunder which are not paid when due will bear interest at the Contract Interest Rate, compounded annually, calculated on the number of days such payment is delinquent. This Section 7.8 (Late Payment) will in no way limit any other remedies available to either Party.

7.9.
Change in Accounting Periods. From time to time, either of the Parties may change its accounting and financial reporting practices from calendar quarters and calendar years to fiscal quarters and fiscal years or vice versa. If a Party notifies the other in writing of a change in its accounting and financial reporting practices from calendar quarters and calendar years to fiscal quarters and fiscal years or vice versa, then thereafter, beginning with the period specified in the notice, the Parties will cooperate to determine a way to report and reconcile each Party’s accounting periods so as to facilitate payments to be made hereunder.

8.	DISTRACTING PRODUCTS

8.1.    Distracting Program. Except as set forth in Sections 8.2 (Post-Effective Date Affiliates), 8.3 (Termination or Divestiture) and 8.4 (Pre-Effective Date Programs):

8.1.1.
GSK will not, during the Term and for one (1) year thereafter, itself, through its Affiliates or any other entity which is controlled by GSK, conduct or participate in, or advise, assist or enable any Third Party to conduct or participate in, any Distracting Program;

8.1.2.
Amgen will not, during the Term, itself, through its Affiliates or any other entity which is controlled by Amgen, conduct or participate in, or advise, assist or enable any Third Party to conduct or participate in, any Distracting Program in the Collaboration Territory.

For the purposes of this Section 8.1 (Distracting Program) “control” means the possession solely by the relevant Party (together with its Affiliates), of the power to direct or cause the direction of management and policies of an entity, whether through the ownership of Voting Securities, by contract or otherwise.

8.2.
Post-Effective Date Affiliates. If a Party enters into a Distracting Transaction then it will provide notice to the other Party, within five (5) business days of the closing of the Distracting Transaction, describing in reasonable detail, to the extent permitted by Applicable Law and without disclosing any proprietary information, the Distracting Program. During the pendency of any potential Distracting Transaction, and until the provisions of Section 8.3 (Termination or Divestiture) are fully implemented, the Party entering into the Distracting Transaction will Segregate the Distracting Program from Ivory.

8.3.
Termination or Divestiture. The notice provided pursuant to Section 8.2 (Post- Effective Date Affiliates) will include a notification as to whether the Party entering into the Distracting Transaction intends to Divest or terminate the Distracting Program in accordance with this Section 8.3 (Termination or Divestiture):

8.3.1.
Divestiture. If a Party elects to Divest the Distracting Program, then it will Segregate such Distracting Program from the Ivory program and Divest such Distracting Program within six (6) months of the closing of the Distracting Transaction. The divesting Party and its Affiliates (including the Affiliate with the Distracting Program) will not directly or indirectly assert any intellectual property or proprietary right embodied in the Distracting Program and under the control of the divesting Party or its Affiliates as a result of the Distracting Transaction, against or with respect to Ivory or otherwise obstruct the Parties’ (or their Affiliates, sublicensees’, contractors’ or agents’) efforts under this Agreement or the Expansion Agreement or, if GSK is the divesting Party, Amgen’s (or its Affiliates, sublicensees’, contractors’ or agents’) efforts with respect to Ivory outside the Collaboration Scope. If the Party fails to complete a divestiture within six (6) months of the closing of the Distracting Transaction, then such Party will be deemed to have chosen to terminate the Distracting Program, effective as of such six (6) month anniversary, and will promptly comply with the requirements of Section 8.3.2 (Termination); provided, that if at the expiration of such six (6) month period, the divesting Party has agreed terms with a Third Party to Divest the Distracting Program then such six (6) month period will be extended as required for the divesting Party and such Third Party to consummate the transaction, but in no event will such extension exceed an additional ninety (90) days.

8.3.2.
Termination. If a Party elects to terminate such Distracting Program, it will terminate all activities of such Distracting Program within ninety (90) days of the closing of the Distracting Transaction, during which period it will Segregate such Distracting Program from the Ivory program. The terminating Party and its Affiliates will not directly or indirectly assert any intellectual property or proprietary right of the Distracting Program against or with respect to Ivory or otherwise to obstruct the Parties’ (or their Affiliates, sublicensees’, contractors’ or agents’) efforts under this Agreement or the Expansion Agreement or if GSK is the terminating Party, Amgen’s (or its Affiliates, sublicensees’, contractors’ or agents’) efforts with respect to Ivory outside the Collaboration Scope during such termination period or thereafter.

8.4.	Pre-Effective Date Programs.

8.4.1.	GSK has advised Amgen that GSK is currently a party to the Roche Agreement.
GSK acknowledges that Amgen has not requested that GSK take, or caused GSK to take, any action that, or omit to take any action the omission of which, would be reasonably likely to cause a material breach of the Roche Agreement or disrupt or interfere in a material way with the activities contemplated to be undertaken by GSK or Roche under the Roche Agreement. Notwithstanding anything in this Article 8 (Distracting Products), GSK may continue, in its discretion, to exercise its rights and obligations under the Roche Agreement;

provided, that GSK will Segregate the Ivory program and the Bonviva™ program; and provided, further that Personnel that have previously been working on the Bonviva™ program in such country may thereafter work on the Ivory program, but will continue to Segregate information from the Bonviva™ program from the Ivory program. The exception set forth in this Section 8.4.1 to GSK’s obligations under Section 8.1 (Distracting Program) will apply until the earlier of either (i) December 31, 2011 or (ii) the expiration or termination of (a) on a country-by-country basis with respect to countries in the Collaboration Territory, GSK’s right to commercialize Bonviva™ under the Roche Agreement, or (b) the Roche Agreement in its entirety (the “Exception Expiration Date”), at which time the exception to exclusivity set forth in this Section 8.4 (Pre-Effective Date Programs) will terminate (either on a country- by-country basis or in its entirety, as applicable) and be of no further force or effect. GSK will continue to Segregate pricing information regarding Bonviva™ from the Ivory program until June 30, 2012; provided, that “Segregation” as used in this sentence does not prevent Personnel that have worked on the Bonviva™ program from working on the Ivory program but will require confidential pricing information with respect to Bonviva™ to be separate from and not used in connection with, the Ivory program.

8.4.2.	For the avoidance of doubt, Amgen’s current and future anti-sclerostin programs will not be considered “Distracting Programs.”

8.5.
Reasonable Restrictions. Each of the Parties acknowledges the provisions of this Article 8 (Distracting Products) are reasonable and necessary to protect the legitimate interests of the other Party and to encourage the free sharing of information between the Parties with respect to Ivory, and each of the Parties agrees not to contest such limitations in any proceeding. Each Party acknowledges that the other Party would not have entered into this Agreement absent the restrictions set forth in this Article 8 (Distracting Products) and that a breach or threatened breach of this Article 8 (Distracting Products) would be likely to result in irreparable harm to such Party for which there is no adequate remedy at law. Therefore, the Parties will be entitled to obtain from any court of competent jurisdiction injunctive relief, specific performance, and an equitable accounting of any earnings, profits or benefits arising out of any such breach without the requirement to post a bond or to demonstrate irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 8.5 (Reasonable Restrictions) is intended or will be construed to limit in any way either Party’s right to equitable relief or any other remedy for breach of this or any other provision of this Agreement.

8.6.
Amgen Restrictions. During the Term, Amgen and its Affiliates will not Detail Ivory in the Excluded Field in the Collaboration Territory in any presentation that is not indicated for use in the Excluded Field in the Collaboration Territory.

8.7.	Segregation of Programs. GSK will Segregate any Distracting Product being developed or manufactured by GSK from Ivory.

9.	INTELLECTUAL PROPERTY

9.1.
Invention Ownership. Each Party will own all right, title, and interest in and to all Inventions that are made by or on behalf of such Party, solely or independent of the other Party, and all intellectual property rights related thereto (including in the case of GSK, GSK Inventions), and any Invention that is jointly made will be owned jointly by the Parties (each a “Joint Invention”). Inventorship will be determined according to United States Patent Law (without reference to any conflict of law principles).

9.2.
Copyright Ownership; Certain Confidential Information. Except as set forth below, each Party will own all right, title, and interest in and to all Copyrights created pursuant to this Agreement that are authored by or on behalf of such Party, solely or independent of the other Party, and all intellectual property rights related thereto; provided that any Copyrights pertaining to Ivory (including any clinical trial protocols, investigator brochures and informed consent forms, and including the product labeling, package inserts, core data sheet and all marketing and promotional materials and including the Brand Book) will be owned solely by Amgen. The Parties will jointly own all right, title, and interest in and to all Copyrights that are authored by or on the behalf of the Parties jointly; provided that any Copyrights pertaining to Ivory will be owned solely by Amgen whether created jointly by the Parties or by either Party independent of the other Party. In addition, all Confidential Information to the extent pertaining to Ivory will be the Confidential Information of Amgen (and not of GSK), regardless of which Party created such information (and will not be subject to the exclusion under Section 11.1.1 or 11.1.4). Any Copyrights created by GSK or its Affiliates and specified in this Section 9.2 (Copyright Ownership) as being owned by Amgen will be considered a work for hire. To the extent any such Copyright is not considered a work for hire, GSK and/or such Affiliate will assign and does hereby assign to Amgen all of its right, title and interest in and to such Copyright and intellectual property rights therein and thereto. Each Party will duly execute, acknowledge, and deliver to the other all such further papers, including assignments and applications for copyright registration or renewal, as may be reasonably requested and/or necessary to enable such other Party to publish or protect said Copyrights in any and all countries and to vest title to said Copyrights in such other Party (or its nominees, or its or their successor or assigns) in accordance with this Section 9.2 (Copyright Ownership), and will render such reasonable assistance, at such other Party’s expense, as such other Party may reasonably require in any proceeding or litigation involving said Copyrights.

9.3.
Joint Ownership. Except as expressly provided in this Agreement, it is understood that neither Party will have any obligation to obtain any approval or consent of, nor pay a share of the proceeds to or account to, the other Party to practice, enforce, license, assign or otherwise exploit Inventions or intellectual property (including Copyrights) owned jointly by the Parties hereunder, and each Party hereby waives any right it may have under the laws of any jurisdiction to require such approval, consent or accounting. Each Party agrees to cooperate with the other Party, as reasonably requested, and to take such actions as may be required to give effect to this Section 9.3 (Joint Ownership) in a particular country within the Collaboration Territory.

9.4.	License Grant by Amgen. Amgen hereby grants and causes its Affiliates to grant to GSK and its Affiliates during the Term a non-exclusive, fully-paid, royalty-free license to Ivory Intellectual Property solely to the extent necessary to Detail Ivory in the Collaboration Scope, conduct the Designated GSK Activities, and exercise and perform GSK’s other rights and obligations under the terms of this Agreement.

9.5.
License Grant by GSK. GSK hereby grants and causes its Affiliates to grant to Amgen and its Affiliates a non-exclusive, irrevocable, fully-paid, royalty-free, world-wide license under all Know-How and Patents owned or controlled as of the Effective Date or during the Term (including GSK Inventions) by GSK or its Affiliates solely to use, make, have made, sell, offer for sale and import Ivory for all uses, and for performing Amgen’s rights and obligations hereunder. Such license is sublicensable by Amgen or its Affiliates solely to Third Parties to whom Amgen or its Affiliates also grant a license to Know-How or Patents owned or controlled by Amgen claiming Ivory, its formulation or the use thereof; provided, that such sublicense will terminate no later than the date on which the license to the Third Party to Amgen Know-How or Patents described above terminates.

9.6.
Prosecution and Maintenance. Subject to the provisions of Section 2.14 (Patent Coordinators), Amgen will control, itself or through outside counsel, and have final decision making authority (after consultation with GSK in accordance with the terms and conditions of this Agreement) with respect to the Prosecution and Maintenance of the Patents and Product Trademarks within the Ivory Intellectual Property in the Collaboration Territory (the “Ivory Patents and Trademarks”), and with respect to preparation and filing for any patent term extensions or similar protections therefor. Through the Patent Coordinators: (i) Amgen will provide GSK with copies of and an opportunity to review and comment upon the text of the applications relating to the Ivory Patents and Trademarks at least thirty (30) days before filing; provided, that if it is not reasonably practicable to provide such application in such thirty (30) day period, then Amgen will provide either a draft copy of such application or a statement of intent to file such application in such thirty (30) day period; (ii) Amgen will provide GSK with a copy of each submission made to and document received from a patent authority, court or other tribunal regarding any Ivory Patent and Trademark reasonably promptly after making such filing or receiving such document, including a copy of each application for each Ivory Patent and Trademark as filed together with notice of its filing date and application number; (iii) Amgen will keep GSK advised of the status of all material communications, actual and prospective filings or submissions regarding the Ivory Patents and Trademarks, and will give GSK copies of and an opportunity to review and comment on any such material communications, filings and submissions proposed to be sent to any patent authority or judicial body; and (iv) Amgen will consider in good faith GSK’s comments on the communications, filings and submissions for the Ivory Patents and Trademarks. With respect to any filings or other materials provided to GSK under this Section 9.6 (Prosecution and Maintenance), Amgen will have the right to redact any manufacturing information and any information relating to any product other than Ivory from any such filings and materials.

9.7.
Defense and Settlement of Third Party Claims of Infringement. If a Third Party asserts that Patents, Know-How or other rights owned or controlled by it are infringed by the activities hereunder of either of the Parties, then defense of such claim (an

“Infringement Claim”) will be managed in accordance with the provisions of Section
13.5 (Defense of Third Party Claims), with coordination and cooperation between the Defending Party and Assisting Party occurring via the Patent Coordinators. If either Party seeks to initiate a nullification or revocation proceeding against any such Patents, Know-How or other rights in response to prospective or actual Third Party Claims of Infringement, the Parties will coordinate and cooperate in regard to such proceedings in accordance with the procedures set forth in Section 13.5 (Defense of Third Party Claims), with coordination and cooperation between the Defending Party and Assisting Party occurring via the Patent Coordinators.

9.8.
Enforcement. Except as expressly set forth in this Section 9.7 (Enforcement), each Party will retain all its rights to control the enforcement of its own intellectual property. Amgen will have the sole right to enforce the Ivory Intellectual Property. GSK will reasonably assist Amgen with respect to any such enforcement in the Collaboration Territory, including, in the event that it is determined that the GSK is an indispensable Party to such action, by being named as a Party in such action, and cooperate in any such action at Amgen’s request. Without limiting the foregoing, Amgen will keep GSK advised of all material communications, actual and prospective filings or submissions regarding such action, and will provide GSK copies of and an opportunity to review and comment on any such material communications, filings and submissions (provided that Amgen will have the right to redact any manufacturing information and any information relating to any product other than Ivory from any such materials). All Recoveries will be retained by Amgen, but included in Ivory Net Revenues for the period in which such Recovery is made.

9.9.
Patent Term Extensions. GSK will provide reasonable assistance to Amgen in connection with obtaining supplemental protection certificates for Patents within the Ivory Intellectual Property or otherwise licensed or assigned hereunder as determined by the Patent Coordinators. To the extent reasonably and legally required to obtain any such supplemental protection certificates in a particular country, GSK will make available to Amgen copies of all necessary documentation to enable Amgen to use the same for the purpose of obtaining the supplemental protection certificates in such country.

9.10.
Employee Agreements. Prior to beginning work relating to any aspect of the subject matter of this Agreement and/or being given access to Ivory Intellectual Property or Confidential Information of the other Party, each employee, consultant and/or agent of Amgen and GSK will have signed or will be bound to a commercially reasonable non- disclosure and/or invention assignment agreement. Each Party will be responsible for any compensation or payment to its employees, contractors or agents in connection with the invention of any patent right.

9.11.	Trademarks.

9.11.1.
Title. Amgen will own all right, title and interest in and to the Product Trademarks, and GSK agrees to assign and hereby assigns to Amgen all right title and interest that GSK has or may acquire in connection with the Product Trademarks. All goodwill arising out of the use of the Product Trademarks or otherwise related to Ivory will inure to the benefit of Amgen. GSK will not, and will ensure that its Affiliates do not: (i) challenge any Product Trademark or the registration thereof in any country; (ii) file, register or maintain any registrations for the Product Trademarks, or for any trademarks or trade names that are confusingly similar to any Product Trademark, in any country without the express prior written consent of Amgen, and such permitted registrations (if any) will be filed, registered or maintained by GSK in Amgen’s name; or (iii) authorize or assist any Third Party to do the foregoing.

9.11.2.	Required Use and Compliance.

9.11.2.1.
Promotional Materials for Ivory in the Collaboration Scope will display the Amgen Housemarks and the GSK Housemarks to the extent allowed by Applicable Law and in accordance with the Brand Plan. Except for the use of the Amgen Housemarks and the GSK Housemarks as may be expressly set forth in the Brand Plan, each Party will promote Ivory in the Collaboration Scope only under the Product Trademarks.

9.11.2.2.
GSK agrees that it and its Affiliates will: (i) ensure that each use of the Product Trademarks and/or the Amgen Housemarks by GSK is accompanied by an acknowledgement that the Product Trademarks and Amgen Housemarks are owned by Amgen; (ii) not use the Product Trademarks or Amgen Housemarks in a way that might materially prejudice their distinctiveness or validity or the goodwill of Amgen therein; and (iii) not use any trademarks or trade names so resembling any of the Product Trademarks or Amgen Housemarks as to be likely to cause confusion or deception. Amgen agrees that it and its Affiliates will ensure that each use of the GSK Housemarks by Amgen is accompanied by an acknowledgement that the GSK Housemarks are owned by GSK.

9.11.3.	Licenses.

9.11.3.1.
To GSK. Amgen hereby grants to GSK a non-exclusive, royalty- free license to use the Product Trademarks and Amgen Housemarks as set forth in the Promotional Materials and other materials provided to it by Amgen, solely to Detail Ivory in the Collaboration Scope in accordance with the Brand Plan, Country Plans and this Agreement during the period that GSK has rights to Detail Ivory hereunder. GSK’s right to use the Product Trademarks and the Amgen Housemarks will terminate, on a country-by-country basis, when GSK’s rights to Detail Ivory in such country are terminated or expire. GSK will take all such steps as Amgen may reasonably request to give effect to the termination of the license to the Product Trademarks and Amgen Housemarks in such country and to record any documents that may be required to evidence the termination of such license.

9.11.3.2.
To Amgen. GSK hereby grants to Amgen a non-exclusive, royalty- free license to use the GSK Housemarks as set forth in the Promotional Materials solely to Detail Ivory in the Collaboration Scope in accordance with the Brand Plan, Country Plans and this Agreement. Amgen’s right to use the GSK Housemarks will terminate, on a country-by-country basis, when GSK’s rights to promote Ivory in such country are terminated or expire; provided, that the license set forth in this Section 9.11.3.2 (To Amgen) will continue for a period of six (6) months to permit Amgen to use and distribute its inventory of Promotional Materials containing GSK Housemarks in such country (or, where the on-hand inventory as of such termination or expiration of such Promotional Materials cannot practically be used within such six (6) month period, such longer period as reasonably necessary to exhaust such Promotional Materials, but in no event longer than twelve (12) months), in connection with Amgen’s Detailing of Ivory. Amgen will take all such steps as GSK may reasonably request to give effect to the termination of the license to the Collaboration Housemarks in the applicable country and to record any documents that may be required to evidence the termination of such license.

9.11.4.
Respect of Trademarks. GSK will not have, assert or acquire any right, title or interest in or to any of Product Trademarks or Amgen Housemarks or the goodwill pertaining thereto, and Amgen will not have, assert or acquire any right, title or interest in or to the GSK Housemarks or the goodwill pertaining thereto, in each case by means of entering into or performing under this Agreement, except in each case for the limited licenses explicitly provided in this Agreement.

9.11.5.
Infringement Amgen will monitor the Product Trademarks against infringing uses within the Collaboration Scope. GSK will give Amgen prompt notice of any infringement or threatened infringement of any of the Product Trademarks of which it becomes aware. Amgen will determine in its sole discretion what action, if any, to take in response to any such infringement or threatened infringement of any Product Trademark.

9.12.
Community Of Interest. From time-to-time it may be desirable or beneficial to the Parties to share between each other and their respective outside counsel privileged and/or work product information with respect to certain Patents and/or Know-How related to Ivory, and legal matters relating thereto, and that they share a common interest in the prosecution, defense and enforcement of such Patents and Know-How, including such Patents and Know-How owned or controlled by Third Parties. Therefore, the Parties agree to execute the Joint Community Of Interest Privilege Agreement (attached hereto as the Privilege Agreement Schedule) concurrently with this Collaboration Agreement.

10.	REGULATORY AND SAFETY

10.1.	Regulatory Matters.

10.1.1.
Regulatory Communication and Filings. Amgen will use Commercially Reasonable Efforts to prepare, submit and maintain all Regulatory Filings and to obtain all Regulatory Approvals for Ivory in the Collaboration Scope, including making all Regulatory Filings necessary for the development of Ivory in accordance with the Development Plan. Amgen will use Commercially

Reasonable Efforts with respect to all other regulatory matters regarding Ivory in the Collaboration Scope including pricing, reimbursement and health technology assessments. GSK will cooperate with Amgen, at its reasonable request, with respect to any regulatory matters related to Ivory in the Collaboration Scope. Amgen will provide GSK with copies of Regulatory Filings and material communications with Governmental Authorities in the Collaboration Scope prior to submission within a reasonable amount of time to allow GSK to review and comment on such Regulatory Filings and communications, but not less than five (5) days, and Amgen will consider all comments and proposed revisions from GSK in good faith prior to submission. Notwithstanding the foregoing, if exigent action is required with respect to such Regulatory Filing or material communication, and Amgen reasonably believes it is not practicable to provide such Regulatory Filing or communication to GSK in advance of submission without violating Applicable Law or causing a material delay to such Regulatory Filing, communication or receipt of Regulatory Approval, Amgen will instead provide such filing or communication to GSK as soon as reasonably practicable. Amgen will consult with GSK regarding, and keep GSK informed of, the status of the preparation of all Regulatory Filings, Governmental Authority review of Regulatory Filings, and Regulatory Approvals made or obtained by it in the Collaboration Scope.

10.1.2.
Regulatory Meetings. Amgen will consult with GSK reasonably in advance of the date of any anticipated meeting with a Governmental Authority in the Collaboration Scope and will consider in good faith any timely recommendations made by GSK in preparation for such meeting. Amgen will consider in good faith permitting GSK to attend particular meetings between Amgen and the applicable Governmental Authority that pertain to the Collaboration Scope. Where Amgen so agrees, it will request that the applicable Governmental Authority allow at least one (1) GSK representative to attend, as an observer, such meetings; provided, that the foregoing will not apply to informal meetings or teleconferences that are unscheduled or intended by the Governmental Authority to be between it and Amgen representatives only (such as interactions with EMEA rapporteurs). Amgen will timely inform GSK of any such meetings. GSK will strictly follow Amgen’s instructions with respect to any such meeting, and will not discuss the contents of any such meeting with any Governmental Authority except as required by Applicable Law or authorized by Amgen in writing.

10.1.3.
GSK Obligations. Except as expressly provided in Section 10.1.1 (Regulatory Communications and Filings) GSK will cooperate with Amgen, at its request, with respect to any regulatory matters related to Ivory. GSK will not without the consent of Amgen or unless so required by Applicable Law (and then only pursuant to the terms of this Section 10.1.1 (Regulatory Communication and Filings)), correspond or communicate with any Governmental Authority, whether within the Collaboration Territory or otherwise, concerning Ivory or otherwise take any action with any Governmental Authority concerning any authorization or permission under which Ivory is sold or any application for the same. Furthermore, GSK will, immediately upon receipt of any communication from any Governmental Authority relating to Ivory, forward a copy (or written description, with respect to any oral communication) of the same to Amgen and respond to all inquiries by Amgen relating thereto. If GSK is advised by its counsel that it must communicate with any Governmental Authority with respect to Ivory or the activities under this Agreement, then GSK will so advise Amgen immediately and, if possible, provide to Amgen in advance for review a copy of any proposed written communication (or written description, with respect to any oral communication) with respect thereto. GSK will comply with any and all reasonable direction of Amgen concerning any meeting or written or oral communication with any Governmental Authority; provided, that GSK will not take direction of Amgen that GSK reasonably believes is not in compliance with Applicable Law. In addition to the foregoing: (i) unless required by Applicable Law, GSK will not disclose any information concerning any adverse drug experience to any Person or Governmental Authority without the prior consent of Amgen; (ii) GSK will utilize the global safety database maintained by Amgen as directed by Amgen from time-to-time; and (iii) Amgen will have the sole discretion to assess all adverse drug experiences and to determine whether any complaint or adverse drug experience must be reported to any Governmental Authority.

10.1.4.
Labeling and Packaging Materials. Amgen will have sole authority and responsibility, and will use Commercially Reasonable Efforts to, seek and/or obtain any necessary governmental approvals of any labeling, package inserts or packaging for Ivory and Promotional Materials, and to determine whether the same requires governmental approval; provided, that Amgen will use Commercially Reasonable Efforts to obtain any Governmental Authority approval required to include the GSK Housemarks on the labeling, packaging and package inserts for Ivory in the Collaboration Scope within six (6) months of the Effective Date. All filings and communications with Governmental Authorities in connection therewith will remain under the control of Amgen. No labeling, package inserts, or packaging for Ivory may be used or distributed by GSK unless such labeling, package inserts or packaging has been approved in advance by Amgen. GSK will not modify or alter any labeling, package inserts or packaging for Ivory, without the express prior approval of such modification or alteration by Amgen. Amgen will provide GSK with prompt notice of, and copies of, any changes in the Ivory labeling, package inserts or packaging.

10.1.5.
Regulatory and Safety Information. Each Party agrees to provide the other with all reasonable assistance and take all actions reasonably requested by the other Party that are necessary or desirable to enable the other Party to comply with any Applicable Law with respect to Ivory, including reporting obligations of Amgen related to Ivory. Such assistance and actions will include, among other things, GSK keeping Amgen informed, commencing immediately upon notification of any action by, or notification or other information which it receives (directly or indirectly) from any Governmental Authority that: (i) raises any concerns regarding the safety or efficacy of Ivory; (ii) indicates or suggests a potential liability for either Party to Third Parties arising in connection with Ivory; or (iii) is reasonably likely to lead to a recall or market withdrawal of Ivory. Concurrently with entry into this Agreement, or promptly after the Effective Date of the Agreement, but not later than sixty (60) days thereafter, the Parties will enter into an agreement pertaining to safety, pharmacovigilance, product complaints and/or the like.

10.2.	Brand Security and Anti-Counterfeiting. The Parties will establish contacts for communication regarding brand security issues and will each reasonably cooperate with the other with respect thereto.

10.3.	Product Technical Complaints; Recalls; Returns.

10.3.1.
Product Technical Complaints If GSK (including any GSK sales representative Detailing Ivory) becomes aware of any Product Technical Complaint (as defined below), GSK will submit a written report of such complaint to Amgen within one (1) business day of GSK so becoming aware (along with a sample of the Ivory product involved in the complaint, as soon as (and if) available). GSK will not take any other action in respect of any such complaint without the consent of Amgen unless otherwise required by Applicable Law. As used herein, “Product Technical Complaint” means: (i) any complaint that questions the purity, identity, potency or quality of Ivory, its packaging or labeling or the compliance of any batch of Ivory with Applicable Law; (ii) any complaint concerning Ivory being mistaken for, or Ivory’s labeling being applied to, another article; (iii) any bacterial contamination or significant chemical, physical or other change or deterioration in Ivory; (iv) any failure of one (1) or more batches of Ivory to meet the specifications therefor in the applicable Regulatory Approval; or (v) any complaint or evidence of tampering with Ivory. Amgen will use Commercially Reasonable Efforts to address any such Product Technical Complaint with respect to Ivory in the Collaboration Scope.

10.3.2.
Recalls or Other Corrective Action. Amgen will have the sole right to undertake, and will make all decisions with respect to, any recall, market withdrawals, field alerts or any other corrective action (including letters to health care professionals) related to Ivory. At Amgen’s request, GSK will provide reasonable assistance to Amgen in conducting such recall, market withdrawal or other corrective action in the Collaboration Territory. Without prejudice to Amgen’s indemnity obligations pursuant to Section 13.2 (Indemnity by Amgen), Amgen will be under no liability whatsoever to compensate GSK or make any other payment to GSK based on any decision to recall, initiate a market withdrawal, issue a field alert or take any other corrective action with respect to Ivory, unless such action results from Amgen’s failure to comply with the terms of this Agreement.

10.3.3.
Returns. If any quantities of Ivory are returned to GSK, GSK will promptly notify Amgen and ship them to the facility designated by Amgen. GSK, at its option, may advise the customer who made the return that Ivory has been returned to Amgen, but will take no other steps in respect of any return without the consent of Amgen, except as may be expressly authorized by the relevant
Country Team.

10.4.
Clinical Trial Register. Amgen will use Commercially Reasonable Efforts to publish the results and/or summaries of clinical trials relating to Ivory in the Collaboration Scope on a clinical trial register maintained by it and the protocols of clinical trials relating to Ivory in the Collaboration Scope on www.ClinicalTrials.gov (or an equivalent register in the Collaboration Scope, or as otherwise required by Applicable Law or Amgen’s policies). GSK will have the right to publish results and/or summaries (in the identical form as published by Amgen) if Amgen has already published in accordance with the foregoing sentence, or the JDC approves such publication. The Parties will cooperate to establish timelines and procedures for JDC review of publications and presentations.

11.	CONFIDENTIALITY, PUBLICATIONS AND PRESS RELEASES

11.1.
Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term and for five (5) years thereafter, the receiving Party will keep confidential and will not publish or otherwise disclose or use for any purpose any and all information or materials related to the activities contemplated hereunder and furnished to it by the other Party pursuant to this Agreement (or in the case of GSK, that is created by or on behalf of GSK and owned by Amgen pursuant to Section 9.2 (Copyright Ownership)) that is identified by the disclosing Party as confidential, proprietary or the like or that the receiving Party has reason to believe is confidential based upon its own similar information (collectively, “Confidential Information”). For clarity, GSK will have no right to and will not utilize any Confidential Information of Amgen for activities outside the Collaboration Scope or for activities related to products other than Ivory. Notwithstanding the foregoing, Confidential Information will not include any information to the extent that it can be established by written documentation by the receiving Party that such information:

11.1.1.
was obtained or was already known by the receiving Party or its Affiliates without obligation of confidentiality as a result of disclosure from a Third Party that the receiving Party did not know was under an obligation of confidentiality to the disclosing Party with respect to such information;

11.1.2.
was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party through no act or omission of the receiving Party or its Affiliates in breach of this Agreement;

11.1.3.
became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliates in breach of this Agreement; or

11.1.4.	was independently discovered or developed by the receiving Party or its Affiliates (without reference to or use of Confidential Information of the disclosing Party).

11.2.	Authorized Disclosure. Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party solely as follows: (i) as reasonably necessary in conducting the activities contemplated under this Agreement; (ii) with respect to Confidential Information generated in the course of the activities conducted hereunder, to the extent pertaining specifically to Ivory, for use by Amgen in connection with Ivory outside the Collaboration Scope or disclosure by Amgen to a partner, GSK or licensee for use with respect to Ivory outside the Collaboration Scope; (iii) to the extent such disclosure is to a Governmental Authority as reasonably necessary in filing or prosecuting patent, copyright and trademark applications in accordance with this Agreement, prosecuting or defending litigation in accordance with this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement, filing Regulatory Filings, obtaining Regulatory Approval or fulfilling post-approval regulatory obligations for Ivory, or otherwise required by Applicable Law, provided that if a Party is required by Applicable Law to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, in the case of each of the foregoing exceptions pursuant to this subsection (iii), will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (iv) to advisors (including lawyers and accountants) on a need to know basis in support of the purposes of this Agreement, in each case under appropriate confidentiality provisions or professional standards of confidentiality substantially equivalent to those of this Agreement; and (v) to the extent mutually agreed to by the Parties. Neither Party will disclose Confidential Information of the other Party to its personnel or to an Affiliate except to the extent such personnel or Affiliate needs to know such information for the performance of such Party’s activities hereunder.

11.3.
Confidential Treatment of Terms and Conditions. Neither Party will disclose the terms and conditions of this Agreement except that each Party has the right to disclose the terms and conditions of this Agreement under reasonable and customary obligations of confidentiality (but no less than equivalent obligations to those under which the disclosing Party would disclose its own confidential information of similar type): (i) if required by Applicable Law (including disclosure of a redacted version of this Agreement in a relevant SEC filing); (ii) to Governmental Authorities with authority over such Party that request to review this Agreement in connection with a review, audit or investigation of the operations of such Party by such authority (and provided that review of the terms of this Agreement are reasonably pertinent to such review, audit or investigation); and (iii) to its attorneys and accountants in support of the purposes of this Agreement. Notwithstanding the foregoing, with respect to complying with the disclosure requirements of any Governmental Authority in connection with any required filing of this Agreement, the Parties will consult with one another concerning which terms of this Agreement will be requested to be redacted in any public disclosure of the Agreement, and in any event each Party will seek reasonable confidential treatment for any public disclosure by any such Governmental Authority.

11.4.
Press Releases. Notwithstanding Section 11.3 (Confidential Treatment of Terms and Conditions), the Parties will issue a joint press release to announce the execution of this Agreement, which is attached hereto as the Press Release Schedule and is for use in responding to inquiries about the Agreement and will agree on the timing (in accordance with Applicable Law) and method for issuing such press release and any media briefings; thereafter, GSK and Amgen may each disclose to Third Parties (including media interviews and disclosures to financial analysts) the information contained in such press release (but only such information) without the need for further approval by the other, provided that such information is still accurate. Each Party will have the right to issue additional press releases and disclosures in regards to the terms of this Agreement only with the prior written consent of the other Party , such consent not to be unreasonably withheld (or as required to comply with Applicable Law). For any such proposed press release or disclosure, the disclosing Party will provide ten (10) business days’ notice to the other Party and will reasonably consider the other Party’s comments that are provided within five (5) business days after such notice, or such shorter notice and comment periods as are reasonably required under the circumstances but not less than two (2) business days.

11.5.
Prior Agreement. This Agreement supersedes the Confidential Disclosure Agreement between the Parties dated January 28, 2009, including any written requests thereunder (the “Prior Agreement”) with respect to information disclosed thereunder relating to Ivory and activities related thereto. All confidential information exchanged between the Parties under the Prior Agreement will be deemed Confidential Information of the disclosing Party disclosed hereunder and will be subject to the terms of this Agreement.

11.6.
Publications and Program Information. Except as permitted pursuant to Section 10.4 (Clinical Trial Register), or as agreed by the JBT or JDC, Amgen will have the sole right to publish and make scientific presentations with respect to Ivory, and to issue press releases (except with respect to the terms of this Agreement, which is governed by Section 11.4 (Press Releases) or make other public disclosures regarding Ivory (including with respect to its development, commercialization and regulatory matters), and GSK will not do so without Amgen’s prior written consent. Amgen will keep the relevant committee or team informed of its general publication strategy and presentation calendar. In addition, Amgen will deliver to GSK a copy of any proposed written publication or outline of presentation with respect to Ivory in the Collaboration Scope in advance of submission for publication or presentation at least thirty (30) days in advance of submission (or, where a copy of such publication or presentation is not available at such time, a draft or outline of such publication or a description of such presentation), and GSK will have the right to: (i) require a delay in submission of not more than sixty (60) days to enable patent applications protecting each Party’s rights in such information to be filed; and (ii) prohibit disclosure of any of its Confidential Information in any such proposed publication or presentation. Publications and presentations will be subject to policies established by the Patent Coordinators to ensure appropriate protection of intellectual property rights.

11.7.
Attorney-Client Privilege. Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the Applicable Law of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The

Parties may become joint defendants in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles but are not obligated to do so.

11.8.
Injunctive Relief. Given the nature of the Confidential Information and the competitive damage that may result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 11 (Confidentiality, Publications and Press Releases). In addition to all other remedies, a Party is entitled to seek specific performance and injunctive and other equitable relief (without the need to post a bond) as a remedy for any breach or threatened breach of this Article 11 (Confidentiality, Publications and Press Releases).

11.9.
Additional Permitted Disclosure. GSK will have the right to inform Roche of its obligation to Segregate the Ivory program from the Bonviva™ program pursuant to Section 8.4 (Pre-Effective Date Programs).

12.	REPRESENTATIONS AND WARRANTIES

12.1.	Mutual Representations and Warranties. Each of the Parties hereby represents and warrants, as of the Effective Date to the other Party as follows:

12.1.1.
It is duly organized and validly existing under the Applicable Law of its jurisdiction of incorporation and it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement;

12.1.2.
This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement, and compliance with its terms and provisions, and the consummation of the transaction contemplated hereby, by such Party will not materially conflict, interfere or be inconsistent with, result in any material breach of or constitute a material default under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor to its knowledge violate any Applicable Law. The person or persons executing this Agreement on such Party’s behalf have been duly authorized to do so by all requisite corporate action;

12.1.3.
To its knowledge, no government authorization, consent, approval, license, exemption of or filing or registration with any court or Governmental Authority or under Applicable Law, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed concurrently herewith, or (except for Regulatory Approvals, licenses, clearances and the like necessary for the commercialization, research, development, manufacture, sales or marketing of pharmaceutical products and except for any required filing with the United States Securities and Exchange Commission) for the performance by it of its obligations under this Agreement;

12.1.4.	It has not been debarred or the subject of debarment proceedings by any Governmental Authority;

12.1.5.
To its knowledge it and its Affiliates have not violated any applicable anticorruption or anti-bribery law or regulation, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the regulations promulgated thereunder (collectively, “Anticorruption Laws”);

12.1.6.	It has established and maintains reasonable internal controls intended to ensure compliance with Anticorruption Laws, including reasonable reporting requirements; and

12.1.7.
It has not granted any right to any Third Party relating to any intellectual property or proprietary right licensed, granted or assigned by it to the other Party hereunder that conflicts with the rights licensed, granted or assigned to the other Party hereunder.

12.2.
Amgen Representations and Warranties. In addition to the representations and warranties set forth in Section 12.1 (Mutual Representations and Warranties) Amgen hereby represents and warrants to GSK that, except as would not be expected to have a material adverse effect on the activities of the Parties hereunder, as a whole, as of the Effective Date:

12.2.1.
To the knowledge of Amgen’s Patent Attorneys, except as disclosed on the Amgen Disclosures Schedule, Amgen has not received written notice from any Third Party that any issued and enforceable Patent of such Third Party would be infringed by the importation, manufacture, distribution, marketing or sale of Ivory (except, in each case, where Amgen may have since such time obtained a license to the relevant Patent);

12.2.2.
Except as disclosed on the Amgen Disclosures Schedule, Amgen is the sole owner, free and clear of any encumbrance, of all right, title and interest in the Product Trademarks and Ivory Intellectual Property or otherwise has the right to grant to GSK the rights to such trademarks and intellectual property as set forth in this Agreement;

12.2.3.
Except as disclosed on the Amgen Disclosures Schedule, to the knowledge of Amgen’s Patent Attorneys, no issued Patent owned or controlled by Amgen or its Affiliates and claiming Ivory Intellectual Property, including the use or manufacture of Ivory, is invalid or unenforceable;

12.2.4.
Except as disclosed on the Amgen Disclosures Schedule, to the knowledge of Amgen’s Patent Attorneys, Amgen has not received written notice that any Third Party is engaged in commercial activities that infringe the Ivory Intellectual Property in the Collaboration Scope in a manner that could reasonably be believed to have a material adverse effect on the activities to be conducted under this Agreement or the sales of Ivory in the Collaboration Scope;

12.2.5.
The development of Ivory in the Collaboration Scope by or on behalf of Amgen has been conducted in compliance in all material respects with all Applicable Laws, and Amgen has no knowledge that any of its Third Party contractors has developed Ivory in a manner that does not comply in all material respects with all Applicable Laws;

12.2.6.
To Amgen’s knowledge, there is no pending product liability action in relation to Ivory. For the purposes of this Section 12.2.6, “product liability action” does not include claims for reimbursement of medical expenses for the treatment of any injury or illness related to administration of Ivory in or participation in a clinical study or trial; and

12.2.7.
As of the Effective Date, Amgen and its Affiliates have made available to GSK the information referenced in the Diligence Materials Schedule, in response to GSK’s reasonable inquiries in connection with GSK’s due diligence related to Ivory in the Collaboration Scope (some of which was provided in summary form).

12.3.	Amgen Covenants. Amgen hereby covenants to GSK that:

12.3.1.
It will not require or request that GSK disclose to Amgen or its Affiliates or use in the performance of its activities hereunder, confidential information of Roche where Amgen knows such disclosure or use to be in violation of the Roche Agreement; and

12.3.2.
Amgen understands its rights and obligations under this Agreement, and has and will at all times during the Term maintain sufficient resources to fully and diligently perform its obligations hereunder in accordance with the terms and provisions hereof.

12.4.
GSK Representations and Warranties. In addition to the representations and warranties set forth in Section 12.1 (Mutual Representations and Warranties), GSK hereby represents and warrants to Amgen that, except as would not be expected to have a material adverse effect on the activities of the Parties hereunder, as a whole, as of the Effective Date:

12.4.1.
GSK’s performance of its activities hereunder will not cause a material breach of the Roche Agreement, or disrupt or interfere in any material way with the activities contemplated under the Roche Agreement;

12.4.2.
GSK has sufficient resources to perform its obligations and activities under the Roche Agreement to the same proficiency and dedication subsequent to its entry into this Agreement as prior to its entry into this Agreement, taking into account GSK’s concurrent diligent performance of its obligations hereunder; and

12.4.3.	GSK has not disclosed to Amgen or any of its Affiliates any confidential information of Roche received by GSK under the Roche Agreement.

12.5.	GSK Covenants. GSK hereby covenants to Amgen that:

12.5.1.
GSK understands its rights and obligations under this Agreement, and has and will at all times during the Term maintain sufficient resources to fully and diligently perform its obligations hereunder in accordance with the terms and provisions hereof; and

12.5.2.
It will not take any action under or in connection with this Agreement that would or would be reasonably likely to materially breach, disrupt or interfere with the Roche Agreement or otherwise materially adversely impact its performance thereunder, including the disclosure or use of any confidential information of Roche received by GSK under the Roche Agreement.

12.6.
Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 12 (REPRESENTATIONS AND WARRANTIES), GSK AND AMGEN EXPRESSLY DISCLAIM    ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE COLLABORATION,    IVORY INTELLECTUAL PROPERTY, AMGEN HOUSEMARKS,    GSK HOUSEMARKS, PRODUCT TRADEMARKS, THIS AGREEMENT, OR ANY OTHER SUBJECT MATTER RELATING TO THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

12.7.
Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN, OTHER THAN TO THE EXTENT RESULTING FROM A PARTY’S BREACH OF ARTICLE 8 (DISTRACTING PRODUCTS) OR SECTION 11.1 (Confidentiality; Exceptions), IN NO EVENT WILL GSK OR AMGEN BE LIABLE TO THE OTHER OR ANY OF THE OTHER’S AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT. THE FOREGOING SENTENCE WILL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER SECTION 13.1 (INDEMNITY BY GSK), SECTION 13.2 (INDEMNITY BY AMGEN) OR SECTION 13.3 (SPECIFIC INDEMNITY).

12.8.	Covenants. Each Party hereby covenants to the other Party that, during the Term:

12.8.1.
it will not grant any right to any Third Party relating to any intellectual property or proprietary right licensed or assigned by it to the other Party hereunder that conflicts with the rights granted to the other Party hereunder;

12.8.2.
it will not knowingly use in connection with the research, development, manufacture or commercialization to take place pursuant to this Agreement any employee, consultant or investigator that has been debarred or the subject of debarment proceedings by any regulatory agency; and

12.8.3.
it will comply with all Applicable Law with respect to their performance of its rights,    duties and obligations under this Agreement, including commercialization, manufacturing, research and development and regulatory activities.

13.	INDEMNIFICATION AND INSURANCE

13.1.
Indemnity by GSK. Subject to the remainder of this Article 13 (Indemnification), GSK will defend, indemnify, and hold harmless Amgen, its Affiliates, and their respective directors, officers, employees, agents and representatives (collectively, “Amgen Indemnitees”), at GSK’s cost and expense, from and against any and all liabilities, losses, costs, damages, fees or expenses (including reasonable legal expenses and attorneys’ fees incurred by or on behalf of any of the indemnitees until such time as the indemnification obligation is acknowledged and assumed hereunder with respect to the applicable claim) (collectively, “Losses”) arising out of any Third Party Claims brought against any Amgen Indemnitee to the extent such Losses result from: (a) the negligence or willful misconduct of GSK or its Affiliates (or any employees, agents or representatives of any of them (other than Amgen or its Affiliates)) in performing under this Agreement; or (b) a breach by GSK of this Agreement, including the failure of GSK’s representations or warranties in Article 12 (Representations and Warranties) to be true in any material respect but excluding such Losses to the extent they arise from (w), (x), (y) or (z) below in Section 13.2 (Indemnity by Amgen).

13.2.
Indemnity by Amgen. Subject to the remainder of this Article 13 (Indemnification), Amgen will defend, indemnify, and hold harmless GSK, its Affiliates, and their respective directors, officers, employees, agents and representatives (collectively, “GSK Indemnitees”), at Amgen’s cost and expense, from and against any and all Losses arising out of any Third Party Claims brought against any GSK Indemnitee to the extent such Losses: (w) result from personal injury (regardless of theory of liability) arising out of administration of Ivory in clinical trials conducted by or on behalf of Amgen or its Affiliates and for which dosing of patients was completed before the Effective Date; (x) result from acts or omissions of any Amgen Indemnitee with respect to Ivory outside the Collaboration Scope (other than activities conducted for the benefit of the Collaboration Scope, or within the Expansion Scope or for the benefit of the Expansion Scope unless otherwise provided in the Expansion Agreement), including the development, manufacturing, marketing, advertising, promotion, distribution, selling, storage, handling or usage of Ivory outside the Collaboration Scope anywhere in the world; (y) result from the negligence or willful misconduct of Amgen or its Affiliates (or any employees, agents or representatives of any of them (other than GSK or its Affiliates)): (i) in performing under this Agreement; or (ii) in performing activities with respect to Ivory prior to the Effective Date of this Agreement; or (z) result from a breach by Amgen of this Agreement, including the failure of Amgen’s representations or warranties in Article 12 (Representations and Warranties) to be true in any material respect, but excluding such Losses to the extent they arise from Section 13.1(a), (b) or (c).

13.3.
Specific Indemnity. GSK will defend, indemnify, and hold harmless Amgen Indemnitees, at GSK’s cost and expense, from and against any and all Losses arising out of any Roche Claim. Notwithstanding the foregoing or anything in this Agreement to the contrary, Amgen will be entitled to be indemnified by GSK under this Section 13.3 (Specific Indemnity) with respect to any Loss only to the extent Amgen is not indemnified with respect to such Loss pursuant to Section 13.1 (Indemnity by GSK), and such Losses will not be considered Collaboration Losses and will not be charged to the Collaboration Profit (Loss).

13.4.
Claim for Indemnification. Whenever any Third Party Claim or Loss arises for which a GSK Indemnitee or an Amgen Indemnitee (the “Indemnified Party”) may seek indemnification under this Article 13 (Indemnification), the Indemnified Party will promptly notify the other Party (the “Indemnifying Party”) of the Third Party Claim or Loss and, when known, the facts constituting the basis for the Third Party Claim; provided that the failure by an Indemnified Party to give such notice or to otherwise meet its obligations under this Section 13.4 (Claim for Indemnification) will not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. The Indemnifying Party will have exclusive control of the defense and settlement of all Third Party Claims for which it is responsible for indemnification and will assume defense thereof at its own expense promptly upon notice of such Third Party Claim. The Indemnified Party will not settle or compromise any Third Party Claim for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, unless the Indemnifying Party is in breach of its obligation to defend hereunder. In no event will the Indemnifying Party settle any Third Party Claim without the prior written consent of the Indemnified Party if such settlement does not include a complete release from liability on such Third Party Claim or if such settlement would involve undertaking an obligation by the Indemnified Party other than the payment of money, would bind or impair the Indemnified Party, or includes any admission of wrongdoing by the Indemnified Party or that any intellectual property or proprietary right of the Indemnified Party is invalid or unenforceable. The Indemnified Party will reasonably cooperate with the Indemnifying Party at the Indemnifying Party’s expense and will make available to the Indemnifying Party reasonably requested information under the control of the Indemnified Party, which information will be subject to Article 11 (Confidentiality, Publications and Press Releases). The Indemnifying Party will permit the Indemnified Party to participate in (but not to control) the Third Party Claim through counsel of its choosing to the extent it has the ability to do so (at the Indemnified Party’s expense). Notwithstanding the foregoing, the Indemnified Party will have the right to employ separate counsel at the Indemnifying Party’s expense and to control its own defense of the applicable Third Party Claim if: (i) there are or may be legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and Indemnifying Party that would make such separate representation advisable; provided that, in no event will the Indemnifying Party be required to pay fees and expenses under this sentence for more than one (1) firm of attorneys in any jurisdiction in any one (1) legal action or group of related legal actions.

13.5.
Defense of Third Party Claims. Except as otherwise provided in Section 13.4 (Claim for Indemnification), each Party (such Party referred to as the “Defending Party”) will have the sole right, but not the obligation, to defend against any Third Party Claims made against it with respect to its activities hereunder. Each Party will notify the other Party (the “Assisting Party”) as promptly as practicable if any Third Party Claim is commenced or threatened against it, including any Infringement Claim or any Roche Claim. The Assisting Party will reasonably assist the Defending Party and cooperate in any such litigation at Defending Party’s reasonable request (and the Defending Party will reimburse the Assisting Party’s reasonable costs incurred in connection with such cooperation (subject to Section 6.1.1.4 and 6.1.2.11, to the extent applicable)). The Defending Party will seek and reasonably consider, but is not obligated to follow, the Assisting Party’s comments before determining the strategy for such matter. Without limiting the foregoing, the Defending Party will keep the Assisting Party advised of all material communications, actual and prospective filings or submissions regarding such action, and will provide the Assisting Party copies of and an opportunity to review and comment on any such communications, filings and submissions; provided, that each Party will have the right to redact from any information disclosed to the other hereunder any information relating to a product other than Ivory or relating to the manufacture of Ivory. The Defending Party will control the defense and/or settlement of Third Party Claims at its own expense (subject to Section 6.1.1.4 and 6.1.2.11, to the extent applicable) with counsel of its choice. The Assisting Party will have the right to participate in the defense and/or settlement of such Third Party Claim at its own expense (subject to Section 6.1.1.4 and 6.1.2.11, to the extent applicable) with counsel of its choice. The Defending Party will not settle a Third Party Claim without the prior written consent of the other Party (such consent not to be unreasonably withheld), unless such settlement: (i) includes a complete release from liability; or (ii) does not: (a) involve undertaking an obligation by the non-controlling Party other than the payment of money that would be indemnified hereunder; (b) bind or impair the non- controlling Party; or (c) include any admission of wrongdoing by the non-controlling Party. In the event that a Third Party Claim is brought against both of the Parties (a “Joint Claim”), then the Parties will determine whether to defend against such Joint Claim, which of the Parties should be the Defending Party or whether the Parties should jointly control such defense and the strategy for such defense. If the Parties determine that there will be one Defending Party for a Joint Claim, then the Assisting Party will have the right to participate in the defense of such Joint Claim through counsel, and at its own expense (subject to Section 6.1.1.4 and 6.1.2.11, to the extent applicable) of its choosing to the extent it has the ability to do so, and may control its own defense of the Joint Claim if there are or may be legal defenses available to the Assisting Party that are different from or additional to those available to the Defending Party, or in the reasonable opinion of counsel to the Assisting Party, a conflict or potential conflict exists between the Assisting Party and Defending Party that would make such separate representation advisable. In the case of an Infringement Claim, the coordination and cooperation set forth in this Section 13.5 (Defense of Third Party Claims) will be accomplished via the Patent Coordinators. This Section 13.5 (Defense of Third Party Claims) will not apply to employment or similar personnel-related claims.

13.6.
Insurance. Each of the Parties will, at their own respective expense (and not subject to cost sharing hereunder) procure and maintain during the Term, insurance policies adequate to cover their obligations hereunder and consistent with the normal business practices of prudent pharmaceutical companies of similar size and scope (or reasonable self-insurance sufficient to provide materially the same level and type of protection). Such insurance will not create a limit to either Party’s liability hereunder.

14.	TERM AND TERMINATION

14.1.	Term. This Agreement will become effective on the Effective Date and will terminate at the end of the Term unless and until sooner terminated pursuant to any provision of this Agreement.

14.2.	Termination for Breach.

14.2.1.
In the event of a material breach of this Agreement, the non-breaching Party will have the right to terminate this Agreement (either as a whole or in the country or countries in which such breach occurred, at the terminating Party’s option) by written notice to the breaching Party, which notice will specify the nature of such breach in reasonable detail. Such termination will become effective on the date specified in the notice (which will not be earlier than sixty (60) days after the delivery thereof to the breaching Party or, in the case of a failure to pay amounts due hereunder, thirty (30) days) unless, during the sixty (60) day (or thirty (30) day) period after delivery of such notice to the breaching Party, the breaching Party has cured such breach to the reasonable satisfaction of the non-breaching Party.

14.2.2.
Notwithstanding the provisions of Section 14.2.1, the following will apply in the event of multiple breaches by the same Party: (i) in the event of three (3) material breaches of this Agreement by the same Party within a thirty-six (36) month period, the non-breaching Party will have the right to terminate this Agreement by written notice to the breaching Party, which notice will specify the nature of such third breach in reasonable detail, effective (regardless of whether such third breach is cured) as of the date specified in such notice (which will not be earlier than thirty (30) days from receipt thereof by the breaching Party), and (ii) if a Party commits at least two (2) material breaches of this Agreement and such breaches are with respect to the same obligation or activity hereunder, then the non-breaching Party will have the right, but not the obligation, to call a special meeting of the JDC with respect to development breaches or the JSC with respect to any other breach (a “Special Meeting”), by written notice to the breaching Party. Such notice will state with particularity the obligations that the non-breaching Party believes have not been satisfied and the basis for such belief. The Special Meeting will be convened within ten (10) business days of the breaching Party’s receipt of such notice. At the Special Meeting, the JSC or JDC, as applicable, will discuss the non-breaching Party’s concerns, the breaching Party’s efforts in such area of concerns and any additional actions the breaching Party should take to alleviate the non-breaching Party’s concerns. The JSC or JDC, as applicable, will develop a plan describing the actions that the Parties reasonably believe the breaching Party should take to meet its applicable obligations under the Agreement (the “Remediation Plan”); provided, that the Remediation Plan may provide that the non-breaching Party will assume responsibility for such obligation or activity and the breaching Party will cooperate with the non-breaching Party to effect such transition to the non-breaching Party. The applicable Party will perform the actions described in such Remediation Plan in accordance with the timelines, if any, set forth therein. For the avoidance of doubt, if the non-breaching Party chooses not to request a Special Meeting, then such Party may proceed in accordance with Section 14.2.1.

14.3.
Termination for Insolvency. Either Party will have the right to terminate this Agreement immediately upon written notice, if: (i) the other Party becomes insolvent; (ii) the other Party files a petition in bankruptcy, or if an involuntary petition in bankruptcy is filed against the other Party and such involuntary petition is not dismissed within seventy-five (75) days and the other Party (a) fails to assume this Agreement in any such bankruptcy proceeding within thirty (30) days after filing or (b) assumes and assigns this Agreement to a Third Party, or (iii) a receiver or guardian has been appointed for the other Party who is not discharged within seventy-five (75) days after appointment.

14.4.
Early Termination by Amgen. Amgen will have the right to terminate this Agreement by at least eighteen (18) months prior written notice to GSK (a “Termination Buyout Notice”), such termination to be effective no sooner than January 1, 2021 with respect to either: (i) all countries in the Collaboration Territory; or (ii) one, any or all of the Russian Federation, Mexico, Australia and/or New Zealand. In the event of any such termination, Amgen will pay GSK the fair market value of GSK’s remaining interest so terminated (i.e., a one-time payment of the risk-adjusted net present value of the net profits GSK would be expected to receive from such terminated interest over the remainder of the Term (including, for the avoidance of doubt, the Tail Period) in the event the Agreement had not been so terminated with respect thereto (a “Termination Buyout Payment”) (but not less than zero)). Within forty-five (45) days following Amgen’s provision of the Termination Buyout Notice, the Parties will meet and negotiate the amount of such Termination Buyout Payment. If the Parties agree on the amount of the Termination Buyout Payment within ninety (90) days following the provision of the Termination Buyout Notice, then Amgen will pay GSK the Termination Buyout Payment within thirty (30) days following the effective date of such termination. If the Parties fail to agree on an amount of a Termination Buyout Payment within ninety (90) days following the provision of the Termination Buyout Notice, then GSK will propose to Amgen in writing four (4) Third Party valuators (two (2) top-tier, internationally-recognized investment banks and two (2) top-tier, internationally recognized accounting firms) with relevant expertise to determine the appropriate amount for the Termination Buyout Payment. Within ten (10) days of the receipt of such proposal, Amgen will select one (1) of the proposed valuators by written notice to GSK and the Parties will engage the selected valuator to determine the amount of the Termination Buyout Payment, at Amgen’s sole cost. Each of the Parties will provide to such valuator such information as it deems pertinent for the valuation and any information requested by such valuator. Such selected valuator will promptly (and in any event within forty-five (45) days after the selection of such valuator) determine the Termination Buyout Payment amount and provide notice of the Termination Buyout Payment amount (and underlying assumptions and methodology) to each of the Parties. Amgen will have thirty (30) days from receipt of notice of the Termination Buyout Payment amount from the valuator to provide written notice to GSK of whether or not it intends to proceed with the termination as specified in the Termination Buyout Notice previously provided pursuant to this Section 14.4 (Early Termination by Amgen) at the Termination Buyout Payment amount specified by the valuator. Should Amgen specify in such notice that it intends to proceed with the termination pursuant to the Termination Buyout Notice, then the Termination Buyout Notice will be effective as of the date specified in the original Termination Buyout Notice and Amgen will pay GSK the Termination Buyout Payment within thirty (30) days following the effective date of such termination. Should Amgen specify by written notice that it does not desire to proceed with such termination pursuant to the Termination Buyout Notice at the Termination Buyout Payment amount established by the valuator, then such Termination Buyout Notice will be void and this Agreement will not terminate pursuant to this Section 14.4 (Early Termination by Amgen).

14.5.
Termination Discussion. If the sales of Ivory during any three (3) year period are less than fifty (50%) percent of the total amount forecast for such period (as set forth in the Sales Forecast Schedule) (or if either Party reasonably determines that facts and circumstances pertaining at any time during the Term indicate a very high likelihood that the foregoing will occur, including by reason of label or other access limitations or safety events), then the Parties will meet and discuss whether it may be appropriate to terminate this Agreement, provided that no such termination will be effective unless expressly agreed in writing by the Parties.

14.6.
Valid Safety Issue. Either Party may terminate this Agreement immediately upon written notice following either: (i) the voluntary withdrawal by Amgen of Ivory from any country in the Collaboration Territory as a result of a final decision by Amgen after discussion at the CRC, that Ivory is harmful under normal conditions of use or the risk- benefit balance is not positive under normal conditions of use; (ii) the voluntary withdrawal by Amgen of Ivory for a period of two hundred (200) consecutive days from any country in the Collaboration Territory as a result of a decision by Amgen after discussion at the CRC, that Ivory is harmful under normal conditions of use or the risk- benefit balance is not positive under normal conditions of use; (iii) the second complete recall by Amgen of Ivory from any country in the Collaboration Scope within a two (2) year period as a result of a determination by Amgen after discussion at the CRC, that Ivory is harmful under normal conditions of use or the risk-benefit balance is not positive under normal conditions of use; (iv) the final decision to withdraw Regulatory Approval of Ivory with respect to the Collaboration Field by the European Commission (or a successor thereto) as a result of the decision that Ivory is harmful under normal conditions of use or the risk-benefit balance is not positive under normal conditions of use; or (v) the suspension of the Regulatory Approval of Ivory with respect to the Collaboration Field by the European Commission (or a successor thereto) for a period of more than two hundred (200) consecutive days as a result of bona fide concerns that Ivory is harmful under normal conditions of use or the risk-benefit balance is not positive under normal conditions of use or is unsafe for administration to humans (with respect to each of the foregoing (i) through (v), not including any such occurrence due to manufacturing or distribution errors, or product tampering) (any of the foregoing, a “Valid Safety Issue”). To be effective, such notice must be given no later than thirty (30) days following the notification by Amgen that such Valid Safety Issue has occurred.

14.7.
Failure to Supply. GSK may terminate this Agreement on thirty (30) days prior written notice if Amgen is unable to supply for reasons other than Force Majeure, at least sixty- six percent (66%) of the lower of: (i) the then-current monthly forecast requirements for Ivory in the Collaboration Scope as a whole; and (ii) the actual demand for Ivory in the Collaboration Scope as a whole, in each case for each of six (6) consecutive calendar months. To be effective, such notice must be given no later than thirty (30) days following the sooner of notification by Amgen or GSK otherwise becoming aware that such failure to supply has occurred.

14.8.
Termination for Challenge. Either Party will have the right to terminate this Agreement by written notice to the other Party, if such other Party, its Affiliates or licensees bring or join any challenge to the validity or enforceability of (i) if Amgen is the challenging Party, any Know-How or Patents licensed to Amgen pursuant to Section 9.5 (License Grant by GSK) (including GSK Inventions); and (ii) if GSK is the challenging Party, any Ivory Intellectual Property (or any intellectual property corresponding to any such Ivory Intellectual Property outside the Collaboration Scope). Notwithstanding the foregoing, nothing in this Section 14.8 (Termination for Challenge) will either: (i) prevent either Party from asserting any defense or counterclaim in an action for infringement of intellectual property, brought against such Party or its Affiliates, or any Third Party that such Party or any of its Affiliates is obligated to indemnify, or responding in any other manner to such an action for infringement; or (ii) allow a Party to terminate this Agreement in the event the other Party asserts any such defense or counterclaim or otherwise responds in any such action for infringement.

14.9.	Effects of Expiration or Termination Upon the expiration or termination of this
Agreement for any reason, the following will apply:

14.9.1.
Accrued Obligations. Expiration or termination of this Agreement for any reason will not release either Party from any liability (including any payment obligations) that, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to activities prior to such expiration or termination.

14.9.2.
Promotion Rights; Licenses. Except as set forth in Section 14.10 (Transition), upon the expiration or termination of this Agreement: (i) GSK’s right to promote Ivory in the Collaboration Scope will terminate; (ii) all licenses to GSK hereunder will terminate; and (iii) GSK will immediately cease all of its promotional and marketing activities for Ivory in the Collaboration Territory and discontinue all use of Amgen Housemarks and Product Trademarks. Amgen’s right to use the GSK Housemarks pursuant to Section 9.11.3.2 will survive expiration or termination of the Agreement until such time as any existing inventory of labeling, package inserts or outserts, monographs or packaging materials or Promotional Materials for Ivory in the Collaboration Territory that contain the GSK Housemarks have been depleted.

14.9.3.
Product Data and Amgen Confidential Information. GSK will promptly transfer to Amgen, at no cost, copies of all data, reports, records and materials in its possession or control that relate to Ivory (“Product Data”). Such Product Data will be in electronic form reasonably usable by Amgen and, if reasonably necessary in connection with Amgen’s (or its designee’s) further commercialization, development or exploitation of Ivory in the Collaboration Territory, will include original hardcopies or duplicate copies thereof, as required. In addition (without limiting Section 9.2 (Copyright Ownership; Certain Confidential Information), all Product Data generated by or under authority of GSK hereunder during the term of the Agreement, that solely pertains to Ivory (or, where such Product Data pertain to Ivory as well as any other product, those portions that specifically pertain to Ivory), will be deemed Confidential Information of Amgen, and not Confidential Information of GSK (and will not be subject to the exclusion under Section 11.1.1 or 11.1.4 above), and Amgen will have the unrestricted right to use and disclose all Product Data following termination of this Agreement. In addition, GSK will promptly return to Amgen, or destroy at Amgen’s request, all relevant records and materials in GSK’s possession or control containing Confidential Information of Amgen (provided that GSK may keep: (i) copies of such records as may be required for GSK to comply with Applicable Law; and (ii) one copy of such Confidential Information of Amgen for archival purposes only; provided that, in each case, such copies are Segregated from any Distracting Program).

14.9.4.
Return of Samples and Materials. GSK will promptly return to Amgen, or destroy at Amgen’s request (and certify such destruction to Amgen), all Samples, Promotional Materials, sales training materials and any other documents, or materials primarily intended for use in commercialization of Ivory in the Collaboration Territory.

14.9.5.
Assignment of Filings and Registrations. GSK will, at its own expense (other than with respect to any fee payable to the relevant Governmental Authority in connection with the relevant assignment, which will be borne by Amgen), assign to Amgen all Regulatory Filings and Regulatory Approvals in the Collaboration Territory related to Ivory that are in GSK’s name (if any), and all trademark and copyright registrations related to Ivory (or to labeling, package inserts or outserts, monographs or packaging materials or Promotional Materials for Ivory) that are in GSK’s name, if any. The foregoing is not meant to imply any right of GSK to own any filing or intellectual property except as may be expressly set forth herein or agreed in writing between the Parties.

14.9.6.
Survival. Articles 5 (Up-Front Payments and Milestones) (with respect to periods prior to expiration or termination), 6 (Profit/Expense Sharing) (with respect to periods prior to expiration or termination), 7 (Payments) (with respect to periods prior to expiration or termination), 8 (Distracting Products) (only with respect to such continuing periods as expressly referenced in such Article), 13 (Indemnification and Insurance) (with respect to periods prior to expiration or termination), and 16 (Miscellaneous) and Sections 3.10 (Promotional Materials) (with respect to the termination of use of and destruction of existing Promotional Materials), 3.11 (Detailing Reports and Audit Rights) (with respect to periods prior to expiration or termination), 3.13 (Samples) (with respect to the return or destruction of Samples), 9.4 (License Grant by Amgen) (with respect to the transition period referenced in Section 14.10 (Transition)), 9.5

(License Grant by GSK), 9.8 (Enforcement) (with respect to enforcement against activities that took place prior to expiration or termination), 9.9 (Patent Term Extensions) (with respect to periods prior to expiration or termination), 9.11.3 (Licenses) (with respect to the transition period referenced in Section 14.10 (Transition) and the sell-off period referenced therein), 10.3 (Product Technical Complaints; Recalls; Returns), 11.1 (Confidentiality; Exceptions), 11.2 (Authorized Disclosure), 11.3 (Confidential Treatment of Terms and Conditions), 11.7 (Attorney-Client Privilege), 11.8 (Injunctive Relief), 11.9 (Additional Permitted Disclosure), 14.8 (Effects of Expiration or Termination), and 14.10 (Transition), 14.11 (Tail Payments) will survive expiration or termination of this Agreement for any reason. Following any such expiration or termination, medical inquiries with respect to Ivory will be referred by GSK to Amgen in accordance with instructions provided by Amgen. Except as otherwise provided in this Section 14.7 (Effects of Expiration or Termination), all rights and obligations of the Parties under this Agreement will terminate upon expiration or termination of this Agreement for any reason.

14.10.
Transition. During all applicable notice periods prior to termination under Sections 14.1 (Termination for Breach), 14.3 (Termination for Insolvency), 14.4 (Early Termination by Amgen), 14.7 (Failure to Supply) and 16.9 (Force Majeure) (provided; that with respect to transition following termination pursuant to Section 16.9 (Force Majeure), the Party subject to such Force Majeure or Judicial Force Majeure will not be liable for activities to the extent prevented from performing such activities due to the Force Majeure or Judicial Force Majeure giving rise to such termination. GSK will continue to meet its obligations to promote Ivory within the Collaboration Scope, in accordance with the applicable Country Plan and this Agreement, unless otherwise requested by Amgen or agreed by the Parties. Except for termination pursuant to Section 14.4 (Early Termination by Amgen), during such period as the Parties determine is reasonably necessary (up to six (6) months) following the effective date of such termination, GSK will undertake reasonable efforts to effect a smooth and orderly transition of all commercial activities and responsibilities of GSK under this Agreement to Amgen, as soon as reasonably possible, to enable Amgen to continue the promotion and commercialization of Ivory in the Collaboration Scope after termination. Notwithstanding the foregoing, the Parties will use reasonable efforts to effect the transition as quickly as possible within the time periods referenced above. For the avoidance of doubt, in the case of termination in accordance with Section 14.6 (Valid Safety Issue) GSK will have no obligation to Detail or commercialize Ivory, or take any other action that it reasonably believes presents a safety risk to patients (and GSK’s decision to not take such action will not be subject to Amgen’s final decision-making authority under Article 2 (Scope and Governance), but will carry out its other obligations pursuant to Section 14.8 (Effects of Expiration or Termination). During any transition period subsequent to the expiration or termination of this Agreement, Amgen will reimburse GSK’s reasonable costs incurred at Amgen’s request in connection with the transition of responsibilities for Ivory in the Collaboration Scope to Amgen.

14.11.	Tail Payments. Upon expiration of the Term pursuant to Section 14.1 (Term) Amgen will make a tail payment to GSK in each of the two (2) years of the Tail Period (i.e.,

2023 and 2024) (each, a “Tail Payment”). Such Tail Payments will be calculated as follows:

14.11.1.	No later than March 1, 2024, Amgen will pay GSK a Tail Payment in an amount equal to forty percent (40%) of Ivory Net Revenues for 2023 multiplied by the GSK 2022 Profit Share.

14.11.2.	No later than March 1, 2025, Amgen will pay GSK a Tail Payment in an amount equal to thirty percent (30%) of Ivory Net Revenues for 2024 multiplied by the GSK 2022 Profit Share.

14.11.3.
“GSK 2022 Profit Share” means fifty percent (50%) of that percentage that is determined by dividing an amount equal to (Ivory Net Revenues, less the Inventorship Margin, GSK Costs and Amgen Costs) by (Ivory Net Revenues for

2022).	If the GSK 2022 Profit Share equals zero (0) or a negative number, then GSK will not be entitled any Tail Payments pursuant to this Section 14.11 (Tail Payment).

14.11.4.
An example of the calculation of the payment to be made pursuant to this Section 14.11 (Tail Payment) is set forth on the Tail Payment Schedule. The provisions of Article 7 will apply to the Tail Payments.

14.12.
No Limitation of Rights. The rights provided in this Article 14 (Term and Termination) will be in addition and without prejudice to any other rights which the Parties may have with respect to any default or breach of the provisions of this Agreement. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies at equity or law will remain available to the Parties except as expressly agreed otherwise herein.

15.	CHANGE OF CONTROL

15.1.
Change of Control of GSK. GSK will give Amgen written notice within five (5) days after the public announcement or disclosure of, or if earlier the signing of any agreement for, a proposed Change of Control of GSK. In the event of the occurrence of, signing of an agreement for, or public announcement or disclosure of, any proposed Change of Control of GSK, Amgen will have the right to terminate this Agreement in its entirety (subject to Section 14.8 (Effects of Expiration or Termination) by buying out GSK’s remaining interest (including the value of any Tail Payments) in this Agreement at fair-market value. If Amgen exercises such right, it will provide written notice to GSK (a “Change of Control Buyout Notice”) of such termination within sixty (60) days following the Change of Control. Such termination will be effective ninety (90) days thereafter. In the event of any such termination, Amgen will pay GSK the fair market value of GSK’s remaining interest so terminated (i.e., a one-time payment of the risk-adjusted net present value of the net profits GSK would expect to receive hereunder over the remainder of the Term (including, for the avoidance of doubt, the Tail Period) in the event the Agreement had not been so terminated (a “Change of Control Buyout Payment”) (but not less than zero)). Within twenty (20) days following Amgen’s provision of the Change of Control Buyout Notice, the Parties will meet and negotiate the amount of such Change of Control Buyout Payment. If the Parties agree on the amount of the Change of Control Buyout Payment within such twenty (20) day period, then Amgen will pay GSK the Change of Control Buyout Payment within thirty (30) days following the effective date of such termination. If the Parties fail to agree on an amount of a Change of Control Buyout Payment within twenty (20) days following the provision of the Change of Control Buyout Notice, then GSK will propose to Amgen in writing four (4) Third Party valuators (two (2) top-tier, internationally- recognized investment banks and two (2) top-tier, internationally recognized accounting firms) with relevant expertise to determine the appropriate amount for the Change of Control Buyout Payment. Within ten (10) days of the receipt of such proposal, Amgen will select one (1) of the proposed valuators by written notice to GSK. The Parties will share equally the costs incurred in connection with the valuator’s services. Each of the Parties will provide to such valuator such information as it deems pertinent and any information requested by such valuator. Such selected valuator will promptly (and in any event within forty-five (45) days after the selection of such valuator) determine the Change of Control Buyout Payment amount and provide notice of the Change of Control Buyout Payment amount (and underlying assumptions and methodology) to each of the Parties. Amgen will have fifteen (15) days from receipt of notice of the Change of Control Buyout Payment amount from the valuator to provide written notice to GSK of whether or not the Change of Control Buyout Notice previously provided pursuant to this Section 15.1 (Change of Control) will remain effective at the Change of Control Buyout Payment amount specified by the valuator. Should Amgen specify that such notice will remain effective, then the Change of Control Buyout Notice will be effective as of the date specified in the original Change of Control Buyout Notice and Amgen will pay GSK the Change of Control Buyout Payment within thirty (30) days following the effective date of such termination. Should Amgen specify that the Change of Control Buyout Notice will not remain effective, then such Change of Control Buyout Notice will be void and this Agreement will continue unimpaired and in full force and effect.

15.2.
Change of Control of Amgen. Amgen will give GSK written notice within five (5) days after the public announcement or disclosure of, or if earlier the signing of any agreement for, a proposed Change of Control of Amgen (a “Change of Control Notice”). In the event of the occurrence of a Change of Control of Amgen, if the entity acquiring ownership of Amgen is in the top five (5) pharmaceutical companies in the European Union by sales in the full calendar year immediately prior to the year in which such Change of Control occurs then GSK will have the right to terminate this Agreement in its sole discretion upon written notice to be delivered to Amgen within sixty (60) days receipt of such Change of Control Notice. In the event of any such termination, GSK will reasonably cooperate with Amgen for a period of up to one year from the date of termination (as requested by Amgen (or its successor)) to effectuate a smooth transition of the activities being conducted by GSK to Amgen. During such one (1) year period, GSK will continue to perform in accordance with the applicable Country Plans, Brand Plan and Development Plan in effect as of the date of the Change of Control Notice (except as reasonably necessary to effectuate the transition), and the activities of the committees and teams hereunder will be limited to those reasonably necessary to effectuate such smooth transition. If GSK does not exercise its right to terminate the Agreement due to a Change of Control of Amgen as described herein, then the Agreement will continue unimpaired and in full force and effect.

16.	MISCELLANEOUS

16.1.
Affiliates. Each Party will have the right to exercise its rights and perform its obligations hereunder through its Affiliates (including by licensing rights hereunder where such rights are held in the name of any such Affiliate); provided that such Party will be responsible for its Affiliates’ performance hereunder.

16.2.
Arbitration. In the event of any controversy or dispute arising out of or relating to any provision of this Agreement, the construction, validity or breach thereof, the Parties will try to settle the same amicably between themselves. If the Parties fail to settle such matter within thirty (30) days of it having arisen, such matter will be exclusively and finally resolved by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) before a panel of three (3) arbitrators selected in accordance with the Rules. The place of the arbitration will be Zurich, Switzerland and the language of the arbitration will be English. In the event of a dispute involving the alleged breach of this Agreement, neither Party will have the right to terminate this Agreement until resolution of the dispute pursuant to this Section 16.2 (Arbitration), and any time period for cure will commence only after such resolution. Any disputed performance or suspended performance pending the resolution of a dispute involving the alleged breach of this Agreement that the arbitrator determines to be required to be performed by a Party must be completed within a reasonable time period following the final decision of the arbitrator. The arbitration award will be final and binding upon both Parties and may be entered in any court of competent jurisdiction for enforcement. The arbitrators will have the power to grant monetary damages as well as injunctive or other specific relief. Notwithstanding the foregoing, each Party will have the right to seek, without establishment of the arbitral tribunal, injunctive or other provisional relief from a court of competent jurisdiction that may be necessary to avoid irreparable harm or preserve the subject matter of a dispute. Each Party will bear its own costs and expenses and attorneys’ fees, and the Party that does not prevail in the arbitration proceeding will pay the arbitrator’s fees and any administrative fees of arbitration.

16.3.
Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred (whether by operation of Applicable Law, general succession or otherwise) by either Party without the prior written consent of the other Party; provided that either Party may assign this Agreement, or rights and obligations hereunder, without prior written consent to any Affiliate, and Amgen may assign this Agreement without prior written consent in connection with the transfer or sale of all or substantially all of the business of Amgen to which this Agreement relates. Any assignment not in accordance with this Agreement will be void. Subject to the foregoing, the rights and obligations of the Parties under this Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.

16.4.
Choice of Law. This Agreement will be governed by, and enforced and construed in accordance with, the laws of the State of New York without regard to its conflicts of law provisions. The United Nations Convention for the International Sale of Goods will not apply to the transactions contemplated herein.

16.5.
Compliance with Applicable Law. No Party will be required by this Agreement to take or omit to take any action in contravention of Applicable Law or applicable national and international pharmaceutical industry codes of practices.

16.6.
Construction. The definitions of the terms herein will apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The Parties each acknowledge that they have had the advice of counsel with respect to this Agreement, that this Agreement has been jointly drafted, and that no rule of strict construction will be applied in the interpretation hereof. Unless the context requires otherwise: (i) a reference to a Party’s costs includes both internal FTE costs at the FTE Rate and reasonable Third Party costs; (ii) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein); (iii) any reference to any Applicable Law herein will be construed as referring to such Applicable Law as from time to time enacted, repealed or amended; (iv) any reference herein to any person will be construed to include the person’s permitted successors and assigns; (v) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (vi) all references herein to Articles, Sections, Schedules or Exhibits, unless otherwise specifically provided, will be construed to refer to Articles, Sections, Schedules or Exhibits of this Agreement. This Agreement has been executed in English, and the English version of this Agreement will control.

16.7.
Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument. Signature pages of this Agreement may be exchanged by facsimile or other electronic means without affecting the validity thereof.

16.8.
Currency. With respect to amounts required to be converted into another currency for calculation or payment, hereunder, such amounts will be converted using a rate of exchange which corresponds to the rate used for conversion between the relative currencies by whichever Party recorded the relevant receipt or expenditure, for the respective reporting period in its books and records that are maintained in accordance with GAAP or IFRS, as the case may be. If a Party is not required to perform such a currency conversion for its GAAP or IFRS reporting with respect to the applicable period, then for such period such Party will make such conversion using the rate of exchange which corresponds to the noon buying rate as published in the Wall Street Journal, Eastern U.S. Edition on the second to last business day of the calendar quarter (or such other publication as agreed-upon by the Parties) in which such receipt or expenditure was incurred.

16.9.
Entire Agreement. This Agreement, including the attached Appendices, Schedules and Exhibits constitutes the entire agreement between the Parties as to the subject matter of this Agreement, and supersedes and merges all prior or contemporaneous negotiations, representations, agreements and understandings regarding the same. Nothing in this Agreement s intended to modify, abrogate or eliminate those rights and obligations of the Parties expressly set forth in the Expansion Agreement.

16.10.
Force Majeure. Neither Party will be liable for delay or failure in the performance of any of its obligations hereunder (other than the payment of money) to the extent such delay or failure is due to causes beyond its reasonable control, including acts of God, fires, floods, earthquakes, labor strikes, acts of war, terrorism or civil unrest (“Force Majeure”); provided, that the affected Party promptly notifies the other Party in writing (and continues to provide monthly status updates to the other Party for the duration of the effect); and provided, further that the affected Party uses its Commercially Reasonable Efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and will continue performance with reasonable dispatch whenever such causes are removed. If the performance of any obligation or activity of either Party that is fundamental to the commercial success of Ivory in the Collaboration Scope is prevented by such Force Majeure event for a period of more than one (1) year, then either Party may terminate this Agreement upon thirty (30) days written notice, unless such obligation is performed within such thirty (30) day notice period. In addition, neither Party will be liable for delay or failure in the performance of any material obligations assigned to it pursuant to Section 3.3 (Designated GSK Activities) or 3.4 (Designated Amgen Activities) to the extent such delay or failure is due to a judicial injunction issuing within three (3) years of the Effective Date and prohibiting such performance (a “Judicial Force Majeure”); provided, that, unless otherwise agreed by the Parties, the affected Party: (i) promptly notifies the other Party in writing (and continues to provide monthly status updates to the other Party for the duration of the effect); (ii) uses reasonable efforts prior to and during litigation to mitigate the effect of or appeal such injunction (but in no event will such Party have any obligation to take any actions to the extent deemed unadvisable by such Party’s litigation counsel); (iii) cooperates with the JSC to create contingency plans in advance of any threatened injunction; (iv) cooperates with the JSC to determine a plan to provide substitute or remedial performance to the extent substitute or remedial performance is reasonably possible (which plan may provide for either or both Parties to undertake some or all of such substitute or remedial performance); and (v) performs in accordance with any contingency or substitute or remedial performance plans adopted by the JSC. The costs of such substitute or remedial performance will be included GSK Costs and/or Amgen Costs as the case may be. In the event of a Judicial Force Majeure that, by its terms, would prevent the performance by a Party of any obligation assigned to it pursuant to Section 3.3 (Designated GSK Activities) or 3.4 (Designated Amgen Activities) the performance of which is fundamental to the commercial success of Ivory in the Collaboration Scope for a period of more than six (6) consecutive months, and no reasonable substitute or remedial performance can be provided by either Party on its own or the Parties working together, then: (a) the Parties will promptly (and, in any event, within ten (10) business days of the request of the other Party) meet to discuss the situation; and (b) if the Parties are unable to reach a mutually acceptable solution within fifteen (15) days after initiation of such discussions (and the Judicial Force Majeure has not been eliminated by such time), then either Party will have the right to terminate this Agreement by written notice to the other, given within fifteen (15) days of the end of such fifteen (15) day discussion period. In the event of a Judicial Force Majeure that, by its terms, would prevent the performance by a Party of any material obligation pursuant to this Agreement in either: (x) any of France, Germany, Italy, Spain or the United Kingdom; or (y) five (5) or more countries in the Collaboration Territory, in each case for a period of more than thirty (30) consecutive days, and no reasonable substitute or remedial performance can be provided by the Party subject to the relevant injunction, then: (a) the Parties will promptly (and, in any event, within fifteen (15) days of the request of the other Party) meet to discuss the situation; and (b) if the Parties are unable to reach a mutually acceptable solution within thirty (30) days after initiation of such discussions (and the Judicial Force Majeure has not been eliminated by such time), then the Party not subject to the Judicial Force Majeure will have the right to terminate this Agreement with respect to the country or countries in which such performance is so prevented by thirty (30) days prior written notice to the other, given within fifteen (15) days of the end of such thirty (30) day discussion period (and, in addition, in the event such performance is so prevented in two (2) or more of France, Germany, Italy, Spain or the United Kingdom or ten (10) or more countries in the Collaboration Territory in total, then the Party not subject to the Judicial Force Majeure will have the right to terminate this Agreement with respect to the country or countries in which such performance is so prevented by thirty (30) days prior written notice to the other, given within fifteen (15) days of the end of such thirty (30) day discussion period). For the avoidance of doubt, if reasonable substitute or remedial performance can be provided by either Party on its own or the Parties working together, then the Parties will cooperate as provided above in the implementation of such substitute or remedial performance as set forth in the plan established by the JSC. For the purposes of this Section 16.10 (Force Majeure): (1) “fundamental to the commercial success of Ivory” will mean likely to have a material adverse effect on Ivory Net Revenues in at least three (3) of the United Kingdom, Germany, Italy, Spain and France ; and (2) the provision of reasonable substitute or remedial performance will include provision of such performance through a third party contractor, or the retention of additional personnel to provide such performance.

16.11.
Further Assurances. Each Party agrees to do and perform all such further acts and things and will execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

16.12.	Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

16.13.
No Set-Off. Except as expressly set forth in Section 6.1.9 (True-Up), Section 7.6 (Withholding) or Section 7.7 (VAT), no Party will have the right to deduct from amounts otherwise payable hereunder any amounts payable to such Party (or its Affiliates) from the other Party (or its Affiliates), whether pursuant to this Agreement or otherwise.

16.14.	Notices. Any notice required or permitted to be given by this Agreement will be in writing, in English, and will be delivered by hand or overnight courier with tracking capabilities or mailed postage prepaid by registered or certified mail addressed as set forth below unless changed by notice so given:

If to Amgen:	Amgen Inc.
One Amgen Center Drive
Thousand Oaks, California 91320-1799
Attention: Corporate Secretary
Telephone: 805-447-1000
Facsimile: 805-499-6751

If to GSK:	GlaxoSmithKline
709 Swedeland Road
P.O. Box 1539
King of Prussia, PA 19406-0939
USA
Attention: Senior Vice President, Worldwide Business Development
Telephone: +1-610-270-5397
Facsimile: +1-610-270-5880

With a copy to:

GlaxoSmithKline
2301 Renaissance Boulevard
Mailcode RN0220
King of Prussia, PA 19406-2772
USA
Attention: Vice President and Associate General Counsel, Business
Development Transactions
Telephone: +1-610-787-4093
Facsimile: +1-610-787-7084

Any such notice will be deemed given on the date delivered. A Party may add, delete (so long as at least one person is remaining), or change the person or address to which notices should be sent at any time upon written notice delivered to the other Party in accordance with this Section 16.14 (Notices).

16.15.
Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein will be deemed to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. The Parties will operate their own businesses separately and independently and they will hold themselves out as, act as, and constitute independent contractors in all respects and not as principal and agent, partners or joint venturers. The Parties will each be responsible for fulfilling their own obligations under this Agreement, and they will not have control or responsibility over the actions of the other Party. The Parties will make and receive only such payments as are required under this Agreement for sales and services required hereunder, and will not share in, or participate in, the business operations of the other Party. Neither party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever. Each Party will file all necessary reports, statements, tax returns, information returns and any other filings with the FDA, the Securities and Exchange Commission, U.S. Internal Revenue Service, any regulatory authority or any other Governmental Authority on the basis that is consistent with the terms of this Section.

16.16.
Severability. To the fullest extent permitted by Applicable Law, the Parties waive any provision of Applicable Law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect or to any extent, then in such respect and to such extent such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by Applicable Law, all other provisions of this Agreement shall remain in full force and effect and the Parties will use their commercially reasonable efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

16.17.
Standstill. GSK agrees that, for a period commencing on the Effective Date and expiring on the fifth (5th) anniversary thereof, except pursuant to the terms of a specific written invitation in writing by the Chief Executive Officer of Amgen, or except as otherwise approved by Amgen’s Board of Directors, neither GSK nor any of its Affiliates will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist, facilitate or encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in: (i) any acquisition of Voting Securities (or beneficial ownership thereof) of Amgen or its Affiliates, or rights or options to acquire any Voting Securities (or beneficial ownership thereof) of Amgen or its Affiliates, or any assets, indebtedness or businesses of Amgen or its Affiliates; (ii) any tender or exchange offer, merger or other business combination involving Amgen, any of its Affiliates or assets of Amgen or its Affiliates constituting a significant portion of the consolidated assets of Amgen and its Affiliates; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Amgen or any of its Affiliates; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any Voting Securities of Amgen or any of its Affiliates; (b) form, join or in any way participate in a “group” (as defined under the Exchange Act), with respect to Amgen or otherwise act in concert with any person in respect of any Voting Securities of Amgen or any of its Affiliates; (c) otherwise act, alone or in concert with others (including by providing financing for another person), to seek representation on or to control or influence the management, Board of Directors or policies of Amgen or to obtain representation on the Board of Directors of Amgen; (d) take any action which would reasonably be expected to force Amgen to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any Third Party with respect to any of the foregoing.

16.17.1.
GSK and its Affiliates hereby acknowledge that they do not beneficially own any Voting Securities of Amgen or have other rights or options to acquire such Voting Securities (or beneficial ownership thereof). Notwithstanding any of the foregoing restrictions, nothing will prohibit GSK and its Affiliates from: (i) individually and collectively purchasing, beneficially owning or selling any Voting Securities that represent in the aggregate less than five percent (5%) of the outstanding Voting Securities of Amgen; and/or (ii) entering into and participating in any other existing and future commercial relationships and arrangements between Amgen and/or its Affiliates and GSK and/or its Affiliates in the ordinary course of business (i.e., collaboration, licensing, research, development, marketing and other comparable relationships).

16.17.2.
GSK will be relieved of the foregoing standstill obligations in the event: (i) Amgen publicly announces that is has entered into a definitive agreement relating to a Change of Control of Amgen; (ii) Amgen publicly announces a formal decision of Amgen’s Board of Directors (or a committee thereof) to conduct a process to sell all or substantially all of the assets of Amgen and its Affiliates on a consolidated basis; provided, that the standstill obligations will be automatically reinstated if Amgen publicly announces a termination of such process; (iii) a Third Party commences a tender offer for more than fifty percent (50%) of the Voting Securities of Amgen and Amgen has publicly recommended acceptance of such tender offer; provided, that the standstill obligations will be automatically reinstated in the event such tender offer is terminated; and (iv) upon the completion of a Change of Control of Amgen.

16.17.3.
The provisions of this Section 16.17 (Standstill) will not be construed or interpreted to prohibit GSK in any manner from making any bid or offer to license or acquire rights to any asset(s) of Amgen (other than substantially all of the assets of Amgen and its Affiliates) as opposed to acquiring securities of Amgen if such bid or offer is solicited from GSK by Amgen. The foregoing standstill obligations will not prohibit GSK from confidentially communicating to Amgen’s Chief Executive Officer or Chairman of the Board of Directors a non-public indication of GSK’s interest in pursuing a potential transaction involving Amgen in such a manner that would not require Amgen to make public disclosure. Neither the ownership nor purchase by an employee benefit plan of GSK or GSK’s Affiliates in any diversified index, mutual or pension fund managed by an independent advisor, which fund in turn holds, directly or indirectly, securities of Amgen will be deemed to be a breach of GSK’s standstill obligations under this Section 16.17 (Standstill). If GSK, or GSK’s Affiliates, acquires securities of, or other ownership interest in, a Third Party that directly or indirectly owns any securities or property of Amgen, such acquisition will not be deemed to be a breach of GSK’s standstill obligations under this Section 16.17 (Standstill), subject to GSK’s compliance with all other terms of this Agreement and provided that, if GSK and its Affiliates then beneficially own in the aggregate five percent (5%) or more of the outstanding Voting Securities of Amgen, GSK will notify Amgen thereof promptly following such acquisition and will dispose of Voting Securities of Amgen, in sufficient number so that GSK and its Affiliates no longer beneficially own

Voting Securities of Amgen that represent in the aggregate five percent (5%) or more of the outstanding Voting Securities of Amgen, in orderly market transactions within one hundred twenty (120) days after such acquisition.

16.18.
Third Party Beneficiaries. Except as expressly provided with respect to Amgen Indemnitees or GSK Indemnities in Article 13 (Indemnification), there are no Third Party beneficiaries intended hereunder and no Third Party will have any right or obligation hereunder.

16.19.
Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder will not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof will not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any other occasion. No waiver, modification, release or amendment of any right or obligation under or provision of this Agreement will be valid or effective unless in writing and signed by all Parties hereto.

*********

(Signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Collaboration Agreement as of the Effective Date.

GLAXO GROUP LIMITED	AMGEN INC.

By: /s/ Paul Williamson	By: /s/ Robert A. Bradway

Name: Paul Williamson	Name: Robert A. Bradway

Title: Edinburgh Pharmaceutical Industries Limited	Title: Executive Vice President &
Corporate Director	Chief Financial Officer

Collaboration Territory Schedule

Andorra
Australia
Austria
Belgium
Bulgaria Cyprus
Czech Republic
Denmark Estonia
Finland
France (including French Overseas Departments and Territories (French: départements d’outre-mer and territoires d’outre-mer or DOM-TOM))
Germany
Greece
Hungary
Iceland
Ireland
Italy
Latvia
Liechtenstein
Lithuania
Luxembourg
Malta
Mexico
Monaco
Netherlands
New Zealand
Norway
Poland
Portugal
Romania
Russian Federation
San Marino
Slovakia
Slovenia
Spain
Sweden
Switzerland
United Kingdom
Vatican City

Development Budget Schedule

	2H 2009	2010	2011	2012
Allocated Outside
Expense, ($m)	9.0	29.2	34.0	28.3

Allocated R&D Employee Expenses, ($m)	6.2	17.1	16.3	14.9

Other Allocated Costs, ($m)	—	0.5	0.6	0.4

TOTAL ($m)	15.2	46.8	50.9	43.6

Costs are allocated to the collaboration as accrued.

FTE Rate Schedule

	Australia/ New Zealand	Austria	Belux	CEE	France/ Monaco	Germany	Greece/ Cyprus	Switzerland
Shared Sales Management	280,000	280,000	280,000	280,000	345,000	340,000	280,000	280,000
Primary Care Sales Force	140,000	140,000	150,000	130,000	140,000	150,000	140,000	140,000
Specialty Care Sales Force	150,000	180,000	210,000	180,000	170,000	230,000	130,000	180,000
Marketing	210,000	290,000	350,000	160,000	260,000	320,000	310,000	300,000
Sales and Mktg Effect.	140,000	200,000	210,000	200,000	200,000	210,000	200,000	230,000
Corporate Affairs / Access	260,000	275,000	275,000	250,000	200,000	250,000	230,000	250,000
Medical	160,000	260,000	230,000	180,000	230,000	240,000	200,000	260,000
G&A/Other	160,000	230,000	230,000	200,000	180,000	190,000	210,000	200,000
Other R&D	250,000	250,000	250,000	250,000	250,000	250,000	250,000	250,000
CEE: Bulgaria, Czech Republic, Hungary, Poland, Romania, Russia, Slovakia, Slovenia

	Italy (Malta, San Marino, Vatican City)	Mexico	Netherlands	Nordics	Portugal	Spain/Andora	UK/Ireland
Shared Sales Management	280,000	280,000	280,000	280,000	280,000	280,000	280,000
Primary Care Sales Force	140,000	140,000	140,000	160,000	140,000	140,000	140,000
Specialty Care Sales Force	170,000	190,000	190,000	200,000	180,000	180,000	200,000
Marketing	300,000	300,000	280,000	210,000	250,000	290,000	250,000
Sales and Mktg Effect.	190,000	220,000	240,000	230,000	180,000	170,000	180,000
Corporate Affairs / Access	180,000	200,000	250,000	275,000	200,000	260,000	170,000
Medical	170,000	240,000	220,000	200,000	180,000	180,000	220,000
G&A/Other	160,000	220,000	230,000	200,000	200,000	180,000	210,000
Other R&D	250,000	250,000	250,000	250,000	250,000	250,000	250,000
Nordics: Denmark, Finland, Iceland, Norway, Sweden, Estonia, Latvia and Lithuania

For any categories of FTE not included above, a $250,000 rate will be used for personnel located in the countries set forth in the tables above.
For any personnel not located in a country set forth in the tables above (including the United States), a $275,000 rate will be used.

Schedule
Diligence Materials

CATEGORY DEVELOPMENT	DOCUMENT DESCRIPTION	FILE NAME
OSTEOPOROSIS
	Osteo Global File - module 2	summary-clin-safety.pdf
	Osteo Global File - module 2	summary-clin-pharm.pdf
	Osteo Global File - module 2	summary-clin-efficacy-pmo.pdf
	Osteo Global File - module 2	summary-clin-efficacy-halt.pdf
	Osteo Global File - module 2	summary-biopharm.pdf
	Osteo Global File - module 2	nonclinical-overview.pdf
	Osteo Global File - module 2	clinical-overview.pdf
REGULATORY
US
	Background Document for Meeting of Advisory Committee for Reproductive Health Drugs (August 13, 2009)	AC Bkgd Doc_denosumab_clearedfinal.pdf
EU
	Nov. 27th Co-Rapporteur meeting minutes - Germany	08_1912_minutes_corapp meeting_27nov08.pdf
	Dec. 8th Co-Rapporteur meeting minutes - Sweden	DmAb Rapp Meeting MPA 8 Dec 08 Final.pdf
	Rapporteurs Presubmission Meeting Briefing Document - Oct 08	08_1610_briefing doc_pmo-halt_rapp meeting.pdf
AUS
	M1 Australia regional docs	16 pdf documents
SWISS
	Swiss M1	17 pdf documents
	Swiss M1 Cover Letter Translation	09_1102_cl_maa_ch.pdf
PRE-CLINICAL STUDIES
	Report 2004321	R2004321_Final_Formatted.pdf
	Report 2004430	R2004430_Final_Formatted.pdf
	Report 2005410	R2005410 Roudier et al., 2006.pdf
	Report 2005412	R2005412 gonzalez suarez 2007.pdf
	Report 2005600	R2005600_FinalPDF_07Feb2007.pdf
	Report 2006160	R2006160_FinalPDF_15Aug2006.pdf
	Report 2006161	R2006161_FinalPDF_16Aug2006.pdf
	Report 2006351	R2006351_Final_Formatted.pdf

Report 2006460	R2006460_FinalPDF_20Dec2006.pdf
Report 2006533	R2006533_FinalPDF_04Dec2007.pdf
Report 20080083	R20080083 FPA_Miller PC3 Manuscript.doc
Report 20080083	R20080083 Miller PC3 manuscript Figures
7Dec07.pdf
Tox_ ADME Module 4 Study Reports	01 GUIDE Listing of Nonclinical Studies
03032008.pdf
Tox_ ADME Module 4 Study Reports	101002_101003_2001-
1108_IAPHARMTOX_SUBMISSION TEXT.pdf
Tox_ ADME Module 4 Study Reports	R2004321_Final.pdf
Tox_ ADME Module 4 Study Reports	R2004430_Final.pdf
Tox_ ADME Module 4 Study Reports	R2006351_Final.pdf

CLINICAL STUDIES 5353 Rep Anal
	Immuno Overview	immuno-overview.pdf
	Integrated Analysis of Safety	iss.pdf
CANCER
	20040113- Ph2 Oncology	CSR
	20040114 - Ph 2 Breast Cancer	CSR
	20040215 - Ph 2 Giant Cell	protocol
	20050103 - Ph 3 Prostate	protocol
	20050134 - Ph 2 MM	CSR
	20050136 - Ph 3 Breast Cancer	protocol
	20050147 - Mets Prevention	protocol
	20050244 - Ph 3 Solid Tumor	protocol
	20060359	20060359 Study Protocol Synopsis.pdf
HALT
	20040135	CSR
	20040138	CSR
	20050209 - Ph3 ABCSG Breast Ca TIBL	protocol
Individual Studies
	20050146 - Vial vs PFS Bioequivalene	CSR
	20050227 - ATO vs ACO Bioequivalence	CSR

	20060286	CSR
	20060446	CSR
	20080178 protocol 3/19/09	20080178 GIOP PROTOCOL 19MAR2009.pdf
	098 Male Osteo protocol	Male osteo 098 protocol PRC sub.pdf
PK Initial tolerability
	20010123 Ph1 Oncology	CSR
	20010124 Ph1 Oncology	CSR
	20050241 Ph1 Metabolic disorders	CSR
	20030148	CSR
	20030164	CSR
	20030180	CSR
PMO
	20030216 - Ph 3 Fracture Study	CSR
	20040132-36m	CSR 24-month, CSR 36-month
	20050141 - Ph 3 Head-to-Head	CSR
	20050233	CSR
	20050234 - BP Transition	CSR
	20060232 Ph3 Metabolic disorders	CSR
02 Protocol - Amendments49 AMG 16220060232.pdf
	20,060,237	CSR
	20060289 study Ph3 PMO	protocol
	20060289 (216 extension) protocol (amendment 3/9/	02 Protocol - Amendments49 AMG 16220060289.pdf
	20010223 - Ph 2 PMO	CSR
	20,050,179	CSR
	20050172 - Japan Phase 2 PMO	CSR
	20080099 protocol 3/18/09	20080099 protocol 18 March post PRC.pdf
Other
	Listing of clinical studies	tabular-listing.pdf
	Dmab Osteo Lifecycle management studies	Dmab LCM Study Plan.ppt
	Synopsis of Post-Marketing Global Safety Assessment	DPMGSA Study Synposis.pdf

	Study Proposal - 20090287	Denosumab PM Safety study June 15 SCD Nordic

	Study Proposal – 20090286	Denosumab PV Feasibility study June 15 SCD
Nordic (20090286).pdf
Study Concept Synopsis - Denosumab Global Safety
	Assessment Among Post Menopausal Osteoporosis (PMO)	Dmab PV_Study Synopsis_final.pdf
Women Using Multiple Observational Databases
	Real World Effectiveness fracture study- Draft Study Design.	RWE Draft Design.pdf
Study 20050136 Benefit:Risk Summary for Regulatory
	Submission	Flash_Memo_20050136_July2009.pdf

IP	Study 20050136 Benefit:Risk Summary for Regulatory Submission	Flash_Memo_20050136_July2009.pdf
	List of IP	Collaboration_IP_list.pdf Expansion_IP_list.pdf Pending_opposition.pdf
	Letter from Cellectis	CellectisRedactedDoc071709.pdf
	Non-Exclusive Antibody Patent License Agreement (between Amgen and Genentech dated January 25, 2006)	Antibody License 1.pdf
	Non-Exclusive Cabilly Patent License Agreement (between Amgen and Genentech dated January 25, 2006)	Antibody License 2.pdf
	Collaboration Agreement by and between Amgen, Inc and Daiichi Sankyo Company, Ltd (dated July 11, 2007)	Daiichi Sankyo Agreement.redacted.pdf
	License Agreement (dated March 29, 1994) between MRC and Cell Genesys	MRC License.pdf
Other
	COS further build	Dmab COS Range (5 18 09)vICO_v2.pdf
	Deck from Commercial interaction Zug June 25th	SAFARI_OPEX Comparison_June 25th_vDATAROOM.pdf
	Sales, OPEX and FTEs for Italy, Greece, Netherlands and Australia.	Additional Country Sales & OPEX.pdf
CMC
	CMC Overview Presentation from Wen Ryan	Safari 06-09-2009_FINAL.pdf
drug-product_R.pdf
	QOS (Quality Overall Summary) -redacted - from m2	drug-substance_R.pdf introduction_R.pdf regional-information.pdf
	EMEA 80-day Assessment - Amgen summary deck	RA CMC RTQ Status_May 09.pdf
	Figures demonstrating binding data and epitope mapping	Figures_2_4.pdf
	Light Chain/Heavy Chain amino acid sequences	LightChain_HeavyChain.pdf

	EMEA 120-Day Assessment - redacted quality section	Day 120 LoQ_highlighted_CMC_R.pdf
GLOBAL SAFETY
	The "DDPS" - a detailed description of Amgen's PV systems (DDPS).	DD of PV System_v3.pdf
COMMERCIAL
	SmPC	Final Submitted SmPC January 09.pdf

CATEGORY Clinical Programs	DOCUMENT DESCRIPTION	FILE NAME
	Investigator's Brochure	IB Investigator Brochure,49 AMG 162.pdf
Overview of Clinical Safety
	Extracts from Summary of Pharmacovigilance Systems	clinical-overview.pdf
	document	SPS.pdf
	Preclinical data pack	Denosumab Preclinical Publications_6-11-09.xls
	IND Safety Reports May 08 - June 09	585 pdf documents
	Quarterly Safety Update Reports Aug 08 - April 09	4 pdf documents
	Integrated analysis of safety	iss.pdf
	Phase 4 Overview	Ph 4 Study Overview.ppt
	PKDM Validation Reports	11 pdf files
Regulatory
	MAA sections m1, m2, m4, m5	MAA sections m1, m2, m4, m5
	*NICE Horizon scan *Proforma to NICE *Official record of Amgen's key positions for NICE evaluation. *NICE meeting minutes	5 word docs

EU:
	European Agencies: Records of communications regarding MAA	Pre-filing mtgs - 10 docs
	validation, Rapporteurs Meeting, Scientific Advice, EMEA Pre	MAA validation - 1 doc
	filing meetings.	Rapporteurs Mtg - 2 docs
Scientific Advice - 8 docs
FDA: Meeting correspondence log from BLA m1.Also,
discussion with FDA in Jan 09 to discuss advanced cancer pre-
	BLA submission.	FDA: meeting-correspondence.pdf
MTGSUM 9838 Pre-BLA 1 30 09.pdf
Log containing all IND submissions, contacts from Agency,
	contacts from Amgen, & listings of meeting dates. (PMO IND	11709.xls
	9837, HALT IND 11709)	9837.xls

EMEA Guidleine on Osteoporosis rev 2-2005.pdf
	Pertinent guidelines that were considered during development	FDA 1994 osteo guidance.pdf
	for the PMO clinical trials and non-clinical testing.	M3 nonclincal safety studies.pdf

Day 80 AR Overview_except_CMC.pdf
	120-day assessment (except CMC portion)	Day 120 LoQ_except_CMC.pdf
	80-day assessment (except CMC portion)	CoRapporteur_D80AR_Overview_except_CMC.pdf
Manufacturing
and Controls
	m3 from MAA	m3
	120 day questions (CMC)	Prolia - Day 120 LoQ.pdf
	A summary of the "120 day questions" from the FDA (CMC	2009 04 205832f000.pdf
	only).	2009 04 2068db471a.pdf

	Analytical method transfer reports from BI	BPH15010R.pdf BPH15012R.pdf BPH15013R.pdf BPH15027R.pdf BPH15028R.pdf BPH15043R.pdf BPH15044R.pdf BPH15170R.pdf BPH15204R.pdf BPH1521R.pdf BPH16592R.pdf BPH17241R.pdf BPH18079R.pdf
	Deck with data demonstrating the in-process control ranges for product titer.	090715 Gazelle process consistency slides.ppt
	Deck outlining strategy for responding to 120-day questions (Quality)	Denosumab Day 120 RTQ Strategy (Quality).ppt
Compliance
	Org Chart for quality	Org Chart for GPQL.ppt
	List of the high level SOPs covering quality systems in Operations. Any document can be provided.	Operating Standards.xls
	Amgen Code of Conduct	Amgen_Code_of_Conduct.pdf
	List of GCA QA Unit SOPs	List of GCA QA Unit SOPs.doc
	Global R&D Quality Manual	QM-000004.pdf
	Development Training and Training Record Requirements	SOP-000713 Training .pdf
	Submission of Clinical Trial Documents to REALM	SOP-000741 Archiving.pdf
	R&D SOPS - Development standards, Global, Preclinical development ( for the current Dmab filing only Amgen SOPs were followed)	R&D_SOP_TOC_13APR2009.pdf

GCQA Internal Process Audit Schedule for 2008 version 21 Dec 2007.doc
	Internal Audit Schedule for 2008 and 2009	GCQA Internal Process Audit Schedule for 2009 version DD MMM YYYY for webpage.doc
Intellectual
Property/Legal
	List of IP	Collaboration_IP_list.pdf Expansion_IP_list.pdf Pending_opposition.pdf
Discovery
	SOPs that govern our biological data	SOPs_wo PD.xls
	List of Applications that capture, analyze, & store biological data.	Subset_Discovery Science data systems List.xls
Resources
	Org Chart	Org Chart and Alignment Activities.ppt
Commercial
	SmPC	Final Submitted SmPC January 09.pdf
	SmPC Comments and Proposed Changes from CHMP 120-day questions	Day 120 SPC Labelling PL .pdf
	Global Value Dossier (abridged)	Denosumab_Global Value Dossier_18Dec2008_DRAFT_abr.pdf
Global Safety
	Aggregate Safety Summaries	Denosumab CTSR 2009 Q1 Advanced Cancer.ppt Denosumab_CTSR_2008_Q4_Oncology_2009-04- 06f.ppt
Overview of Hypoglycemia and Renal

ONJ Narratives from the blinded Advanced Cancer studies Pancreatitis Adverse Events summary	denosumab_ONJ_20050103_20090612.RTF denosumab_ONJ_20050136-20090611.RTF denosumab_ONJ_20050147_20090612.RTF denosumab_ONJ_20050244_20090612.RTF 20030216 Pancreatitis Observations .doc
SAE summaries for 4 trials	Denosumab 200050103 All SAEs.pdf Denosumab 20050136 All SAEs.pdf Denosumab 20050147 All SAEs.pdf Denosumab 20050244 All SAEs.pdf

Schedule
Development Plan

Protocol # and Description	Type	Study Objectives	Study Design and Type of Control	Test Products	Dosage Requirements & Route of Admin	# Patients per study	Key entry criteria	Duration of Study (including follow-up)	Study Status	Projected Start Date	Projected End Date
20090371 - Int’l Comparative Adherence Study (vs. weekly oral BP)	Collaboration Territory R&D	Amgen Non-IND Study	not available	not available	not available	1,000	not available	42-months	Unfunded	1/14/2011	6/13/2014
20090372 - Int’l Comparative Adherence Study (vs. monthly oral BP)	Collaboration Territory R&D	Amgen Non-IND Study	not available	not available	not available	1,000	not available	36-months	Unfunded	6/15/2011	6/11/2014
20090413 - Int’l Prospective Observational Study	Collaboration Territory R&D	Amgen Non-IND Study	not available	not available	not available	7,000	not available	48-months	Unfunded	6/15/2010	6/10/2014
20060289- 216 P3 extension	Qualified Amgen R&D	To describe the safety and tolerability of up to 10 years or 7 years of denosumab administration as measured by adverse event monitoring, immunogenicity, and safety laboratory parameters in subjects who previously received denosumab or placebo, respectively	This is a multi-national, multi-center, open-label, single-arm extension study enrolling subjects who have attended the month 36 visit in protocol 20030216. Only subjects who have completed the 20030216 study, are willing to receive denosumab and meet the inclusion/exclusion criteria will be eligible to participate in this study. There will be no control group for this study. All subjects who enroll in the study will receive open-label denosumab 60mg SC injections every 6 months.	N/A	Open-Label denosumab: 60 mg SC injection will be administered either from pre-filled syringe or vial, at day 1, month 6, month 12, month 18, month 24, month 30, month 36, month 42, month 48, month 54, month 60, month 66, month 72 and month 78. All subjects will be instructed to take calcium supplements (containing approximately 1000 mg of elemental calcium daily) and vitamin D (at least 400 IU daily) during the study.	4,551
All ambulatory
postmeno- pausal women who have attended the
20030216 month 36 visit, remain on investigational product and meet the inclusion/ exclusion criteria for this extension study as stated in Sections 4.1 and 4.2 will be eligible to participate.
								84-months	Approved Budget & Resources	8/7/2007	6/22/2015
20080562- Transition Trial from Ibandronate	Qualified Amgen R&D	Primary Objective: To evaluate the change in total hip Bone Mineral Density (BMD) at 12 months in postmenopausal women transitioning from previous daily or weekly bisphosphonate therapy to denosumab 60mg SC Q6M compared to that in subjects transitioning to ibandronate 150mg	This is a multi-center, randomized, open-label, parallel group, study being conducted in the United States (US) and in Europe in postmenopausal women. Approximately 800 subjects will be randomized across about 65 sites in a 1:1 ratio to either denosumab 60 mg SC Q6M, or ibandronate 150mg PO QM.	Ibandronate	denosumab 60mg SC Q6M Control Group: Ibandronate 150mg PO QM	800	Postmeno- pausal women with osteo- porosis who have received their first Rx of daily or weekly BP therapy at least 6 months but no more than 18 months prior to screening. In addition, eligible subjects	20-months	Approved Budget & Resources	7/30/2009	3/30/2011

		PO QM.
will have stopped BP
treatment at least one month prior to screening or are still on treatment but have insufficient adherence as measured by a score of less than 6 on the Osteo Specific
Morisky Medication Adherence Scale (OS- MMAS).

20050233 - P2 223 extension	Qualified Amgen R&D	Study 20050233 is an open-label extension study to Study 20010223. The primary objective of this ongoing study (20050233) is to evaluate the long-term safety of denosumab administration in postmenopausal women with low BMD who have completed parent Study 20010223. The secondary objective is to describe the treatment effect on BMD and bone turnover markers (BTM) of long-term denosumab administration in these subjects.
This multi-center, open-label, single- arm, extension study was designed to evaluate the long-term safety outcomes of denosumab administration in subjects who have successfully completed parent Study
20010223. Study 20010223 enrolled postmenopausal women with low bone mass, corresponding to T- scores between -1.8 and -4.0 for the lumbar spine or between -1.8 and -
3.5 for the total hip or between -1.8 and -3.5 for the femoral neck. In Study 20050233, all subjects will receive denosumab 60 mg subcutaneously (SC) Q6M for 4 years (a total of 8 doses). Subjects also were instructed to take supplemental elemental calcium (≥
500 mg daily) and vitamin D (≥ 400
IU daily).
				N/A	Denosumab was provided as a sterile, clear, colorless, preservative-free liquid in glass vials containing 60 mg denosumab per mL of 10 mM sodium acetate and 5% sorbitol in Water for Injection, with a pH of 5.2. One mL of denosumab was administered SC Q6M.	200
Required to be
≤ 80 years of age at the time of random- ization, not receiving medication that affected bone metabolism, and free from any underlying condition that might have resulted in abnormal bone metabolism.Po stmenopausal women who successfully completed parent Study
20010223, including the scheduled end- of-study visit, could participate in
Study
20050233.
								60-months	Approved Budget & Resources	5/23/2006	4/28/2011
20080099 - Transition Trial from Risedronate	Qualified Amgen R&D	The primary objective of the study is to evaluate the effect of denosumab 60 mg every 6 months (Q6M) compared with Actonel® 150mg	Study Design: This is a multi-center, international, randomized, open- label, parallel group study in post menopausal women with osteoporosis who have previously received daily or weekly oral alendronate therapy but have	Actonel® (Risedronate)	Investigational Product Dosage and Administration: denosumab 60 mg Q6M SC and Actonel® 150 mg QM oral (one 75mg tablet on each of 2 consecutive	800	Inclusion criteria include ambulatory, postmenopaus al women aged 55 years or older who have	23-months	Unfunded	9/30/2009	7/27/2011

		monthly (QM) on total hip Bone Mineral Density (BMD) at 12 months in postmenopausal women transitioning from previous alendronate therapy.
demonstrated insufficient adherence to treatment. Approximately 800 subjects will be randomized across approximately 75 sites in a 1:1 ratio to either denosumab 60 mg Q6M SC or Actonel® 150 mg QM oral (one 75 mg tablet on each of 2 consecutive days).

Control group: Actonel® (Risedronate)
					days each month).		experienced insufficient adherence while receiving oral alendronate therapy.
20080178 - P3 GIOP	Qualified Amgen R&D	The primary objective of the study is to evaluate the effect of denosumab 60 mg every 6 months (Q6M) compared with alendronate (ALN) 70 mg every week (QW) on lumbar spine BMD at 12 months in glucocorticoid-treated men and women at increased risk of fracture.	This is an international, multi-center, randomized, double-blind, double- dummy, active-controlled, parallel- group study in men and women on long-term glucocorticoid therapy. Approximately 540 subjects will be enrolled. Subjects will be randomized in a 1:1 allocation ration to receive either: denosumab 60 mg subcutaneous (SC) injection every 6 months and oral placebo for alendronate once a week for 24 months oral alendronate 70 mg once a week and placebo for denosumab subcutaneous (SC) injection every 6 months for 24 months	Oral Alendronate	Denosumab 60mg SC Q6M Alendronate 70mg PO QW Placebo for denosumab injection Placebo for alendronate oral tablet	534
Ambulatory men and
women who have initiated ≥
5 mg per day of prednisone or
its equivalent and expect to
maintain this dose level or higher for 12 months. Additionally, these subjects will be required to have bone mineral density values at the lumbar spine or total hip in the protocol specified range.
								34-months	Unfunded	10/15/10	8/11/2013
20080098 - Male Osteo	Qualified Amgen R&D	Primary Objective: The primary objective is to evaluate the effect of denosumab compared to that of placebo on lumbar spine BMD at 12 months in men with low bone mass.
This a phase 3, multi-center, randomized, double blind placebo controlled study in men with low bone mass. A total of 232 subjects will be enrolled into the study with a treatment duration of 24 months (12 months placebo-controlled followed by a 12 month open-label phase in which all subjects will receive denosumab). All subjects will receive daily supplementation with calcium (at least 1000 mg) and vitamin D (at least 800 IU) through month 24. Upon meeting all eligibility criteria subjects will be randomized to receive one of two treatments, denosumab or placebo at Day 1 and
Month 6. For the open-label phase all subjects will receive denosumab at Month 12 and Month 18.
				N/A	Subjects will receive subcutaneous (SC) injections of either denosumab 60 mg or placebo on Day 1 and Month 6. All subjects will receive denosumab at Month 12 and 18.	232
Ambulatory men 30 to 85 years of age
inclusive with BMD values (g/cm2), assessed at the local site that correspond to
T-score £ -2.0
and ³ -3.5 at the lumbar spine or femoral neck
OR a T-score
£ -1.0 and ³ -
2.0 at the lumbar spine or femoral neck in subjects with a prior history of fragility fracture. Refer to Sections 4.1
								34-months		9/30/2009	6/27/2012

and 4.2 for detailed inclusion/ exclusion criteria.
GRAS Safety Studies- 20090286 - Denosumab Methodology and Background Assessment (DMBA)	Qualified Amgen R&D
The overall purpose is
to design and execute analyses based upon data from the pre- launch period to support the validity of the denosumab post- marketing pharmacovigilance study in post- menopausal osteoporosis (PMO).

This is a retrospective cohort study
to be conducted using Nordic Country National Health Registry System databases, including data from Denmark, Finland, Sweden and Norway. The study period (over which data from the pre-launch period will be collected) will begin January 1, 2005, and will continue through December 31, 2009. Depending upon data availability, this study period may vary over the selected countries. Patients will be followed for at least one year and up to five years. The study will be completed by the end of 2010. Findings from this study will inform the design and implementation of the denosumab post-marketing safety assessment based on Nordic
Country National Health Registry
Systems.
N/A
Based on
census data from the four countries, there are approx 2.4 million women aged 65 years or older. If the study includes female population between 55 and 64 years old, the sample size will be more than
3 million. Given the expected large sample size, this study will be able to evaluate incidence of rare events.

PMO women,
enrolled in one of the four Nordic Country National Health Registry Systems, and meeting the pre-defined PMO diagnostic between January 1,
2005 and
December 31,
2009 will be eligible for inclusion in these analyses.
					72-months		1/1/2005	12/31/2010
GRAS Safety Studies - 20090287 - Denosumab Post-Marketing Global Safety Assessment (DPMGSA)	Qualified Amgen R&D
The proposed study will be conducted in two phases. Objectives of the
Phase 1 studies are to:
1. Characterize potential denosumab users in PMO populations and likely comparator groups.
2. Establish and test the validity of algorithms for identifying PMO populations, determining PMO

Cohort analyses in 3 US data systems and 4 Nordic countries will be proposed. In Phase 1, data will be analyzed for the period January
2005 until the launch of denosumab (or a 5 year period) in the respective countries. For Phase 2, data will be collected for a 5 year period starting
6 months after launch.
		N/A	The number of dmab- exposed patients in the five year post- launch period can be estimated as the sum of: (i) 62,500- 125,000 women aged 65
Eligibility will be limited to post- menopausal women with a diagnosis of osteoporosis. Identification of such women will be based on a validated
algorithm developed during Phase 1, which will generally include diagnostic
					72-months	Unfunded	1/1/2005	12/31/2010

severity and
ascertaining the
occurrence of study
events of interest.
3. Describe
background incidence
rates of study events
of interest using
validated case
ascertainment
algorithms among
potential denosumab
exposed populations
and likely comparator
groups.
The results from
Phase 1 will support
the evaluation of
events of interest in
Phase 2.
Objectives of the
Phase 2 studies are
to:
1. Describe and
compare, after
appropriately adjusting
for relevant
confounding factors,
incidence rates of
events of interest in
denosumab exposed
and unexposed PMO
women.
2. Describe
denosumab utilization
patterns (dosage,
frequency, length of
utilization, stop /
switch treatment) in
PMO women receiving
denosumab therapy.
3. Describe patient
characteristics and
clinical features of
PMO women treated
with denosumab.

years and
older within
Medicare;
(ii) approx
30,000
within
Kaiser; (iii)
approx
50,000 in
United
HealthCare
; and (iv)
approx
240,000 in
the Nordic
registries.
This will
provide the
capability
to evaluate
rare events
within each
data
system or
in
combined
analyses.

codes
indicating PMO
in the specific
data system,
and/or
procedures or
relevant PMO
treatment, in
combination
with age criteria
(eg, 55 years or
older). Patients
will be excluded
if they have a
history of
cancer prior to
their initiation of
denosumab or
other PMO
therapies.

Press Release Schedule

Privilege Agreement Schedule

JOINT COMMUNITY OF INTEREST PRIVILEGE AGREEMENT

This Agreement (“this Agreement”) by and between Amgen Inc. (“Amgen”) and Glaxo Group Limited (“GSK”). Amgen and GSK each may be referred to herein as a “Party,” or collectively as the “Parties.”

RECITALS

WHEREAS, Amgen and GSK are entering into separate agreements of even date herewith under which the Parties shall collaborate with respect to the commercialization of Ivory in certain territories as specified therein (the “Collaboration Agreement”) and under which GSK will conduct certain activities with respect to Ivory in certain expansion territories as specified therein (the “Expansion Territory Agreement”);

WHEREAS, the Parties are of the opinion that it has been and from time-to-time it may be desirable or beneficial to the Parties to share with their respective Counsel and to allow their respective Counsel to share privileged and/or work product information with respect to certain intellectual property in which the Parties have an interest and legal matters relating thereto and with respect to certain third party intellectual property;

WHEREAS, the Parties acknowledge that they share a common interest in the prosecution, defense and enforcement of such intellectual property, and assessing the validity, enforceability and coverage of certain third party intellectual property;

WHEREAS, this Agreement is intended to protect any shared privileged and/or work product information relating to such intellectual property and maintain the privileged and/or attorney work product immunity status of such information against disclosure to third parties;

NOW THEREFORE, the Parties, based upon the continuing obligation of each party to another, hereby agree and set forth the following:

1.	Definitions: For purposes of this Agreement, the following terms shall have the following meanings:

1.1.    “Common Interest” shall mean the community of legal interest shared by the Parties arising from their collaborative efforts in regards to a) the Collaboration Agreement, the Expansion Territory Agreement and related research, development, licensing, manufacturing, marketing, and commercialization efforts (collectively referred to as the “Intellectual Property Agreements”); b) joint and/or several patent prosecution, defense or enforcement; c) analysis and evaluation of certain intellectual property rights; and d) anticipated, threatened, or actual disputes, litigation or other proceedings related to the Parties, and preparation therefore, including but not limited to disputes, litigation and other proceedings related directly or indirectly to the Intellectual Property Agreements; patent prosecution, defense or enforcement; or analysis of third-party intellectual property rights.

1.2.    “Patents” shall mean (a) all patents and patent applications; (b) any substitutions, divisions, requests for continued examination, continuations, continuations- in-part, reissues, renewals, registrations, confirmations, re-examinations, divisionals, extension, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent application; and (c) any foreign or international equivalents of any of the foregoing, related to the Parties’ Common Interest, including patents of the Parties and third parties.

1.3.    “Counsel” shall mean and include any law trained person, including any attorney, patent attorney, patent agent, solicitor, barrister, or any other person, including experts or consultants, assisting such law trained person, whether in-house or outside counsel, and representing any Party or any Party’s past, present and future parents, subsidiaries, successors, predecessors and affiliated companies (“Related or Affiliated Entities”).

1.4.    “Party” shall mean any of the Parties to this Agreement, as well as their Related or Affiliated Entities.

1.5.    “Privileged Materials” shall mean communications and information embodied in any form, whether oral or written, including without limitation, communications and information exchanged among the respective counsel of the Parties or among the Parties and Counsel concerning the Parties’ Common Interest, or derived therefrom which would otherwise qualify as privileged communications as against third persons. These materials include, without limitation, documents, specific pieces of prior art, things, information, mental impressions, factual materials, memoranda, opinions of counsel, communications among Counsel, communications among the Parties and
Counsel, analyses of claims or defenses, analyses of legal strategy or tactics, interview reports, and experts’ reports.

2.    Sharing of Materials: The Parties agree that certain Privileged Materials have been and in the future may be shared by the Parties’ respective Counsel in furtherance of their Common Interest. The Parties also agree that the sharing of Privileged Materials, prior to or after the effective date of this Agreement, is not intended to and shall not constitute a waiver of any applicable privilege, immunity or protection, which would otherwise apply to the Privileged Materials. Nor shall the exchange of Privileged Materials between the Parties defeat claims or constitute a waiver of privilege or work product protection, or impair the confidentiality of such Privileged Materials.

3.    Retained Rights As Against Third Parties: Each Party retains the right to assert any and all privileges, immunities, and protections against non-parties to this Agreement with respect to the Privileged Materials that originated from it that have been shared among the respective counsel of the Parties or among the Parties and Counsel concerning the Parties’ Common Interest. Each Party also retains the right to waive any and all privileges and protections against non-parties to this Agreement with respect to shared Privileged Materials that originated from it.

4.    Use of Materials: The Parties agree that Privileged Materials, disclosed pursuant to this Agreement, may be used for the purposes set forth in the Intellectual Property

Agreements and in furtherance of the Common Interest and for no other purpose. However, a Party may use any prior art without obtaining the prior written consent of the furnishing party. Subject to the terms or provisions of the Intellectual Property Agreements, each Party retains the right to use all of the Privileged Materials it has furnished to other parties for any purpose.

5.    Labeling of Materials: Whenever possible, Privileged Materials shall be labeled as “Privileged Materials,” but failure to so label any materials shall not exclude those materials from the scope of Privileged Materials and shall neither constitute a waiver of any privilege nor a waiver of any protection, right or obligation provided for in this Agreement.

6.    Prohibited Disclosure by Receiving Party: Each Party has the obligation to assert any and all privileges and protections against non-parties to this Agreement with respect to the Privileged Materials that originated from the other Party to this Agreement. Opinions, conclusions or work product, based upon or derived from the information contained in received Privileged Materials shall constitute Privileged Materials and no Privileged Materials shall be furnished by the receiving Party to any non-party to this Agreement without the prior written consent of the furnishing Party or court order.

7.    Use Against Party: No Privileged Materials exchanged pursuant to this Agreement shall be used against a Party to this Agreement, unless (a) such materials no longer qualify as privileged communications as against third persons or (b) such materials originated from the Party seeking to use them, and such materials were in no way derived from
Privileged Materials of the other Party and exchanged under this Agreement.

8.    Continued Confidentiality: Parties and their respective Counsel agree that Privileged Materials communicated under this Agreement shall continue to be held confidential and subject to privilege even if adversity of interest may subsequently be discerned or arise between them, unless (a) such materials no longer qualify as privileged communications as against third persons or (b) such materials originated from the Party seeking to remove them from the confidentiality requirements of this agreement and such materials were in no way derived from Privileged Materials of another Party and exchanged under this Agreement.

9.    Response to Subpoena for Privileged Materials: If any other person or entity not a Party hereto requests or demands, by subpoena or otherwise from a Party, any Privileged Materials received from a Party hereto, the Party receiving such request or demand shall 1) immediately notify the Party whom originally conveyed the requested Privileged Materials; 2) assert the community of interest privilege, the attorney/client privilege and/or work product immunity as applicable; and 3) will take all steps reasonable and necessary (including, without limitation, making all appropriate objections and motions) to maintain the assertion of all applicable rights and privileges with respect to all Privileged Materials received by it, and shall cooperate fully with the other Party in any proceeding relating to the possible disclosure of any portion of the Privileged Materials. The Party from whom the Privileged Materials originated shall pay any fees and costs arising in accordance with step 3), if that Party wishes to maintain the assertion of applicable rights and privileges of the Privileged Materials.

10.    No Disqualification of Counsel: Neither this Agreement nor the sharing of Privileged Materials shall be grounds for seeking the disqualification of any Party’s Counsel.

11.    Effective Date. No Effect Upon Other Agreements: This Agreement shall be effective as of January 28, 2009 and shall continue in force until terminated by mutual agreement of the Parties in writing. Entry into this Agreement shall not affect or alter any other obligations or agreements between the Parties hereto which now exist or which will come into existence in the future. Moreover, nothing in this Agreement shall affect any obligation of the Parties to share documents or information or otherwise create any obligation on the part of any Party to share or disclose materials, whether privileged or not.

12.    Withdrawal from Agreement: Any Party to this Agreement desiring to withdraw from this Agreement may do so “at will” and at any time by providing fifteen (15) days written notice of withdrawal to the other Party. In the event a Party withdraws from this Agreement, the withdrawing Party shall promptly return all physical copies of Privileged Materials provided pursuant to this Agreement, to the Party which originally provided the Privileged Materials. Any withdrawal does not affect the obligations relating to maintenance of the privilege and/or confidentiality of Privileged Materials received by such withdrawing Party pursuant to this Agreement. Moreover, any Party which withdraws from participation in this Agreement must continue to assert the privileges and work product protections with respect to all Privileged Materials received by such Party prior to such Party’s withdrawal unless and until such privileges and protections are expressly waived by the remaining Party, and shall continue to abide by the provisions provided in paragraph 9 above in the event that any non-party to this Agreement requests that the withdrawing party disclose any Privileged Materials subject to this Agreement.

13.    No Waiver: Nothing in this Agreement shall be construed as a waiver of any right to assert privilege that a Party to this Agreement may otherwise have. Furthermore, nothing in this Agreement shall constitute a transfer or conveyance of any ownership or other proprietary rights a Party may have in documents, things or other information exchanged in accordance with this Agreement.

14.    Successors and Assigns: This Agreement shall be binding on the Parties hereto, their Counsel, officers, directors and employees as well as their respective successors and assigns.

15.    Equitable Relief: The Parties agree that there exists no adequate remedy at law for breach of this Agreement and that specific performance or injunctive relief are appropriate remedies to compel performance hereunder.

16.    Separate Acknowledgments: The Acknowledgments may be executed separately, each of which shall be deemed an original but all of which together shall comprise one agreement.

17.    Confidentiality of Agreement: The existence and terms of this Agreement are confidential and shall not be disclosed to any person or entity other than the Parties hereto and their respective Counsel, without the prior written consent of each of the Parties.

However, if pursuant to legal process, it becomes necessary to disclose the existence of this Agreement (e.g., in response to litigation discovery processes where a log of privileged documents must be submitted), then the mere existence of this Agreement may be disclosed without disclosure of any terms hereof. Any such disclosure shall not constitute a waiver of any privilege, immunity or protection applying to any Privileged Materials covered by this Agreement.

18.    Governing Law: This Agreement will be governed by, and enforced and construed in accordance with, the laws of the State of New York without regard to its conflicts of law provisions.

19.    Notices: Any notices to be provided under this Agreement shall be given by mail to each Party at the address indicated in the Acknowledgment executed by the Party.

20.    No Effect on Intellectual Property Agreements: Nothing in this Agreement shall affect the operation or interpretation of the Intellectual Property Agreements. In the event of any conflict between the terms or provisions of this Agreement and the terms or provisions of the Intellectual Property Agreements, the terms and provisions of the Intellectual Property Agreements shall prevail.

ACKNOWLEDGMENT

By execution of this Acknowledgment, the Parties identified herein agree to be bound by the terms of this Agreement.

Amgen Inc.

Dated: , 2009	By: ________________________________________
Name:
Title:

Glaxo Group Limited

Dated: , 2009	By: ________________________________________
Name:
Title:

Inventorship Margin and Profit (Loss) True-Up Calculation Schedule

This schedule provides examples of the calculation of the Inventorship Margin pursuant to Section 1.70 (“Inventorship Margin”) and the calculation of the Profit (Loss) True-Up pursuant to Section 6.1.8 (Calculation of Profit (or Loss)).

I.    Inventorship Margin. Assume, for purposes of this example that Ivory Net Revenues, cumulative calendar year YTD Ivory Net Revenues and portions of cumulative calendar year YTD Ivory Net Revenues that are (A) less than or equal to $450,000,000, (B) greater than $450,000,000 but less than or equal to $900,000,000 and (C) greater than $900,000,000, are each as set forth in the table below:

	Q1 2017	Q2 2017	Q3 2017	Q4 2017
Quarterly Ivory Net Revenues:	$200,000,000	$300,000,000	$450,000,000	$500,000,000
Cumulative Calendar Year YTD Ivory Net Revenues:	$200,000,000	$500,000,000	$950,000,000	$1,450,000,000
Portion of Calendar Year YTD Ivory Net Revenues:
< $450M (10% IM):	$200,000,000	$250,000,000	$—	$—
> $450M < $900M (5% IM):	$—	$50,000,000	$400,000,000	$—
> $900M (2.5% IM):	$—	$—	$50,000,000	$500,000,000

Taking the third and fourth quarters as representative examples, the Inventorship Margin would be calculated as follows:

In Q3 2017, quarterly Ivory Net Revenues are $450,000,000 and cumulative calendar year YTD Ivory Net Revenues are $950,000,000. Since portions of the $450,000,000 in Q3 2017 Ivory Net Revenues constitute cumulative calendar year YTD Ivory Net Revenues between $450,000,000 and $900,000,000 (inclusive), while the balance constitute cumulative calendar year YTD Ivory Net Revenues greater than $900,000,000, two different rates of Inventorship Margin are applied. The 5% rate is applied to the $400,000,000 in Q3 2017 Ivory Net Revenues representing cumulative calendar year YTD Ivory Net Revenues between $450,000,000 and $900,000,000 (inclusive), and the 2.5% rate is applied on the balance. The Inventorship Margin for the quarter is therefore $21,250,000 ($400,000,000 x 0.05 + $50,000,000 x 0.025 = $21,250,000).

In Q4 2017, quarterly Ivory Net Revenues are $500,000,000 and cumulative calendar year YTD Ivory Net Revenues are $1,450,000,000. Since all $500,000,000 in Ivory Net Revenues in Q4 2017 constitute cumulative calendar year YTD Ivory Net Revenues greater than $900,000,000, the Inventorship Margin percentage of 2.5% is applied to all Q4 2017 Ivory Net Revenues. The Inventorship Margin for the quarter is therefore $12,500,000 ($500,000,000 x 0.025 = $12,500,000).

II.    Collaboration Profit (Loss). Next, in order to determine the Collaboration Profit (Loss) in accordance with Section 6.1.8, one must determine the total collaboration costs for the quarter.

A.    Collaboration Profit Examples.

Assume for purposes of this example that in Q4 2017 Ivory Net Revenues are $500,000,000 and the Inventorship Margin is $12,500,000 (consistent with the example above). Further assume that the total collaboration costs are $150,000,000 and both Amgen Costs and GSK Costs are $75,000,000. In such a case, the Collaboration Profit (Loss) for Q4 2017 would be $337,500,000, and each Party’s share of the Collaboration Profit (Loss) would be $168,750,000 ($500,000,000 - $12,500,000 - $150,000,000 = $337,500,000 / 2 = $168,750,000).

In this example, of the $500,000,000 in Q4 2017 Ivory Net Revenues, GSK would be entitled to a true-up payment of $243,750,000, representing GSK’s share of the Collaboration Profit (Loss) plus reimbursement of the GSK Costs ($168,750,000 + $75,000,000 = $243,750,000), which would provide GSK with a net profit of $168,750,000 for the quarter, and Amgen would be entitled to the remaining $256,250,000, representing Amgen’s Inventorship Margin plus Amgen’s share of the Collaboration Profit (Loss) plus the Amgen Costs ($12,500,000 + $168,750,000 + $75,000,000 = $256,250,000), which would provide Amgen with a net profit of $168,750,000 for the quarter (not counting the Inventorship Margin).

	Total	Amgen	GSK
Net Revenues	$500,000,000	$500,000,000	—
Inventorship Margin	$(12,500,000)	$(12,500,000)	—
Collaboration Costs	$(150,000,000)	$(75,000,000)	$(75,000,000)
Collaboration Profit	$337,500,000	$412,500,000	$(75,000,000)
True-Up Payment		$(243,750,000)	$243,750,000
Share of Profit (Loss)	$337,500,000	$168,750,000	$168,750,000

If, however, the collaboration costs that had been incurred by each Party in the quarter differed, then each Party’s share of the Ivory Net Revenues for the quarter would need to be adjusted.

For example, if in the example above, the total collaboration costs were still $150,000,000, but the GSK Costs were $35,000,000 and the Amgen Costs were $115,000,000, then each Party’s share of the Collaboration Profit (Loss) would still be $168,750,000 ($500,000,000 - $12,500,000 - $150,000,000 = $337,500,000 / 2 = $168,750,000) and GSK would be entitled to a true-up payment of $203,750,000, representing GSK’s share of the Collaboration Profit (Loss) plus reimbursement of the GSK Costs ($168,750,000 + $35,000,000 = $203,750,000), which would provide GSK with a net profit of $168,750,000 for the quarter, and Amgen would be entitled to the remaining $296,250,000, representing Amgen’s Inventorship Margin plus Amgen’s share of the Collaboration Profit (Loss) plus the Amgen Costs ($12,500,000 + $168,750,000 + $115,000,000 = $296,250,000), which would provide Amgen with a net profit of $168,750,000 for the quarter (not counting the Inventorship
Margin).

	Total	Amgen	GSK
Net Revenues	$500,000,000	$500,000,000	—
Inventorship Margin	$(12,500,000)	$(12,500,000)	—
Collaboration Costs	$(150,000,000)	$(115,000,000)	$(35,000,000)
Collaboration Profit	$337,500,000	$372,500,000	$(35,000,000)
True-Up Payment		$(203,750,000)	$(203,750,000)
Share of Profit (Loss)	$337,500,000	$168,750,000	$168,750,000

If, on the other hand, in the example above the total collaboration costs were still $150,000,000, but the GSK Costs were $100,000,000 and the Amgen Costs were $50,000,000, then each Party’s share of the Collaboration Profit (Loss) would still be $168,750,000 ($500,000,000 - $12,500,000 - $150,000,000 = $337,500,000 / 2 = $168,750,000) and GSK would be entitled to a true-up payment of $268,750,000, representing GSK’s share of the Collaboration Profit (Loss) plus reimbursement of the GSK Costs ($168,750,000 + $100,000,000 = $268,750,000), which would provide GSK with a net profit of $168,750,000 for the quarter, and Amgen would be entitled to the remaining $231,250,000, representing Amgen’s Inventorship Margin plus Amgen’s share of the Collaboration Profit (Loss) plus the Amgen Costs ($12,500,000 + $168,750,000 + $50,000,000 = $231,250,000), which would provide Amgen with a net profit of $168,750,000 for the quarter (not counting the Inventorship Margin).

	Total	Amgen	GSK
Net Revenues	$500,000,000	$500,000,000	—
Inventorship Margin	$(12,500,000)	$(12,500,000)	—
Collaboration Costs	$(150,000,000)	$(50,000,000)	$(100,000,000)
Collaboration Profit	$337,500,000	$437,500,000	$(100,000,000)
True-Up Payment		$(268,750,000)	$268,750,000
Share of Profit (Loss)	$337,500,000	$168,750,000	$168,750,000

B.    Collaboration Loss Examples.

Assume for purposes of this example that in Q4 2017 Ivory Net Revenues are $40,000,000, the Inventorship Margin is $4,000,000 and the total collaboration costs are $160,000,000, of which, the Amgen Costs are $110,000,000 and the GSK Costs are $50,000,000. In such a case, the Collaboration Profit (Loss) for Q4 2017 would be -$124,000,000, and each Party’s share of the Collaboration Profit (Loss) would be -$62,000,000 ($40,000,000 - $4,000,000 - $160,000,000 = -$124,000,000 / 2 = -$62,000,000).

In this example, without further adjustment, Amgen would have incurred $74,000,000 in losses ($40,000,000 - $4,000,000 - $110,000,000 = -$74,000,000) and GSK would have incurred $50,000,000 in losses (representing the GSK Costs of $50,000,000). Since each Party’s share of the Collaboration Profit (Loss) for the quarter should be -$62,000,000, as shown in the preceding paragraph, GSK would owe Amgen a true-up payment of $12,000,000, which would provide Amgen with a net loss of $62,000,000 for the quarter ($40,000,000 - $4,000,000 - $110,000,000 + $12,000,000 = -$62,000,000) and GSK with a net loss of $62,000,000 for the quarter (-$50,000,000 - 12,000,000 = -$62,000,000).

	Total	Amgen	GSK
Net Revenues	$40,000,000	$40,000,000	—
Inventorship Margin	$(4,000,000)	$(4,000,000)	—
Collaboration Costs	$(160,000,000)	$(110,000,000)	$(50,000,000)
Collaboration Profit	$(124,000,000)	$(74,000,000)	$(50,000,000)
True-Up Payment		$120,000,000	$(12,000,000)
Share of Profit (Loss)	$(124,000,000)	$(62,000,000)	$(62,000,000)

If, on the other hand, in the example above the total collaboration costs were still $160,000,000, but the GSK Costs were $100,000,000 and the Amgen Costs were $60,000,000, then each Party’s share of the Collaboration Profit (Loss) would still be -$62,000,000 ($40,000,000 - $4,000,000 - $160,000,000 = -$124,000,000 / 2 = -$62,000,000) and, without further adjustment, Amgen would have incurred $24,000,000 in losses ($40,000,000 - $4,000,000 - $60,000,000 = -$24,000,000) and GSK would have incurred $100,000,000 in losses (representing the GSK Costs of $100,000,000). Since each Party’s share of the Collaboration Profit (Loss) for the quarter should be -$62,000,000, Amgen would owe GSK a true-up payment of $38,000,000, which would provide GSK with a net loss of $62,000,000 for the quarter (-$100,000,000 + $38,000,000 = -$62,000,000) and Amgen with a net loss of $62,000,000 for the quarter ($40,000,000 - $4,000,000 - $60,000,000 - $38,000,000 = -$62,000,000).

	Total	Amgen	GSK
Net Revenues	$40,000,000	$40,000,000	—
Inventorship Margin	$(4,000,000)	$(4,000,000)	—
Collaboration Costs	$(160,000,000)	$(60,000,000)	$(100,000,000)
Collaboration Profit	$(124,000,000)	$(24,000,000)	$(100,000,000)
True-Up Payment		$(38,000,000)	$38,000,000
Share of Profit (Loss)	$(124,000,000)	$(62,000,000)	$(62,000,000)

Schedule

Amgen Disclosures

Matters or items included on this Amgen Disclosures Schedules are not necessarily limited to the items required by the Agreement to be disclosed in this Amgen Disclosures Schedule. Such additional matters are set forth for informational purposes. Nothing in this Amgen Disclosures Schedule shall constitute an admission of any liability or obligation of Amgen to any third party, nor constitute an admission to any third party against Amgen’s interests, nor constitute an admission or otherwise imply that any item or information on this Amgen Disclosures Schedule is material or creates a measure for materiality.

EP 0951551 Immunex Corp. Opposed in EPO EP 0975754 Amgen Inc. Opposed in EPO
EP 0911342 Daiichi Sankyo Co. Ltd., licensed to Amgen Inc. Opposed in EPO EP 1257648 Amgen Inc. Opposed in EPO

EP 1114864 Schering Corp. Opposed in EPO

US 6,410,516 Assigned to President & Fellows of Harvard College, Massachusetts Institute of Technology, and Whitehead Institute for Biochemical Research. Licensed to Ariad Pharmaceuticals, Inc.
Certain claims of the ‘516 patent were found to be not infringed (Amgen Inc. v. Ariad Pharmaceuticals, Inc.), certain claims of the ‘516 patent were found to be invalid (Ariad Pharmaceuticals, Inc. v. Eli Lilly & Co.).

US 6,528,313 and US 6,638,768 Both assigned to Institut Pasteur, licensed to Cellectis SA. Letter from Cellectis SA to Amgen Inc. dated June 18, 2009

Sales Forecast Schedule

Year	2010	2011	2012	2013	2014	2015
Sales ($MM)	32	129	290	480	667	951

Year	2016	2017	2018	2019	2020	2021	2022
Sales ($MM)	1193	1338	1435	1531	1612	1660	1685

Tail Payment Schedule

This schedule provides an example of the calculation of the Tail Payment pursuant to Section
14.11 (Tail Payment).

For the purposes of this example, assume the following Ivory Net Revenues:

	2022	2023	2024
Ivory Net Revenues:	$1,600,000,000	$1,700,000,000	$1,500,000,000

In order to determine the relevant Tail Payment, first the GSK 2022 Profit Share must be calculated.

Assuming a total profit (after deducting the Inventorship Margin, GSK Costs and Amgen Costs) of $750,000,000 (i.e. the Inventorship Margin plus GSK Costs plus Amgen Costs equal $850,000,000), then, pursuant to the formula set forth in Section 14.10.3, the GSK 2022 Profit Share is 23.44% (50% * $750,000,000 / $1,600,000,000).

This GSK 2022 Profit Share is then used to calculate the Tail Payments to be made for 2023 and 2024. Given the hypothetical Ivory Net Revenues set forth above, the payment amounts for 2023 and 2024 are as follows:

Period	Formula	Amount
2023	40% * $1,700,000,000 * 23.44%	$159,392,000
2024	30% * $1,500,000,000 * 23.44%	$105,480,000

Amendment No. 1 to Collaboration Agreement
This amendment to the Collaboration Agreement (this “Amendment”) is made and entered into as of the 24th day of January, 2012 (the “Execution Date”), by and between Amgen Inc., a Delaware corporation with a place of business at 1 Amgen Center Drive, Thousand Oaks, CA 91320 (“Amgen”), and Glaxo Group Limited, registered in England as company number 305979, doing business as “GlaxoSmithKline” and having its principal office at Glaxo Wellcome House, Berkley Avenue, Greenford, Middlesex, UB6 0NN, United Kingdom (“GSK”).
WITNESSETH:
WHEREAS, GSK and Amgen entered into a Collaboration Agreement dated July 27, 2009 (the “Agreement”), governing GSK's rights to commercialize Ivory in the Collaboration Territory; and
WHEREAS, the Parties desire to amend the Agreement with respect to certain matters relating to Product Trademarks and brand security, among other things, pursuant to Section 16.19 of the Agreement, as set forth below.
NOW THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the Parties agree as follows:

1.	Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

2.	Section 10.2 is hereby deleted in its entirety and replaced with the following language:
“Brand Security and Anti-Counterfeiting. The Parties will establish contacts for communication regarding brand security issues and will each reasonably cooperate with the other with respect thereto. The Parties will develop and implement an anti-counterfeiting strategy with respect to Ivory in the Collaboration Territory, including the following elements: (i) agreement on a counterfeit incident management process enabling the most effective response to incidents of suspected counterfeit Ivory and (ii) using a risk-based approach, identification of countries in the Collaboration Territory where Amgen will record its right to use the Product Trademark with the applicable governmental customs authorities and provide authority training. In the event that a Party becomes aware of suspected counterfeit Ivory in the Collaboration Territory, the Party with such knowledge shall promptly notify the other Party in writing using reasonable efforts to do so within five (5) business days, except in cases where local law requires a more prompt response (e.g., with respect to an inquiry from a local customs authority wherein response times may be very short), in which case the Parties shall endeavor to give written notice more promptly. After such written notice, the Parties shall confer and endeavor to reach consensus as to a mutually acceptable response to the counterfeit Ivory in accordance with the counterfeit incident management process agreed to by the Parties. Such response may include further investigation, referral to drug regulatory authorities and/or law enforcement, cooperation with customs authorities, test purchases, obtaining of legal advice, sending a cease and desist letter and/or a decision not to take any action. In the event that the Parties cannot reach consensus as to the response to the counterfeit Ivory within sixty (60) days after written notice, or sooner if specifically required to preserve the right to act under Applicable Law, the Parties agree as follows: (i) Amgen will have the first right to take action with respect to such counterfeit Ivory, but only based on Product Trademarks and Amgen Housemarks, and shall not assert or otherwise rely on GSK Housemarks without GSK's prior written consent; and (ii) GSK will have the second right to take action with respect to such counterfeit Ivory where Amgen decides not to act, but only based on GSK Housemarks, and shall not assert or otherwise rely on Product Trademarks and/or Amgen Housemarks without Amgen's prior written consent; provided, that, in each case, the other Party will take reasonable steps, if and as directed by the Party wanting to take action and at such Party's sole expense, with respect to such suspected counterfeit Ivory. For the sake of clarity, nothing in this Section 10.2 shall in any way limit, nor is intended to so limit, the rights of Amgen with respect to any portion of the Ivory Intellectual Property as provided in other provisions of this Agreement, unless expressly agreed by the Parties in writing.”

3.	Section 9.11.3.2 of the Agreement is hereby amended to read in its entirety as follows:
“To Amgen. GSK hereby grants to Amgen a non-exclusive, royalty-free license to use the GSK Housemarks (i) as set forth in the Promotional Materials (including monographs) solely to Detail Ivory in the Collaboration Scope in accordance with the Brand Plan, Country Plans and this Agreement, and (ii) to the extent permissible in accordance with Applicable Law, on the labeling, packaging and package inserts for Ivory in the Collaboration Scope. Amgen's right to use the GSK Housemarks will terminate, on a country-by-country basis, when GSK's rights to promote Ivory in such country are

1

terminated or expire; provided, that the license set forth in this Section 9.11.3.2 (To Amgen) will continue for a period of six (6) months thereafter to permit Amgen to use and distribute its inventory of labeling, packaging, package inserts and Promotional Materials (including monographs) containing GSK Housemarks in such country (or, where the on-hand inventory as of such termination or expiration of such labeling, packaging, package inserts or Promotional Materials (including monographs) cannot practically be used within such six (6) month period, such longer period as reasonably necessary to exhaust such inventory, but in no event longer than twelve (12) months), in connection with Amgen's Detailing of Ivory. Amgen will take all such steps as GSK may reasonably request to give effect to the termination of the license to the GSK Housemarks in the applicable country and to record any documents that may be required to evidence the termination of such license.”

4.	The last sentence of Section 14.9.2 is amended to read in its entirety as follows:

“Amgen's right to use the GSK Housemarks pursuant to Section 9.11.3.2  will survive expiration or termination of the Agreement as set forth in Section 9.11.3.2.”

5.	The Parties agree to add Gibraltar to the list of countries set forth on the Collaboration Territory Schedule.

6.
All other terms, conditions and provisions of the Agreement shall remain in full force and effect except as otherwise provided herein. All references to the “Agreement” therein shall mean the Agreement as amended by this Amendment.

7.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute a single instrument.

8.
This Amendment will be governed by, and enforced and construed in accordance with, the laws of the State of New York without regard to its conflicts of law provisions. The United Nations Convention for the International Sale of Goods will not apply to the transactions contemplated herein.

[Remainder of page intentionally left blank - signature page to follow]
2

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers or representatives.

AMGEN INC.

By: /s/ Rolf K. Hoffmann_______________

Name: Rolf K. Hoffmann

Title: Senior Vice President
International Commercial Ops

GLAXO GROUP LIMITED

By: /s/ Paul Williamson__________________

Name: Paul Williamson

Title: Corporate Director